UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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BUNGE GLOBAL SA

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BUNGE

Proxy Statement

Notice of 2026 Annual General Meeting of Shareholders

A letter from Mark Zenuk,
Chairman of the Board

Dear Shareholders,

As Chair of the Board of Directors, I am pleased to provide an update on Bunge’s performance and the Board’s oversight during a year of tremendous transformation.

In 2025, the Board remained focused on its core responsibilities: guiding strategy, overseeing risk, strengthening governance, and supporting long‑term value creation.

A defining milestone was the completion of Bunge’s combination with Viterra on July 2, 2025. This transaction was subject to extensive Board review and oversight. The combination strengthens Bunge’s global platform and the business risk profile. Early integration progress and realized synergies also reinforce the Board’s confidence in the rationale for the transaction. Bunge’s credit rating upgrades, following the announcement of the Viterra combination, recognize the strength of the combined company and our financial stewardship.

Throughout the year, the Board stayed engaged in risk oversight. Through the Enterprise Risk Management Committee and the work of each Board committee, we oversaw management’s approach to key risks, including commodity and market volatility, geopolitical developments, climate‑related and regulatory risks, cybersecurity, and integration execution. The Board believes this framework promotes resilience and supports informed decision‑making.

Board composition and effectiveness also remained a priority. In 2025 and following the closing of the Viterra transaction, we welcomed five new directors whose experience across global agribusiness, supply chains, international markets, business technology/cybersecurity, and risk management further strengthens Board oversight. Ongoing refreshment efforts have reduced average tenure, promoted gender diversity, and ensured the Board’s skills and perspectives remain aligned with Bunge’s evolving strategy.

The Board continued to oversee disciplined capital allocation and portfolio optimization this year. In addition to strategic investments, the Board supported divestitures of non‑core assets and approved capital returns, including the payment of $459 million in dividends and the repurchase of 6.7 million Bunge shares for $551 million. These actions reflect a balanced approach to growth, financial flexibility, and shareholder returns, while maintaining a strong balance sheet.

Sustainability and responsible business practices remain integral to Bunge’s strategy and risk management and are subject to active Board oversight. In 2025, Bunge advanced its non‑deforestation commitment in priority regions, strengthened supply chain traceability, and continued to integrate sustainability considerations into strategic and investment decisions. The Board also guided Bunge’s readiness for evolving regulatory and disclosure requirements across jurisdictions that are new to us with the addition of Viterra operations.

Human capital and safety are foundational to Bunge’s success. The Board oversees talent development, succession planning, and workplace safety, reinforcing a strong safety culture and sustained accountability.

Looking ahead, the global operating environment remains dynamic for Bunge. The Board believes the company is positioned to expertly navigate ongoing uncertainty through its expanded platform, risk management, and continued focus on execution – themes that management recently communicated at its 2026 Investor Day in March.

On behalf of the Board of Directors, I thank you for your continued trust and thank the management team for their commitment and leadership.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

Date and Time:	Wednesday, May 20, 2026 at 8:30 AM Central Daylight Time (3:30 PM Central European Summer Time).

Place:	This year's meeting is a virtual shareholders' meeting at www.virtualshareholdermeeting.com/BG2026.
Please note that, in order to attend the Annual General Meeting, you must first register in advance at ProxyVote.com and enter the 16-digit control number found on your proxy card or voter instruction form for the Annual General Meeting. The registration deadline is May 18, 2026 at 10:59 PM Central Daylight Time (May 19, 2026 at 5:59 AM Central European Summer Time). Please read carefully “Information About the Meeting” beginning on page 102 of this proxy statement to ensure that you comply with the requirements for voting and accessing the Annual General Meeting.

Record Date:
This Notice of Annual General Meeting of Shareholders, Proxy and Proxy Card are being made available to each shareholder registered in Bunge Global SA's ("Bunge") share register as of the close of business on March 19, 2026. Any additional shareholders who are registered in Bunge's share register as of the close of business on April 28, 2026, but who were not registered in the share register as of March 19, 2026, will receive a copy of the proxy materials, including a proxy card, as soon as practicable after April 28, 2026. Shareholders not registered in Bunge's share register as of April 28, 2026, will not be entitled to vote or grant proxies to vote at the 2026 Annual General Meeting. If you are registered as a shareholder in Bunge's share register as of April 28, 2026, or if you hold shares of Bunge in "street name" as of such date, you may grant a proxy to vote on each of the proposals and any modification to any of the proposals or other matter on which voting is permissible under Swiss law and which is properly presented at the meeting for consideration.

Voting:
Your vote is very important. Regardless of whether you plan to join the Annual General Meeting, we recommend that you submit your voting instructions by internet, telephone or by mail so that your shares will be represented at the meeting. If you are a registered holder of our registered shares (i.e., you hold your shares through our transfer agent, Computershare), please follow the instructions included in your proxy materials or on your proxy card to access the Annual General Meeting. If your registered shares are held through an intermediary (i.e., brokerage firm, bank or other nominee), you should receive a voting instruction form from your brokerage firm, bank or other nominee.

Meeting Details:
Please read carefully “Information About This Proxy Statement and Meeting” beginning on page 100 of this proxy statement to ensure that you comply with the requirements for voting and accessing the Annual General Meeting.

At the Annual General Meeting, we are asking shareholders to vote on the following:
Management Proposals	Board Recommends
Approval of the Swiss Statutory Consolidated Financial Statements and Swiss Standalone Statutory Financial Statements of Bunge Global SA for the year ended December 31, 2025	✓ FOR
Approval of the Appropriation of the Available Earnings for Fiscal Year 2025	✓ FOR
Approval of a Cash Dividend in the Aggregate Amount of U.S. $2.88 Per Outstanding Share Out of Bunge Global SA’s Reserve from Capital Contributions in Four Equal Installments	✓ FOR
Discharge of the Members of the Board and of the Executive Management Team from Liability for the Activities During Fiscal Year 2025	✓ FOR
Election of Directors	✓ FOR EACH NOMINEE

Reelection of the Chair of the Board	✓ FOR
Reelection of four Members of the Human Resources and Compensation Committee	✓ FOR EACH NOMINEE
Advisory Vote to Approve Named Executive Officer Compensation Under U.S. Securities Law Requirements	✓ FOR
Approval of the Compensation of the Board and Executive Management Team Under Swiss Law; Advisory Vote on the Swiss Compensation Report	✓ FOR EACH PROPOSAL
Advisory Vote on the Swiss Statutory Non-Financial Matter Report	✓ FOR
Election of the Swiss Statutory Independent Voting Representative	✓ FOR
Appointment of Independent Auditor for U.S. Securities Law Requirements and Reelection of Statutory Auditor for Swiss Law Requirements	✓ FOR

Important Notice of Internet Availability of Proxy Materials for the Annual General Meeting to be held on May 20, 2026: The Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2025 are available at investors.bunge.com/governance/governance-document and www.ProxyVote.com.

By Order of the Board of Directors

April [•], 2026	Lisa Ware-Alexander Senior Deputy General Counsel and Corporate Secretary

Proxy Statement Summary	1
Annual General Meeting Information	1
Proposals and Voting Recommendations for the Annual General Meeting	1
Board Composition Snapshot	3
Governance Highlights	4
2025 Financial and Strategic Highlights	5
Sustainability Highlights	6
Executive Compensation Highlights	6
Shareholder Engagement Highlights	7

Proposal 1 — Approval of the Swiss Statutory Consolidated Financial Statements and Swiss Standalone Statutory Financial Statements of Bunge Global SA for the year ended December 31, 2025	8

Proposal 2 — Approval of the Appropriation of the Available Earnings for Fiscal Year 2025	9

Proposal 3 — Approval of a Cash Dividend in the Aggregate Amount of U.S. $2.88 Per Outstanding Share Out of Bunge Global SA’s Reserve from Capital Contributions in Four Equal Installments	10

Proposal 4 — Discharge of the Members of the Board and of the Executive Management Team from Liability for the Activities During Fiscal Year 2025	11

Proposal 5 — Election of Directors	12
Committee Composition Following the 2026 Annual General Meeting of Shareholders	12
Summary of Director Nominees	13
Director Nominees	14

Proposal 6 — Reelection of the Chair of the Board	20

Proposal 7 — Reelection of Four Members of the Human Resources and Compensation Committee	21

Corporate Governance	22
Board and Corporate Governance Developments	22
Director Onboarding	22
Shareholder Engagement	22
Board Structure and Size	23
Director Selection and Qualifications	23
Board Succession and Tenure	24
Shareholder Recommendations and Director Nominations	25
Board Independence	25
Executive Sessions of Our Board	26
Certain Relationships and Related Transactions	26
Board Leadership Structure	27
Board Meetings and Committees	27
Board and Committee Evaluations	32
Bunge | 2026 Proxy Statement i

Director Development and Continuing Education	33
Executive Succession Planning and Leadership Development	33
Risk Oversight	34
Corporate Governance Principles and Code of Conduct	37
Communications with Our Board	37
Board Member Attendance at Annual General Meetings	37
Sustainability	37
Human Capital Management	38
Public Policy Engagements	39

Director Compensation	40
Director Compensation Table	41

Share Ownership of Directors, Executive Officers and Principal Shareholders	43

Proposal 8 — Advisory Vote to Approve Named Executive Officer Compensation Under U.S. Securities Law Requirements	45

Compensation Discussion and Analysis	46
Commitment to Shareholders	46
Overview	47
Determining Compensation	49
Principal Elements of Our Executive Compensation Program	52
Compensation Governance	64
Compensation and Risk	66
Human Resources and Compensation Committee Report	67
Executive Compensation Tables	68
Pay Ratio Disclosure	76
Pay Versus Performance Disclosure	77

Proposal 9 — Approval of the Compensation of the Board and Executive Management Team Under Swiss Law; Advisory Vote on the Swiss Statutory Compensation Report	80
9A. Approval of Maximum Aggregate Compensation of the Board for the Period Between the 2026 Annual General Meeting and the 2027 Annual General Meeting	80
9B. Approval of Maximum Aggregate Compensation of the Executive Management Team for the Fiscal Year 2027	80
9C. Advisory Vote on Swiss Compensation Report	81

Swiss Statutory Compensation Report	83

Proposal 10 — Advisory Vote on the Swiss Statutory Non-Financial Matter Report	94

Proposal 11 — Election of the Swiss Statutory Independent Voting Representative	95

Proposal 12 — Appointment of Independent Auditor for U.S. Securities Law Requirements and Reelection of Statutory Auditor for Swiss Law Requirements	96
Bunge | 2026 Proxy Statement ii

Bunge | 2026 Proxy Statement iii

PROXY STATEMENT SUMMARY
This summary highlights certain information contained in this proxy statement. As it is only a summary, please review the entire proxy statement before voting. Proxy materials, including the Notice of the Annual General Meeting of Shareholders, this proxy statement and the proxy card were first made available to shareholders on April [•], 2026.
Annual General Meeting Information

Time and Date:	Wednesday, May 20, 2026 at 8:30 AM Central Daylight Time (3:30 PM Central European Summer Time), with login beginning 15 minutes before the meeting start time.

Location:
The Annual General Meeting will be a virtual meeting conducted exclusively online via live audio webcast, allowing shareholders to participate in the meeting from any location convenient to them. There will not be a physical meeting.

Record Date:	Shareholders of record as of the close of business on April 28, 2026 are entitled to vote.

Voting:
Each issued and outstanding registered share is entitled to one vote. You may submit voting instructions by telephone, internet, mail or by accessing the Annual General Meeting. Please see "Information About Voting" on page 105.

Attendance:
To access the Annual General Meeting, please follow the instructions contained in "Information About the Meeting" on page 102. Shareholders who access the meeting will be allowed to submit questions in our virtual shareholder meeting forum before and during the meeting.

Bunge | 2026 Proxy Statement 1

Proposals and Voting Recommendations for the Annual General Meeting
A majority of votes cast is required to approve each proposal, unless otherwise indicated.

Proposal		Board's Voting Recommendation	Page References (for more detail)

1	Approval of the Swiss Statutory Consolidated Financial Statements and Swiss Standalone Statutory Financial Statements of Bunge Global SA for the Year Ended December 31, 2025	✓ FOR	8

2	Approval of the Appropriation of Earnings for Fiscal Year 2025	✓ FOR	9

3	Approval of a Cash Dividend in the Aggregate Amount of U.S. $2.88 Per Outstanding Share Out of Bunge Global SA’s Reserve from Capital Contributions in Four Equal Installments	✓ FOR	10

4	Discharge of the Members of the Board and of the Executive Management Team from Liability for the Activities During Fiscal Year 2025	✓ FOR	11

5	Election of Directors	✓ FOR EACH NOMINEE	12

6	Reelection of the Chair of the Board	✓ FOR	20

7	Reelection of Four Members of the Human Resources and Compensation Committee	✓ FOR EACH NOMINEE	21

8	Advisory Vote to Approve Named Executive Officer Compensation Under U.S. Securities Law Requirements	✓ FOR	45

9	Approval of the Compensation of the Board and Executive Management Team under Swiss Law; Advisory Vote on the Swiss Compensation Report	✓ FOR EACH PROPOSAL	80

10	Advisory Vote on the Swiss Statutory Non-Financial Matter Report	✓ FOR	94

11	Election of the Swiss Statutory Independent Voting Representative	✓ FOR	95

12	Appointment of Independent Auditor for U.S. Securities Law Requirements and Reelection of Statutory Auditor for Swiss Law Requirements	✓ FOR	96
In this proxy statement, we sometimes refer to Bunge Global SA, as the context may require, as "we", "our", the "Company" or "Bunge." All references to "U.S. dollars", "U.S.$", "US$" or "$" in this proxy statement are to U.S. dollars, the official currency of the United States.
Bunge | 2026 Proxy Statement 2

Board Composition Snapshot
Our director nominees possess a wide range of relevant and complementary skills, qualifications, backgrounds and experience. A comprehensive skills matrix, committee memberships and director biographies appear in “Election of Directors."

Director Nominee Independence	Director Nominee Gender Representation(1)	Director Nominee Tenure

Director Nominee Skills(2)

Public Company CEO Experience	1

Financial				6

Risk Management								11

Global Business Expertise							10

Agricultural Industry					6

Food Ingredient			4

Business Technology/Cybersecurity		3

Manufacturing & Logistics						8

Government & Public Policy		3

Sustainability				6
(1) The Swiss Code of Obligations requires at least 30% representation of each gender on the Board starting in 2026.
(2) The high-level summary presented in the chart illustrates the principal board skills as a whole and is not intended to be an exhaustive list of the director nominees' contributions to the Board.

Bunge | 2026 Proxy Statement 3

Governance Highlights
Our commitment to good governance practices includes the following:

Active, Independent and Effective Board

→	Active engagement with stakeholders
→	Independent, non-executive Board Chair
→	Declassified Board
→	11 out of 12 directors are independent
→	Independent Committee Chairs
→	Executive sessions of independent directors at each Board and committee meeting
→	Board and committees have access to independent legal, financial, executive compensation and other advisors
→	Directors have unlimited access to Company officers and employees
→	Robust board refreshment with a balance of new and experienced directors
→	High attendance rate (approximately 98% on average) at Board and committee meetings
→	To enhance alignment of director and shareholder interests, a substantial portion of director compensation is paid in equity

Corporate Governance

→	Commitment to Board refreshment; average tenure of our Board is over 3 years
→	Annual review of the Corporate Governance Principles and committee charters
→	Audit Committee establishing a Technology Strategy and Risk Working Group to focus on oversight of technology and innovation risks and strategies, including cybersecurity and AI.
→	Board members with a broad range of key skills, qualifications, backgrounds and experience; 42% of our director nominees are female(1)
→	Director retirement age of 72, except in exceptional circumstances
→	Simple majority voting standard at shareholder meetings implemented in 2022 in response to shareholder feedback
→	Board commitment to overseeing sustainability matters, and refreshed committee charters to clarify oversight
→	Annual Board review of Company strategy
→	Active risk oversight by full Board and committees
→	Robust Board and committee self-assessments and director nomination processes
→	Board takes active role in management succession planning
→	No Board member serves on an excessive number of outside public boards

Shareholder Rights & Engagement

→	Annual election of directors
→	Long-standing and active shareholder outreach program with director participation
→	Single class of stock with equal voting rights
→	Holders of 5% or more of our issued and outstanding common shares may call a special meeting of shareholders
→	Our Articles of Association provide for proxy access whereby a shareholder can submit a request to include a nominee in the Company's proxy at any general meeting
→	No poison pill
(1) The Swiss Code of Obligations requires at least 30% representation of each gender on the Board starting in 2026.
Bunge | 2026 Proxy Statement 4

2025 Financial and Strategic Highlights
In 2025, we successfully completed our combination with Viterra, creating new opportunities across our supply chains. We are now better positioned to deliver greater value to all stakeholders. We delivered a strong year, even as we progressed with our integration. We made progress on our sustainability commitments and returned capital to shareholders through a balanced approach to capital allocation that included an increase in our quarterly dividend and share repurchases.

Highlights of our operational, strategic and financial achievements in 2025 are provided below:
(1)Full-year GAAP earnings per share represents earnings per share from continuing operations. Further, Adjusted EPS and Adjusted Funds from Operations are non-GAAP financial measures, see Appendix A – Reconciliation of Non-GAAP Financial Measures for reconciliation to the most directly comparable U.S. GAAP measure.
Bunge | 2026 Proxy Statement 5

Sustainability Highlights
We also continue our commitment to sustainability, and we are further embedding climate-focused decision-making into our strategies, operations and investments. We have taken targeted actions to reduce our own environmental footprint and maintained strong collaboration with partners, customers and other stakeholders on priority sustainability topics across our supply chains. The following highlights are some of Bunge's(1) most significant achievements in 2025.
(1)    These highlights reflect Bunge on a standalone basis and do not reflect the combined Bunge-Viterra organization following the closing of the transaction.
(2)     Priority regions where deforestation is a higher risk in the Brazilian states of Maranhão, Tocantins, Piauí, Bahia and Mato Grosso (MATOPIBA+MT), Argentinian states of Chaco, Salta, Tucumán, Santiago del Estero and Jujuy, and Paraguayan Chaco

Executive Compensation Highlights
Our executive compensation philosophy is built on a strong foundation of linking pay with performance over the long term and is structured to:
•Align the interests of executives with the long-term interests of shareholders. The majority of pay opportunity for our Named Executive Officers (NEOs) is delivered in the form of performance-based incentives.

	Base Salary	Annual Cash Incentive	Long-Term Equity Incentive
CEO Target Total Compensation Mix(1)	8%	15%	77%

		92% Variable

	Base Salary	Annual Cash Incentive	Long-Term Equity Incentive
Other NEO Target Total Compensation Mix(1)	19%	21%	60%

		81% Variable
(1) Base salary, target annual cash incentive and target value of long-term equity incentive awards at grant. Mr. Mattiske's compensation is excluded from the Other NEO average shown above.
Bunge | 2026 Proxy Statement 6

•Drive business goals and strategies. Incentive plan targets are directly tied to business goals and strategies, including sustainability goals, and are based upon metrics that drive long-term value creation.
•Reward profitable growth and increased shareholder value. Performance metrics balance earnings growth and returns on investment. The pay mix is equity leveraged, resulting in realized compensation in line with stock price performance.
The table below highlights our current executive compensation practices that drive performance and serve our shareholders' long-term interests.

WHAT WE DO	WHAT WE DON'T DO

✓ We Do award 77% of target total compensation for our CEO and 60% for other NEOs on average in long-term equity-based incentives, a majority of which are performance-based
✓ We Do use multiple performance metrics for short-term and long-term awards
✓ We Do conduct an annual compensation risk assessment for employee incentive plans
✓ We Do have robust share ownership guidelines for directors, executive officers and other senior leaders
✓ We Do have executive recoupment policies, including a clawback policy that is intended to comply with Dodd-Frank rules adopted by the SEC and the NYSE

✗ We Don't allow repricing of stock options or buy out underwater stock options without shareholder approval
✗ We Don't have single trigger change of control provisions
✗ We Don't have golden parachute excise tax gross ups
✗ We Don't allow hedging or pledging of Company shares or holding Company shares in margin accounts
✗ We Don't allow transactions by directors, officers and Company insiders in Company stock without pre-clearance
✗ We Don't have excessive executive perquisites

Shareholder Engagement Highlights
Shareholder feedback is a key input to our compensation program. At our 2025 Annual General Meeting, 84.6% of the votes cast on our annual say-on-pay advisory vote were in favor of our executive compensation program.
Annually, we engage with our top shareholders who represent approximately 40–50% of our issued and outstanding shares, as well as proxy advisory firms and other industry thought leaders. We continued these practices in 2025 because shareholder engagement is a key priority of our Board and management.
Bunge | 2026 Proxy Statement 7

PROPOSAL 1 — APPROVAL OF THE SWISS STATUTORY CONSOLIDATED FINANCIAL STATEMENTS AND SWISS STANDALONE STATUTORY FINANCIAL STATEMENTS OF BUNGE GLOBAL SA FOR THE YEAR ENDED DECEMBER 31, 2025
Under Swiss law, the management report (except where the Company establishes consolidated financial statements pursuant to recognized international accounting standards such as accounting principles generally accepted in the United States of America ("U.S. GAAP")), the standalone statutory financial statements and, if applicable, the consolidated financial statements of a company with regard to the preceding financial year must be submitted to shareholders for approval at each annual general meeting. As a result, shareholders are being asked to approve the audited consolidated financial statements of Bunge for fiscal year 2025 and the audited standalone statutory financial statements of Bunge for fiscal year 2025. Bunge's consolidated financial statements are prepared in accordance with U.S. GAAP and therefore Bunge is not required to submit the management report to a shareholder vote. If the shareholders do not approve this proposal, the Board may call an extraordinary general meeting of shareholders for reconsideration of this proposal by shareholders, but is not required to do so.
The audited consolidated financial statements of Bunge for fiscal year 2025 and the audited standalone statutory financial statements of Bunge for fiscal year 2025, together with the audit reports by Deloitte SA, the Company's statutory auditor pursuant to the Swiss Code of Obligations (the "Swiss Code"), are contained in the Company's 2025 Annual Report, which, along with this proxy statement, are available at investors.bunge.com/governance/governance-document.
In its reports, Deloitte SA recommended without qualification that the Company’s Swiss Statutory Consolidated Financial Statements and Swiss Standalone Statutory Financial Statements for the fiscal year ended December 31, 2025, be approved. Deloitte SA expresses its opinion that the consolidated financial statements for the fiscal year ended December 31, 2025 present fairly in all material respects the consolidated financial position of the Company as of December 31, 2025, the Company's consolidated financial performance and the Company's consolidated cash flows for the year then ended in accordance with U.S. GAAP and comply with Swiss law and the Company's articles of incorporation. Deloitte SA further expresses its opinion and confirms that the statutory financial statements for the year ended December 31, 2025 comply with Swiss law and the Articles of Association of the Company.

☑
OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE SWISS STATUTORY CONSOLIDATED FINANCIAL STATEMENTS AND SWISS STANDALONE STATUTORY FINANCIAL STATEMENTS OF BUNGE GLOBAL SA FOR THE YEAR ENDED DECEMBER 31, 2025

Bunge | 2026 Proxy Statement 8

PROPOSAL 2 — APPROVAL OF THE APPROPRIATION OF AVAILABLE EARNINGS FOR FISCAL YEAR 2025
Under Swiss law, the appropriation of available earnings or accumulated loss, as the case may be, as set forth in the Company's Swiss standalone statutory (i.e., non-consolidated) financial statements1 must be submitted to shareholders for approval at each annual general meeting. Available earnings may be carried forward or be distributed to shareholders as dividends. We do not expect to pay dividends from available earnings in the foreseeable future as they would not be exempt from Swiss withholding tax. Instead, as proposed under agenda item 3, we intend to declare distributions from the Company's reserve from capital contributions. Unlike dividends declared from available earnings, distributions from the Company's reserve from capital contributions will be exempt from Swiss withholding tax.
The Board proposes that the total available earnings as of December 31, 2025 be appropriated as follows:

Amounts in thousands Proposed Appropriation of Available Earnings		U.S. dollars		Swiss francs
Accumulated loss	USD	(69,792)	CHF	(55,324)
Net income for the period	USD	197,989	CHF	156,946
Total retained earnings	USD	128,197	CHF	101,622

Text of the Shareholder Resolution:
IT IS RESOLVED, that the total available earnings of $128,197,000 be carried forward to the next fiscal year, as presented in the Company's standalone statutory financial statements.

☑	OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE CARRY FORWARD OF THE TOTAL AVAILABLE EARNINGS TO THE NEXT FISCAL YEAR

1 A copy of the Company’s Swiss statutory standalone (i.e., non-consolidated) financial statements are contained in the Company's 2025 Annual Report, which, along with this proxy statement, are available at: investors.bunge.com/governance/governance-document.
Bunge | 2026 Proxy Statement 9

PROPOSAL 3 — APPROVAL OF A CASH DIVIDEND IN THE AGGREGATE AMOUNT OF U.S. $2.88 PER OUTSTANDING SHARE OUT OF BUNGE GLOBAL SA'S RESERVE FROM CAPITAL CONTRIBUTIONS IN FOUR EQUAL INSTALLMENTS
Under Swiss law, shareholders must approve at a general meeting of shareholders the payment of a dividend to be paid out of the reserve from capital contributions.
The Board proposes that the Company pay an ordinary cash dividend in the amount of $2.88 per share out of the reserve from capital contributions as shown on the balance sheet included in our Swiss standalone statutory financial statements. Payment of the dividend will be made in four equal quarterly installments of $0.72, with the first installment to be paid on June 1, 2026 to shareholders of record at the close of business on May 22, 2026, the second installment to be paid on September 1, 2026 to shareholders of record at the close of business on August 18, 2026, the third installment to be paid on December 1, 2026 to shareholders of record at the close of business on November 17, 2026, and the fourth installment to be paid on March 2, 2027 to shareholders of record at the close of business on February 16, 2027. Dividend payments will be made with respect to our outstanding share capital on the record date for the applicable dividend payment, which will exclude any shares of Bunge held by Bunge or any of its direct or indirect subsidiaries. The reduction to our reserve from capital contributions in our Swiss statutory financial statements will be determined based on the aggregate amount of the dividend paid through all quarterly installments.
If the proposal is approved, the aggregate U.S. dollar amount of the dividend will be capped at an amount such that the aggregate reduction to our reserve from capital contributions will not exceed $697,375,319. This includes a 25% margin (compared to the aggregate dividend amount calculated by reference to the 193,408,656 shares outstanding as of December 31, 2025 and an ordinary cash dividend in the amount of $2.88 per share) to accommodate new share issuances that may occur between the annual general meeting and the record date for the fourth installment payment.

The number of shares eligible for dividend payments may change due to the repurchase of shares, the sale of treasury shares, or the issuance of new shares, including based on the Company's capital band and conditional share capital. Shares issued out of treasury or our capital band will be entitled to quarterly dividend installments if issued and outstanding as of an applicable record date for a dividend installment.

If the aggregate dividend payment is lower than the cap, any unused amount will be allocated back to the Company's reserve from capital contributions. To the extent that a dividend payment would cause the cap to be exceeded, the U.S. dollar per share amount of the current or future dividends will be reduced on a pro rata basis so that the aggregate amount of all dividends paid does not exceed the cap. If the cap were reached, no further installment payments could be made.

Our statutory auditor, Deloitte SA, has confirmed that the dividend proposal conforms with the requirements of the Swiss Code and our Articles of Association.

☑
OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF A CASH DIVIDEND IN THE AGGREGATE AMOUNT OF U.S. $2.88 PER OUTSTANDING SHARE OUT OF BUNGE GLOBAL SA'S RESERVE FROM CAPITAL CONTRIBUTIONS IN FOUR EQUAL INSTALLMENTS

Bunge | 2026 Proxy Statement 10

PROPOSAL 4 — DISCHARGE OF THE MEMBERS OF THE BOARD AND OF THE EXECUTIVE MANAGEMENT TEAM FROM LIABILITY FOR THE ACTIVITIES DURING FISCAL YEAR 2025
In accordance with Article 698, paragraph 2, item 7 of the Swiss Code, it is customary for Swiss companies to request shareholders at the annual general meeting to discharge the members of the Board and the Executive Management Team from personal liability for their activities during the preceding fiscal year. Accordingly, shareholders are being requested to grant the members of the Board and of the Executive Management Team discharge from personal liability with respect to activities during fiscal year 2025. Discharge pursuant to the proposed resolution is only effective with respect to facts that have been disclosed to shareholders (including through any publicly available information, regardless of whether it is included in our filings with the SEC) and only binds shareholders who either voted in favor of the proposal or who subsequently acquired shares with knowledge that the shareholders have approved this proposal. In addition, shareholders who vote against this proposal, abstain from voting on this proposal, do not vote on this proposal, or acquire their shares without knowledge of the approval of this proposal, may bring, as a plaintiff, any claims in a shareholder derivative suit within twelve months after the approval of the proposal. After the expiration of the twelve-month period, such shareholders will generally no longer have the right to bring, as a plaintiff, claims in shareholder derivative suits against members of the Board or Executive Management Team with respect to activities during fiscal year 2025.

☑	OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE DISCHARGE OF THE MEMBERS OF THE BOARD AND OF THE EXECUTIVE MANAGEMENT TEAM FROM LIABILITY FOR THE ACTIVITIES DURING FISCAL YEAR 2025
Bunge | 2026 Proxy Statement 11

PROPOSAL 5 — ELECTION OF DIRECTORS
The Board of Directors, upon the recommendations of the Corporate Governance and Nominations Committee, has nominated the 12 directors listed on the following pages for election at the 2026 Annual General Meeting, each to serve a one-year term until the next annual general meeting. The Board believes this slate reflects the right mix of independence, backgrounds, tenure and skills to oversee our strategy and risk profile.
Ms. Jensen and Messrs. Isman, Mahoney and Walt were nominated pursuant to the Shareholder Agreements entered into with CPPIB Monroe Canada Inc. ("CPP Investments") and Danelo Limited ("Glencore"), which became effective upon the closing of the Viterra Transaction (as defined below). Additional information regarding these arrangements is provided in “Corporate Governance – Board and Corporate Governance Developments” on page 22. The Board believes these four directors—each of whom has served as incumbent members of the Board since July 2, 2025—bring deep expertise in global agribusiness, commodities, supply chains, international markets, trading, logistics, strategy, and risk management, strengthening the Board’s ability to oversee the combined company.
Committee Composition Following the 2026 Annual General Meeting
Following the Annual General Meeting on May 20, 2026, committee membership is expected to be structured as shown below. Additional details on committee responsibilities appear in the "Corporate Governance" section on page 22.

Name	Age	Director Since	Other Public Boards	Independent	Committee Membership
					Audit(1)	CGNC(2)	ERMC(3)	HRCC(4)	SCRC(5)
Eliane Aleixo Lustosa de Andrade	63	2022	3	Yes	●				●
Carol Browner	70	2013	0	Yes		●			● (C)
Gregory Heckman Chief Executive Officer	64	2018	1	No			●
Adrian Isman	63	2025	0	Yes	●		●
Anne Jensen	53	2025	0	Yes			●		●
Linda Jojo	61	2025	2	Yes	●	●
Christopher Mahoney	67	2025	0	Yes		●	● (C)
Monica McGurk	56	2023	0	Yes				●	●
Kenneth Simril	60	2021	0	Yes	●			● (C)
Markus Walt	48	2025	0	Yes			●	●
Henry "Jay" Winship	58	2018	0	Yes	● (C)	●		●
Mark Zenuk Board Chair	59	2018	0	Yes		● (C)

■ Current director nominees ● Member (C) Chair

(1) Audit Committee			(4) Human Resources and Compensation Committee
(2) Corporate Governance and Nominations Committee			(5) Sustainability and Corporate Responsibility Committee
(3) Enterprise Risk Management Committee
Bunge | 2026 Proxy Statement 12

Summary of Director Nominees
The Board believes the slate of 12 director nominees collectively provides the necessary skills, diversity of experience, global perspective, and strategic insight to oversee the Company's operations, support the successful integration of Viterra Limited ("Viterra"), and guide Bunge's long-term value creation.

A high‑level director skills matrix follows, reflecting the primary areas of expertise of each director nominee. The matrix is not intended to be exhaustive; rather, it highlights the qualifications most relevant to the Board’s oversight responsibilities.
In 2025, the Board welcomed five new directors, each of whom brings significant industry expertise aligned with the strategic direction of the combined organization. These directors have now fully integrated into the Board and its committee structure, consistent with the long‑term succession planning framework previously described.

		Aleixo Lustosa	Browner	Heckman	Isman	Jensen	Jojo	Mahoney	McGurk	Simril	Walt	Winship	Zenuk
@	Key Skills and Experience
	Public Company CEO Experience			●
	Financial	●					●			●	●	●	●
	Risk Management	●	●	●	●	●	●	●	●		●	●	●
	Global Business Expertise	●		●	●	●	●	●	●	●	●		●
	Agricultural Industry		●	●	●			●		●		●	●
	Food Ingredient			●					●	●		●
	Business Technology/Cybersecurity						●		●		●
	Manufacturing and Logistics			●	●	●		●		●	●	●	●
	Government and Public Policy	●	●			●
	Sustainability	●	●		●	●		●	●
6	Tenure and Independence
	Board Tenure (Years Completed)	3	12	7	0	0	0	0	3	4	0	7	7
	Independent	●	●		●	●	●	●	●	●	●	●	●
m	Demographics
	Age	63	70	64	63	53	61	67	56	60	48	58	59
	Gender(1)	F	F	M	M	F	F	M	F	M	M	M	M
Nationality(2)

(1) The Swiss Code of Obligations requires at least 30% representation of each gender on the Board starting in 2026.
(2) = Brazil; = U.S.; = U.S./Canada; = US/Argentina/Poland; = Denmark; =U.K.; =Switzerland

Bunge | 2026 Proxy Statement 13

Director Nominees The following paragraphs set forth information about the nominees following the Annual General Meeting.

Director Since: 2022 Committees •Audit •Sustainability and Corporate Responsibility Qualifications •Financial •Risk Management •Global Business Expertise •Government and Public Policy •Sustainability
Eliane Aleixo Lustosa de Andrade | Age: 63
Ms. Aleixo Lustosa most recently served as Managing Director at the Brazilian Development Bank, National Bank for Economic and Social Development from 2016 to 2019, where she was responsible for capital markets and the execution of the Brazilian Privatization Program. Earlier in her career, she served as Managing Director of several companies, such as LLX Logística S.A. (currently Prumo Logística S.A.), Abril Group S.A., Globex Utilidades S.A. and Chief Investment Officer of the Petrobras’ Employee Pension Fund. She has been a referee of the Brazilian Arbitration Chamber of Novo Mercado Bovespa - B3 - Brazilian Stock Market since 2004, and is a member of the Bluebell Index advisory board. Ms. Aleixo Lustosa has a Ph.D in Finance and Masters of Arts and Bachelor of Arts degrees in Economics from Pontifical Catholic University of Rio de Janeiro, Brazil, where she later served as a professor of microeconomics and international relations. She has four Board Member certifications: Competent Boards (Global ESG & Climate Certificate & Designation Program), Fundação Getulio Vargas (High-Performance Boards Program), INSEAD (Leading from the Chair), and the Brazilian Institute of Corporate Governance (IBGC), where she also teaches Corporate Governance.

Qualifications
Ms. Aleixo Lustosa brings to the Board extensive experience in global capital markets and financial risk management, as well as regulation and public policy and advising large, complex organizations in both the public and private sectors. She also has a deep understanding of the South American capital and energy markets, which provides her with valuable insights for Bunge’s operations in South America.

Other Public Company Directorships (within the past 5 years)
•Motiva S.A. (f/k/a Grupo CCR S.A.) (2020 to Present)
•BrasilAgro S.A. (2021 to Present)
•Aegea Saneamento S.A. (2022 to Present)

Director Since: 2013

Committees
•Corporate Governance and Nominations
•Sustainability and Corporate Responsibility (Chair)

Qualifications
•Risk Management
•Agricultural Industry
•Government and Public Policy
•Sustainability

Carol Browner | Age: 70
Ms. Browner currently serves as senior of counsel at Covington & Burling LLP, a multinational law firm, and is a member of their environmental, social and governance practice, and has served in this role since 2021. From 2011 to 2021, Ms. Browner was senior counsel at Albright Stonebridge Group, a global advisory firm. From 2009 to 2011, she served as Assistant to President Barack Obama and Director of the White House Office of Energy and Climate Change Policy. From 2001 to 2008, Ms. Browner was a founding principal of the Albright Group and Albright Capital Management LLC. Previously, she served as Administrator of the Environmental Protection Agency from 1993 to 2001. She holds a J.D. and B.A. from the University of Florida.

Qualifications
Ms. Browner brings to the Board deep expertise in environmental regulations and public policy, and sustainability, particularly with respect to agriculture, energy and renewable fuels. She also has extensive experience advising large, global and complex organizations like Bunge in both the public and private sectors.

Other Public Company Directorships (within the past 5 years)
•None

Bunge | 2026 Proxy Statement 14

Director Since: 2018

Committees
•Enterprise Risk Management

Qualifications
•Public Company CEO Experience
•Risk Management
•Global Business Expertise
•Agricultural Industry
•Food Ingredient
•Manufacturing and Logistics

Gregory Heckman | Age: 64
Mr. Heckman has been our CEO since 2019 and also has served as a director since October 2018. Mr. Heckman has more than four decades of experience in the agriculture, energy and food processing industries. He was a Founding Partner of Flatwater Partners and has served as CEO of The Gavilon Group from 2008 to 2015. At Gavilon, he oversaw significant growth in the agriculture and energy sectors, culminating in the sale of the agriculture business to Marubeni Corporation and the energy business to NGL Energy Partners. Prior to that, he held positions as the Chief Operating Officer of ConAgra Foods Commercial Products and President and COO of ConAgra Trade Group. Mr. Heckman serves as Deputy Chair on the board of the Federal Reserve Bank of St. Louis, a board member for the non-profit organization FCLTGlobal, and is a member of the CEO Council for the New York Stock Exchange Board Services and the Executive Committee of the Chair's Council for Greater St. Louis, Inc. Mr. Heckman holds a B.S. in agriculture economics and marketing from the University of Illinois at Urbana-Champaign.

Qualifications
Mr. Heckman's deep agribusiness and food industry knowledge and leadership experience, his proven track record in driving growth and shareholder value at Bunge and previous businesses he has led, as well as his extensive experience leading a complex global organization, provide the Board with valuable perspectives as we continue to grow our portfolio of businesses, while increasing our focus on sustainability and optimizing our operations and risk management execution.

Other Public Company Directorships (within the past 5 years)
•OCI NV (2015 to Present)

Director Since: 2025 Committees •Audit •Enterprise Risk Management Qualifications •Risk Management •Global Business Expertise •Agricultural Industry •Manufacturing and Logistics •Sustainability
Adrian Isman | Age: 63
Mr. Isman has served as the Chief Growth Officer of Calosense Inc., a medical services company, since January 2025, and previously served as its CEO from November 2023 to December 2024. Prior to Calosense, Mr. Isman worked at Louis Dreyfus Company (LDC), a global agriculture commodities company beginning in 1985. He left LDC in 1997 to serve as CEO of Marc Rich Agriculture Latin America until 2000, when he returned to LDC until his retirement in 2022. While at LDC, Mr. Isman served as CEO of the North America Region from 2017 to 2022. Prior to that, he served in various roles of increasing responsibility in regions across South America, Asia and the United States, including commodities trading and government relations, and as Chief Operations Officer and Chief Executive Officer for various regions, Head of the Juices platform, and Co-Head of the Grains and Oilseeds platform. Mr. Isman currently serves as a director for Purefield Ingredients, a private agriculture company. Mr. Isman holds an undergraduate degree in Economics from the Universidad de Buenos Aires, an Advanced Management Program degree from INSEAD and Fundacao Dom Cabral, and a Corporate Governance Program certificate from the Columbia Business School.

Qualifications
Mr. Isman's extensive experience leading a global agriculture commodities company, including his extensive experience in commodities trading, mergers and acquisitions and government relations, provides the Board with valuable leadership expertise in agriculture, commodities, transactions and public policy. In addition, Mr. Isman brings extensive international experience, with a deep understanding of South American markets. He also has extensive experience in oilseed processing, a core area of Bunge’s business.

Other Public Company Directorships (within the past 5 years)
•Biosev SA (2019 to 2021)

Bunge | 2026 Proxy Statement 15

Director Since: 2025

Committees
•Enterprise Risk Management
•Sustainability and Corporate Responsibility

Qualifications
•Risk Management
•Global Business Expertise
•Manufacturing and Logistics
•Government and Public Policy
•Sustainability

Anne Jensen | Age: 53
Ms. Jensen is the Chief Operating Officer at DS NORDEN, a position she assumed in January 2024. She brings more than 25 years of experience in the oil and gas industry, combined with recent executive leadership in global shipping. Ms. Jensen brings deep expertise in business strategy, M&A, trading, exploration and production, and global energy markets. Her leadership is marked by a commitment to building dynamic, inclusive, and high-performing organizations. Prior to joining NORDEN, she served as President and CEO of TotalEnergies Canada from 2021 to 2023, where she led the company through a period of strong financial performance, including record EBITDA of nearly $1 billion in 2021 and above $1.5 billion in 2022. Earlier in her career, she held senior roles at Maersk Oil and Shell. At Maersk, she established the company’s trading business and introduced governance and risk management frameworks. At Shell, she led the transformation of the Trading West Africa business, managing divested assets and regional crude flows. Ms. Jensen has worked extensively across North America, the Caribbean, London and Copenhagen, and has developed long-standing relationships with stakeholders across Europe, the Americas, Africa and Asia. She holds a Bachelor of Commerce in Economics from Copenhagen Business School.

Qualifications
Ms. Jensen has extensive leadership experience in the energy industry and commodity supply chains. She also has experience leading in a global company, and a deep understanding of strategy, business development, risk management, logistics, sustainability and compliance. She also has extensive experience in dealing with Canadian markets and regulatory agencies, where Bunge has a significant footprint.

Other Public Company Directorships (within the past 5 years)
•None

Director Since: 2025 Committees •Audit •Corporate Governance and Nominations Qualifications •Financial •Risk Management •Global Business Expertise •Business Technology/Cybersecurity
Linda Jojo | Age: 61
Ms. Jojo served as the Executive Vice President, Chief Customer Officer for United Airlines (United), one of the largest airlines in the world, from 2022 until her retirement in 2024. In this role, she had oversight of digital technology, contact centers, customer solutions and innovation. From 2017-2022, she served as United’s Executive Vice President of Technology and Chief Digital Officer, where she led information technology, data analytics, digital products, e-commerce, cybersecurity, and the airline’s digital strategy. Prior to joining United in 2014, she served as Executive Vice President and Chief Information Officer for Rogers Communications, a wireless communications and media company, where she was responsible for all IT systems for both customer-facing and business support systems. Prior to this, Ms. Jojo served in other senior officer roles at Energy Future Holdings Corporation, Flowserve Corporation and General Electric. Ms. Jojo serves on the board of trustees at Rensselaer Polytechnic Institute in Troy, N.Y. and on the board at Hero Digital Holdings LLC. Ms. Jojo holds a bachelor’s degree in computer science and a master’s degree in industrial engineering from Rensselaer Polytechnic Institute.

Qualifications
Ms. Jojo brings extensive experience leading complex IT organizations and valuable technology, cybersecurity and innovation expertise to Bunge's Board. Her background in computer science and industrial engineering supports the Board's oversight of risk and cybersecurity programs and initiatives. Her experience as Chief Customer Officer at United Airlines also brings valuable experience in customer solutions and innovation.

Other Public Company Directorships (within the past 5 years)
•Exelon Corp. (2015 to Present)
•Norwegian Cruise Line Holdings Ltd. (2025 to Present)

Bunge | 2026 Proxy Statement 16

Director Since: 2025

Committees
•Corporate Governance and Nominations
•Enterprise Risk Management (Chair)

Qualifications
•Risk Management
•Global Business Expertise
•Agriculture Industry
•Manufacturing and Logistics
•Sustainability

Christopher Mahoney | Age: 67
Mr. Mahoney is the former Chief Executive Officer of Glencore Agriculture Ltd., where he worked for 21 years and served as CEO from 2002 until his retirement in 2019. While at Glencore, Mr. Mahoney led the 2012 acquisition of Viterra. Mr. Mahoney served as a non-executive director of Viterra from 2019 until the acquisition by Bunge in July 2025, and as non-executive Chairman of the Board of Directors of ED&F Man Holdings Ltd., a global agricultural commodities and financial services merchant, from 2021 to June 2025. Prior to working for Glencore, Mr. Mahoney worked for Cargill in various roles of increasing responsibility from 1982 to 1997. Mr. Mahoney currently serves as a non‑executive director of Vosbor Exchange BV and STX Group BV, both privately held companies. Mr. Mahoney has a Master of Arts from Oriel College, University of Oxford, U.K., and completed the Tuck Executive Program at Dartmouth College.

Qualifications
Mr. Mahoney’s experience as a former chief executive officer of a large international agriculture company and his extensive experience in commodities trading provide the Board with valuable perspectives. In addition, he has significant merger and acquisition experience and brings invaluable insight into Viterra’s business. He also brings significant global agribusiness leadership experience, working in both the U.S., Europe and Switzerland, as well as extensive experience with Asian and South American markets.

Other Public Company Directorships (within the past 5 years)
•None

Director Since: 2023

Committees
•Human Resources and Compensation
•Sustainability and Corporate Responsibility

Qualifications
•Risk Management
•Global Business Expertise
•Food Ingredient
•Business Technology/Cybersecurity
•Sustainability

Monica McGurk | Age: 56
Ms. McGurk is currently the Chief Executive Officer of Glanbia Performance Nutrition Americas (Glanbia), which she joined in September 2024. Prior to Glanbia, she served in executive leadership roles at Tropicana Brands Group (TBG) from September 2022 to August 2024, including as Chief Executive Officer of TBG’s North America operations and Chief Executive Officer of the Mainstream Brands Business Unit. Prior to her roles at TBG, she held a number of positions at Kellogg Company, including Chief Growth Officer from 2019 to 2022 and the Chief Global Revenue and eCommerce Officer from 2018 to 2019. Prior to working at Kellogg Company, she worked at Tyson Foods and The Coca-Cola Company where she held various leadership positions in strategy, P/L leadership, and digital media. She is a former non-employee director of the privately held company PivotBio. Ms. McGurk holds a B.A. in Government from Harvard University and an M.B.A., a Certificate in Public Management and a M.A. in Education from Stanford University. Additionally, she completed the Executive Education Agribusiness Seminar at Harvard Business School; Ethics of AI at the University of Helsinki, Finland; and Introduction to ESG at the Corporate Finance Institute.

Qualifications
Ms. McGurk brings to the Board significant experience in enterprise risk management, covering financial, technological, regulatory, political and sustainability risks, including climate, water, health and nutrition, food waste, packaging and safety. In addition, she has significant experience in business technology, digital transformations, cybersecurity and AI. She also has significant leadership experience in each of these areas, including strategy and commercial initiatives globally. Her current and past roles in leadership at large-scale international food and beverage companies provide her with a strong understanding of the food ingredient landscape, as well as the food value chain.

Other Public Company Directorships (within the past 5 years)
•Mid America Apartment Communities Inc. (2016 to 2023)

Bunge | 2026 Proxy Statement 17

Director Since: 2021 Committees •Audit •Human Resources and Compensation (Chair) Qualifications •Financial •Global Business Expertise •Agriculture Industry •Food Ingredient •Manufacturing and Logistics
Kenneth Simril | Age: 60
Mr. Simril is the former President and Chief Executive Officer of Fleischmann's Ingredients, a position he held from 2006 to 2021. Prior to joining Fleischmann's, he was the Chief Financial Officer and Chief Operations Officer of Clipper Corporation, a manufacturer of both custom and semi-custom items for the food service industry. Before Clipper Corporation, Mr. Simril was the Chief Financial Officer of ClearPath Networks Inc. He has also served in various finance and engineering roles with Mobil Oil Corporation and Exxon Mobil Corporation. Mr. Simril is a former non-employee director of At Home Group, Inc. Mr. Simril serves as a director in the American Funds/Capital Group family managed by Capital Research and Management Company, including as a director of several equity funds, the insurance series funds, and the solutions offerings. He is on related committees including the audit and contracts committees of several such funds. He holds a B.S. in Petroleum Engineering from the University of Southern California and an MBA from Harvard Business School.

Qualifications
Mr. Simril brings to the Board significant financial and leadership expertise and experience working for large, complex multinational companies. In addition, he brings deep knowledge of the food and ingredients business, the energy sector, manufacturing, logistics, strategic and investment management experience. Mr. Simril is an audit committee financial expert.

Other Public Company Directorships (within the past 5 years)
•At Home Group, Inc. (2020 to 2021)

Director Since: 2025

Committees
•Enterprise Risk Management
•Human Resources and Compensation

Qualifications
•Financial
•Risk Management
•Global Business Expertise
•Business Technology/Cybersecurity
•Manufacturing and Logistics

Markus Walt | Age: 48

Mr. Walt is Head of Business Development for Glencore plc, a major global producer and marketer of metals and energy commodities headquartered in Switzerland. He is also a member of Glencore’s Global Investment and Capital Allocation Committee. Mr. Walt began his career at Glencore in 1999 as an accountant specializing in metals and oil trading, working in Baar and London, where he gained extensive expertise in commodity trading. In 2002, he transitioned to Glencore’s asset team, playing an important role in due diligence activities and integration efforts as the company expanded its industrial production assets. His involvement in strategic M&A was instrumental in major transactions, including the Glencore IPO in 2011 and the acquisitions of Viterra (2012) and Xstrata (2013). Mr. Walt previously served as a non-executive director for Viterra from 2016 until the acquisition by Bunge in July 2025. Mr. Walt graduated from the University of Zurich with an MBA and is a CFA® Charter holder.

Qualifications
Mr. Walt brings to the Board extensive experience in mergers and acquisitions, strategic planning and value creation within the natural resources, agriculture, and trading industries. He has significant risk management experience, having established Glencore's risk management function with a focus on market and credit risk metrics. He also led the Glencore team in planning and executing the ownership diversification of Glencore’s agricultural division and has been representing Glencore on the Board of Viterra since 2016, when CPP Investments and Venus Investment Limited Partnership ("BCI") became shareholders. He brings to the Board extensive accounting, finance, strategy, compensation and remuneration expertise.

Other Public Company Directorships (within the past 5 years)
•None

Bunge | 2026 Proxy Statement 18

Director Since: 2018
Committees
•Audit (Chair)
•Corporate Governance and Nominations
•Human Resources and Compensation

Qualifications
•Financial
•Risk Management
•Agriculture Industry
•Food Ingredient
•Manufacturing and Logistics

Henry "Jay" Winship | Age: 58
Mr. Winship is the Founder and Managing Member of Pacific Point Capital, LLC and the Founder and Managing Member of Pacific Point Advisors, LLC. Prior to that, he was a Principal, Senior Managing Director and Member of the Investment Committee at Relational Investors, which he joined in 1996. He has over 25 years of experience as an institutional investor and in investment management, accounting and financial management. He also serves on the Board of Advisors of the Corporate Governance Institute at San Diego State University Fowler College of Business. He is a Certified Public Accountant and holds the professional designation of Chartered Financial Analyst. He holds a bachelor’s degree in finance from the University of Arizona and an MBA from the University of California, Los Angeles.

Qualifications
Mr. Winship brings to the Board expertise and experience as an institutional investor and investment manager, helping to grow shareholder value at a wide range of public companies. Mr. Winship has significant experience in the areas of finance, capital allocation and risk management, and provides our Board with valuable perspectives on a range of agricultural and food ingredient industry topics. Mr. Winship is an audit committee financial expert and has extensive corporate governance expertise.

Other Public Company Directorships (within the past 5 years)
•C.H. Robinson Worldwide, Inc. (2022 to 2025)
•CoreLogic, Inc. (2020 to 2021)

Director Since: 2018

Board Chair

Committees
•Corporate Governance and Nominations (Chair)

Qualifications
•Financial
•Risk Management
•Global Business Expertise
•Agriculture Industry
•Manufacturing and Logistics

Mark Zenuk | Age: 59
Mr. Zenuk has served as Managing Partner of Tillridge Global Agribusiness Partners, an agribusiness private equity firm, since 2016. Prior to Tillridge, he was a Managing Director at NGP Energy Capital Management where he led the agribusiness investment platform from 2010 to 2016. Before joining NGP Energy Capital Management, he served in many domestic and international executive leadership roles with Archer Daniels Midland Company ("ADM"), having most recently served as President of ADM’s Global Oilseed business unit. Before joining ADM in 1999, he served as General Manager of the Commodity Marketing Group for the Saskatchewan Wheat Pool and Marketing Manager for the Canadian Wheat Board. He holds a B.S. in Agricultural Economics from the University of Saskatchewan. Mr. Zenuk currently serves as Bunge’s Board Chair.

Qualifications
Mr. Zenuk brings to the Board a deep understanding of mergers and acquisitions, business restructuring, operations and enterprise risk management from his experience running private equity funds and leadership roles in global operations at large agribusiness firms. He has lived and worked in three countries covering all international agribusiness food, feed and industrial markets. Mr. Zenuk is committed to strategic growth and increasing shareholder value.

Other Public Company Directorships (within the past 5 years)
•None

☑	OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR
Bunge | 2026 Proxy Statement 19

PROPOSAL 6 — REELECTION OF THE CHAIR OF THE BOARD
Pursuant to the Swiss Code and our Articles of Association, the authority to elect the Chair of the Board is vested with the general meeting of shareholders. The term of office of the Chair of the Board is the same as the other directors’ terms and extends until completion of the next annual general meeting. The Chair elected at the 2026 Annual General Meeting will have the powers and duties described in our Articles of Association and Organizational Regulations.
Upon the recommendation of the Corporate Governance and Nominations Committee, the Board nominates Mark Zenuk for reelection by the shareholders as the Chair of the Board. In addition, Mr. Zenuk has been nominated by the Board to serve as Chair of the Corporate Governance and Nominations Committee following the 2026 Annual General Meeting. Mr. Zenuk has served on the Board of Bunge’s ultimate holding company since 2018, as Chair of the Corporate Governance and Nominations Committee since May 2025, Chair of the Enterprise Risk Management Committee from 2018 to July 2025, and Board Chair since 2023. Mr. Zenuk’s biographical information may be found under Proposal 5.

☑	OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE REELECTION OF MARK ZENUK AS CHAIR OF THE BOARD OF DIRECTORS
Bunge | 2026 Proxy Statement 20

PROPOSAL 7 — REELECTION OF FOUR MEMBERS OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE
Pursuant to the Swiss Code and our Articles of Association, the authority to elect the members of the Human Resources and Compensation Committee of the Board is vested with the annual general meeting of shareholders. The term of office of the members of the Human Resources and Compensation Committee is the same as the other directors’ term and extends until completion of the next annual general meeting.
Upon the recommendation of the Corporate Governance and Nominations Committee, the Board has nominated the following directors for election by the shareholders at the 2026 Annual General Meeting as members of the Human Resources and Compensation Committee.
•Monica McGurk
•Kenneth Simril
•Markus Walt
•Henry "Jay" Winship

Biographical information regarding the nominees may be found under Proposal 5.

☑	OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE REELECTION OF FOUR MEMBERS OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE
Bunge | 2026 Proxy Statement 21

CORPORATE GOVERNANCE
The following sections provide an overview of our corporate governance policies and practices, including with respect to shareholder outreach, Board structures, tenure and refreshment, independence of directors, risk oversight and key aspects of our Board leadership, structures and committee operations. The Board regularly reviews our policies and processes in the context of current corporate governance trends, regulatory changes and recognized best practices.
Board and Corporate Governance Developments
Viterra Transaction/Shareholder Agreements. We entered into a Business Combination Agreement (“BCA”) with Viterra and its Sellers—including certain affiliates of Glencore, CPP Investments and BCI—to acquire Viterra in a stock‑and‑cash transaction, which was approved by shareholders at an extraordinary general meeting held on October 5, 2023 (the "Viterra Transaction").

On July 2, 2025, Bunge successfully closed the Viterra Transaction, marking a major milestone for the Company’s strategic growth and global operational footprint. At closing, Bunge, Glencore and CPP Investments executed the previously negotiated Shareholder Agreements (collectively, the “Shareholder Agreements”), under which Glencore and CPP Investments each have the right to designate two individuals for nomination to the Board for so long as they each continue to own at least 10% of Bunge’s total issued and outstanding shares.
Pursuant to these agreements, Ms. Jensen and Mr. Isman (nominated by CPP Investments), and Messrs. Mahoney and Walt (nominated by Glencore), were elected by shareholders at the 2025 Annual General Meeting and joined the Board upon the closing of the Viterra Transaction.
Following the completion of the Viterra Transaction in 2025, integration efforts are well underway, including alignment of governance, sustainability, financial reporting, internal controls, risk management and operational structures. The Board continues to oversee these efforts, which we believe are progressing ahead of schedule. We have already realized significant combination synergies by addressing duplication across legacy organizations.
We believe the combination positions Bunge as an even stronger, more resilient, and more diversified agribusiness solutions company, financially, operationally, and strategically. The addition of the four directors nominated under the Shareholder Agreements further strengthens the Board’s expertise in global agriculture, commodities, supply chains, logistics, and risk management, complementing our ability to drive long‑term value for Bunge shareholders.
Within our proven end-to-end value chain operating model, our teams are removing complexity and increasing connectivity across our organization. This alignment is already delivering results as we unlock synergies in origination, merchandising, processing, and distribution; optimize flows between origin and destination; and capture margin through improved logistics and better coordination.
Director Onboarding
In 2025, Bunge onboarded 5 new directors through a robust, multi‑phase orientation program designed and overseen by the Corporate Governance and Nominations Committee. The onboarding framework ensures that each new director quickly gains a strong understanding of Bunge’s governance model, committee structure, strategic priorities, risk management philosophy and programs, operations, and footprint.
Our onboarding program reflects governance best practices and is deliberately sequenced across several weeks and months to allow new directors to integrate thoughtfully and at the right pace.
Shareholder Engagement
Shareholder engagement is a key priority of our Board and management. As a result, the Board has worked with management over the years to develop a robust year-round shareholder outreach program with our investors. Similar to previous years, we solicited engagement with institutional investors representing approximately 40% to 50% of our issued and outstanding shares to offer the opportunity to discuss current and emerging issues that matter most to them, including our performance and strategy, governance matters, executive compensation, sustainability, climate,
Bunge | 2026 Proxy Statement 22

human capital management and other matters. These meetings included a combination of members of our management team, investor relations, human resources, executive compensation, sustainability and legal, as well as our independent Board chair.
Feedback from these discussions is relayed to the Board and is a key element in the development of our governance, compensation and sustainability policies, as well as the ongoing evaluation of our business strategy and performance.
For example, as a result of feedback received and collaboration with our shareholders in recent years we have:
•taken significant action to refresh our Board and the leadership and composition of our Board committees;
•made meaningful changes to our executive compensation program;
•enhanced our proxy disclosures with respect to the composition, skill sets and backgrounds of our Board;
•enhanced our sustainability policies and programs, particularly with respect to addressing deforestation risks in our supply chain, climate-related risks and water sustainability;
•updated our Corporate Governance Principles to enhance our Board Membership Criteria, in compliance with Swiss law, and our director succession and refreshment process;
•updated our committee charters to clarify the roles and responsibilities with respect to sustainability, technology and governance matters;
•enhanced our sustainability, risk, compensation and governance disclosures to align them to the relevant elements of the reporting frameworks, including those developed by the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-related Financial Disclosures (TCFD); and
•implemented full declassification of our Board.
The Board will continue to seek investor input in furtherance of its commitment to enhancing our governance practices and building long-term shareholder value.
Board Structure and Size
Following the closing of the Viterra Transaction on July 2, 2025, our Board consists of 12 directors. All directors are elected annually to one‑year terms and serve until the next annual general meeting of shareholders.

This Board size reflects the addition of four directors designated pursuant to the Shareholder Agreements with Glencore and CPP Investments, each of whom joined the Board upon closing of the Viterra Transaction.
Director Selection and Qualifications
Our Board maintains a robust process whereby the members focus on identifying, considering and evaluating potential Board candidates. As provided in its charter, our Corporate Governance and Nominations Committee leads this process by considering prospective candidates at its meetings. In identifying appropriate candidates, with support from an independent search firm as deemed appropriate, the committee conducts a thoughtful evaluation focused on recommending candidates, pursuant to the Corporate Governance Principles, that (1) complement the current members of the Board and proposed nominees to further the objective of having a Board that guides the long-term strategy and ongoing business operations of the Company, and (2) reflects a range of backgrounds and experiences to effectively perform the functions of the Board and its committees. The following provides an overview of our Board refreshment process.

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Corporate Governance and Nominations Committee Oversight
Identification of Candidates	Assessment and Interviews	Nomination and Election	Onboarding
The Corporate Governance and Nominations Committee reviews candidates identified by an independent search firm, members of the Board or management, and shareholders or other persons, taking into account the Corporate Governance Principles.	The Corporate Governance and Nominations Committee seeks input from other Board members and senior management to evaluate director nominees and interviews appropriate candidates to confirm their qualifications, skills, interest and availability for Board service.	Upon recommendation from the Corporate Governance and Nominations Committee, the Board determines whether to nominate a director candidate and optimal committee placement. All director nominations are subject to shareholder approval.	We conduct a comprehensive onboarding process for new directors, including meetings with other directors and management, a board mentor, site visits and a resource library to provide an understanding of our business strategy, opportunities and challenges.

Director Reelections: Additionally, the Corporate Governance and Nominations Committee annually reviews the tenure, performance, skills and contributions of existing Board members to the extent they are candidates for reelection. Directors eligible for reelection abstain from Board discussions regarding their nomination. In determining whether to recommend a director for reelection, the Committee also considers the director’s participation in and contributions to the activities of the Board, the results of the most recent Board evaluation and meeting attendance. The Board does not believe that directors should expect to be re-nominated annually.
Membership on other Boards: Under the Corporate Governance Principles, directors must inform the Chair of the Board and the Chair of the Corporate Governance and Nominations Committee in advance of accepting an invitation to serve on another public company board. In addition, no director may sit on the board or beneficially own more than 1% of the outstanding equity securities (other than through mutual funds or similar non-discretionary, undirected arrangements), of any of our competitors in our principal lines of business.
Board Membership Criteria: For all directors, we require an independent mindset, high personal and professional ethics, integrity, sound business judgment, the ability and willingness to commit sufficient time to the Board and to promoting the long-term interests of the Company's shareholders. Our Board considers many factors in evaluating the suitability of individual director candidates, including, but not limited to: a general understanding of global business, finance and other disciplines relevant to the success of a large, publicly traded company; understanding of our business, technology, applications and education, professional background and personal accomplishments. The Board is committed to selecting the best candidates, and is open to candidates of all genders, races and ethnicities, in full compliance with Swiss law.
Independent Search Firm: A professional search firm assisted the Corporate Governance and Nominations Committee in connection with its recommendation to nominate Ms. Jojo to the Board for approval by shareholders at the Annual General Meeting. When using a professional search firm, the Corporate Governance and Nominations Committee directs the firm to include a robust slate of qualified candidates based on our Corporate Governance Principles. After consulting with the Corporate Governance and Nominations Committee, the firm further screens and interviews candidates to assess their qualifications, interest and any potential conflicts of interest, and provides its results to the Committee, which uses its independent judgment to determine whether to recommend to the Board a candidate for nomination.
Board Succession and Tenure
Director Succession: The Board actively reviews and refreshes its membership. In furtherance of this objective, the Corporate Governance and Nominations Committee assists the Board in developing succession planning guided by the long-term strategy and ongoing business operations of the Company. As part of succession planning, the Corporate Governance and Nominations Committee annually, and on an as needed basis, reviews the composition of the Board against the skills criteria applicable to potential candidates for nomination to the Board, as well as existing directors, and makes director nomination recommendations to the Board.
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Director Tenure: Absent exceptional circumstances, no director who has reached the age of 72 can be nominated for reelection to the Board; however, the Board does not impose director tenure limits as the Board believes that imposing limits on director tenure could arbitrarily deprive it of the valuable contributions of its most experienced members. Accordingly, Board tenure is one of the factors considered by the Corporate Governance and Nominations Committee in making director nomination recommendations to the Board. Additionally, each director must be re-nominated by the Board on an annual basis, which provides the Board with the opportunity to consider the optimal mix of characteristics, skills, qualifications and experience in the evaluation of the Board members each year.
Board Refreshment: Over the last eight years, 13 directors have either left the Board or decided not to stand for reelection. As a result, the average tenure of our director nominees is three years, with the longest tenured nominee having served for twelve years. This significant Board refreshment process has resulted in an increase in the depth, qualifications and females1 represented on the Board.
Shareholder Recommendations and Director Nominations
The Corporate Governance and Nominations Committee will evaluate candidates recommended by shareholders in the same manner as candidates recommended by the Board. In accordance with our Articles of Association, shareholders who wish to propose a director nominee must give written notice to our Corporate Secretary at our principal executive offices at Route de Florissant 13, 1206 Geneva, Switzerland, at least 120, but no more than 150 calendar days, prior to the first anniversary of the date (as stated in the Company's proxy materials established under applicable U.S. securities laws) on which the Company's definitive proxy statement for the prior year's Annual General Meeting was first released to the Company's shareholders. If the Annual General Meeting is not scheduled to be held within a period beginning 30 days before such anniversary date and ending 30 days after such anniversary date, written notice must be given by the later of the close of business on the date that is 180 days prior to such other meeting date or the tenth day following the date that the Company first makes public disclosure regarding such other meeting date. In each case, the notice must include, as to each person the shareholder proposes to nominate for election or reelection as director: (i) all information relating to that person required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), which includes such person's written consent to be named in the proxy statement as a nominee and to serve as a director if elected, together with evidence satisfactory to us that such nominee has no interests that would limit such nominee's ability to fulfill their duties of office and (ii) all information and documentation required pursuant to our Articles of Association, including the information to be included in the Access Notice and the Nominee Information (as defined in our Articles of Association). We may require any nominee to furnish such other information as reasonably may be required by us to determine the eligibility of such nominee to serve as a director. A shareholder may propose a director nominee to be considered by our shareholders at the annual general meeting provided that the notice provisions in our Articles of Association as set forth above are met, even if such director nominee is not nominated by the Corporate Governance and Nominations Committee. A shareholder may also recommend director candidates for consideration by the Corporate Governance and Nominations Committee at any time. Any such recommendations should include the nominee's name and qualifications for Board membership.
Board Independence

With respect to the 2026 director nominees, the Board has determined that each non-employee director who served in 2025 was, and each current non-employee director nominee is, independent in accordance with the New York Stock Exchange ("NYSE") Corporate Governance Standards and that no major relationship exists with Bunge other than as a director.

Regulatory Requirements: In accordance with the listing standards of the NYSE, to be considered independent, a director must have no material relationship with Bunge directly or as a partner, shareholder or officer of an organization that has a relationship with Bunge. The NYSE has also established enhanced independence standards applicable to members of our Audit Committee and our Human Resources and Compensation Committee. The Board has concluded that each member of our Audit Committee and our Human Resources and Compensation Committee satisfied the applicable enhanced independence standards of the NYSE.

Independence Governance Framework: In accordance with the Corporate Governance Principles and our Policy for the Review and Approval of Related Person Transactions, the Corporate Governance and Nominations Committee assists the Board annually to review commercial and other relationships between directors and members of their immediate
1 The Swiss Code of Obligations requires at least 30% representation of each gender on the Board starting in 2026.
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families and Bunge to make a determination regarding the independence of each director or director nominee. In addition, the Board has adopted categorical standards of director independence which are set forth in Annex A to our Corporate Governance Principles. The Corporate Governance Principles are available through the "Investor Center — Governance" section of our website, bunge.com.
Independence Determination: In making its independence determinations, the Board considers relevant facts and circumstances, including that in the normal course of business, purchase and sale and other commercial and charitable transactions or relationships may occur between Bunge and other companies or organizations with which some of our directors or their immediate family members are affiliated. The Board monitors the independence of its members on an ongoing basis to assist it in making determinations of director independence. For 2025, the Board considered the following transactions and relationships and determined them to be immaterial:

•Each of Mses. Aleixo Lustosa, Browner and Jojo and Messrs. Heckman, Mahoney, Simril and Winship serve as a non-employee director, trustee or advisory board member of another company that Bunge did business within the ordinary course;
•Each of Mses. Browner and Jensen, and Mr. Walt serve as executives, partners or officers of another company that Bunge did business within the ordinary course; the Board has reviewed these arrangements and found them to be arm's length transactions and determined that each of these directors is independent; and
•Mr. Zenuk serves as Managing Partner of Tillridge Global Agribusiness Partners ("Tillridge"), a private equity firm. Bunge conducts business with certain portfolio companies of Tillridge. The highest amount of annual purchase or sale transactions between Bunge and any of the portfolio companies in 2025 was approximately $14.5 million. Mr. Zenuk does not serve as an officer or employee of any of these portfolio companies and has no involvement in Bunge's dealings with these companies. Additionally, these commercial relationships predated Mr. Zenuk joining our Board. The Board concluded that these transactions were arm's length and determined that Mr. Zenuk is independent.
Executive Sessions of Our Board
In accordance with our Corporate Governance Principles, our non‑management directors meet in regularly scheduled executive sessions without members of management present. These sessions occur at each meeting of the Board and at other times as the directors deem appropriate. Our non-employee, independent Board Chair presides over these sessions.
Executive sessions provide the Board with dedicated time to discuss matters such as Board effectiveness, management performance, risk oversight, succession planning and any other topics the directors consider appropriate.
Certain Relationships and Related Transactions
We are committed to identifying, reviewing, and managing potential conflicts of interest to protect the interests of our shareholders. Our related person transaction review process is designed to ensure transparency, fairness, and alignment with governance standards.
Various policies and procedures, including our Code of Conduct, Corporate Governance Principles, Conflict of Interest Policy, and annual questionnaires and/or certifications completed by our directors and executive officers, require disclosure of and/or otherwise identify transactions or relationships that may constitute conflicts of interest or may require disclosure under applicable SEC rules as "related person transactions". Our Corporate Governance and Nominations Committee has adopted the Policy for the Review and Approval of Related Person Transactions, which is a written policy for the review and approval of related person transactions. This policy is designed to operate in conjunction with and as a supplement to the provisions of our Code of Conduct. These transactions are also reviewed in the context of making annual independence determinations regarding directors. See "Board Independence" above for further information.
Under the policy, our legal department will review all actual and proposed related person transactions presented to or identified by it and then submit any transaction in which a related person is reasonably likely to have a direct or indirect material interest to the Corporate Governance and Nominations Committee for review and approval or ratification. In determining whether to approve or ratify a related person transaction, the Corporate Governance and Nominations Committee will consider all the available and relevant facts and circumstances, including, but not limited
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to, (a) whether the transaction was the product of fair dealing, (b) the terms of the transaction and whether similar terms would have been obtained from an arm's length transaction with a third party and (c) the availability of other sources for comparable products or services. The policy also identifies certain types of transactions that our Board has identified as not involving a direct or indirect material interest and are, therefore, not considered related person transactions for purposes of the policy. For purposes of the policy, the terms "related person" and "transaction" have the meanings contained in Item 404 of Regulation S-K. There were no related person transactions in 2025.
Board Leadership Structure
Our Board does not have a requirement that the roles of CEO and Board Chair be either combined or separated. The Board believes this determination should be made based on the best interests of Bunge and its shareholders at any point in time based on the facts and circumstances then facing the Company. Demonstrating the Board's commitment to making these thoughtful and careful determinations, our Board has separated the Chair and CEO roles since 2013 and has had an independent, non-employee Board Chair since January 1, 2014. Mr. Zenuk currently serves as Board Chair, Chair of the Corporate Governance and Nominations Committee and ex officio member of each committee. The Board believes that its current leadership structure, led by an independent Board Chair and five fully independent committees, is in the best interests of the Company and its shareholders at this time and demonstrates its commitment to independent oversight, which is a critical aspect of effective governance. If, in the future, our CEO also serves as our Board Chair, our Corporate Governance Principles provide that our non-management directors would, on an annual basis, select an independent director to serve as the Board’s lead independent director. The specific responsibilities of a lead independent director are set forth in our Corporate Governance Principles.
Mr. Zenuk is expected to continue to serve as Chair of the Board following the Annual General Meeting. He has been a director since 2018 and is an independent director under NYSE standards. In addition to Mr. Zenuk’s expected continued role as Chair of the Board, his governance responsibilities include chairing the Corporate Governance and Nominations Committee that oversees the governance framework and processes, identifies individuals to serve as Board members, and provides oversight of Board effectiveness and independence.
Board Meetings and Committees
The Board normally has five regularly scheduled meetings per year, and committee meetings are normally held in conjunction with Board meetings. Additionally, the Board holds virtual meetings to receive updates on our business and as circumstances may require. Our Board met seven times in 2025. All directors serving on the Board as of December 31, 2025 attended over 98% of the combined Board and committee meetings on which they served during the last fiscal year.
Our Organizational Regulations give our Board the authority to delegate its powers to committees appointed by the Board. We have five standing Board committees:
1.Audit Committee
2.Corporate Governance and Nominations Committee
3.Enterprise Risk Management Committee
4.Human Resources and Compensation Committee
5.Sustainability and Corporate Responsibility Committee
Each of these committees is chaired by an independent director and composed entirely of independent directors. Each of the members of the Audit Committee and the Human Resources and Compensation Committee also meet the enhanced independence rules of the SEC and NYSE applicable to such committees. Pursuant to their charters, each of these committees is authorized and assured of appropriate funding to retain and consult with external advisors and counsel, as they deem appropriate, to assist in the performance of their duties. The committees are required to conduct meetings and take action in accordance with the directions of the Board, the provisions of our Organizational Regulations and the terms of their respective committee charters. Each of these committees has the power under its charter to sub-delegate the authority and duties designated in its charter to subcommittees or individual members of the committee as it deems appropriate, unless prohibited by law, regulation or any NYSE listing standard. Copies of these committee charters are available through the "Investor Center — Governance — Governance documents"
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section of our website, bunge.com. Please note that the information contained in or connected to our website is not intended to be part of this proxy statement.
The tables that follow provide primary responsibilities and 2025 membership and meeting information for each Board committee as of December 31, 2025 (for the membership of each of the Board Committees that is expected following the Annual General Meeting, see "Director Nominees" on page 3). See "Sustainability" on page 37 for a description of the role each Board committee serves with respect to the oversight of sustainability matters:

Audit Committee

2025 meetings | 9	Primary Responsibilities:

Members: Henry "Jay" Winship (Chair) Eliane Aleixo Lustosa de Andrade Adrian Isman Linda Jojo Kenneth Simril
•reviewing the quality and integrity of our financial statements and related disclosures;
•ensuring compliance with legal and regulatory requirements;
•reviewing the independent auditor's qualifications, independence, fees and performance;
•reviewing the performance of our internal audit and control functions; and
•overseeing cybersecurity and other IT risks.

The Audit Committee meets separately with our independent auditor and also in quarterly executive sessions with members of management, including our chief audit executive and our chief compliance officer. Additionally, the Audit Committee regularly meets in executive sessions at which only the Audit Committee members are in attendance, without any members of our management present. No Audit Committee member may simultaneously serve on the audit committees of more than two other public companies without the prior approval of the Board. Messrs. Winship and Simril qualify as audit committee financial experts.
Technology Strategy and Risk Working Group
As part of its commitment to proactive governance and to strengthen oversight in key strategic areas, in 2025, the Board decided to establish a Technology Strategy and Risk Working Group (the "Working Group") that consists of all of the Audit Committee members. The Working Group will provide enhanced oversight of: IT risks and opportunities; technology and innovation strategies, including cybersecurity, data strategy and AI; and systems integration and Enterprise Risk Management Program roadmaps. The Board’s establishment of the Working Group reflects the growing importance of technology in driving organizational performance, risk management, and ensuring regulatory compliance. The Working Group will meet quarterly and provide updates to the Board on these topics.
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Corporate Governance and Nominations Committee

2025 meetings | 4	Primary Responsibilities:

Members: Mark Zenuk (Chair) Carol Browner Linda Jojo Christopher Mahoney Henry "Jay" Winship
•monitoring significant developments in the law and practice of corporate governance and overseeing, reviewing, and recommending changes to the Company’s corporate governance framework;
•leading the Board in its annual performance evaluation;
•developing and recommending to the Board and overseeing the Corporate Governance Principles of the Company;
•advising the Board with respect to charters, structure, and functions of the committees of the Board and qualifications for membership thereon;
•assisting the Board by actively identifying individuals qualified to become Board members;
•overseeing policies and processes relating to director orientation and continuing education;
•assisting the Board with director succession planning and director recruitment processes;
•making director independence recommendations to the Board; and
•recommending to the Board the director nominees for election at the next annual meeting of shareholders.

Enterprise Risk Management Committee

2025 meetings | 4	Primary Responsibilities:

Members: Christopher Mahoney (Chair) Gregory Heckman Adrian Isman Anne Jensen Markus Walt
•supervising the quality and integrity of our risk management practices;
•reviewing and approving our risk management policies and risk limits on a periodic basis (including climate-related risks) and advising our Board on risk management practices (see "Risk Oversight" on page 34 for more information); and
•overseeing the development of an Enterprise Risk Management framework, periodically reviewing a wider scope of enterprise risks facing the Company, including climate-related risks, and management's risk mitigation strategies.

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Human Resources and Compensation Committee

2025 meetings | 6	Primary Responsibilities:

Members: Kenneth Simril (Chair) Monica McGurk Markus Walt Henry "Jay" Winship
•designing, reviewing and overseeing Bunge's executive compensation program;
•reviewing and recommending for Board approval corporate goals and objectives relevant to the compensation of our CEO, evaluating the performance of the CEO in light of these goals and objectives and, subject to the shareholder ratification requirements pursuant to the Articles of Association and applicable law, recommend for Board approval the CEO's compensation based on this evaluation;
•reviewing the evaluation by the CEO of Executive Officers appointed by the Board and any other senior officer reporting directly to the CEO and overseeing and approving the total compensation packages for each Executive Officer appointed by the Board and any other senior officer reporting directly to the CEO;
•reviewing and approving employment, consulting, retirement and severance arrangements, as applicable, for the CEO and each Executive Officer appointed by the Board and any other senior officer reporting directly to the CEO;
•reviewing and making recommendations to the Board regarding the adoption, termination or amendment of our incentive compensation plans (the "Plans"), including equity-based long-term incentive plans, that are subject to Board or shareholder approval;
•administering the Plans;
•establishing and reviewing our executive and director share ownership guidelines;
•reviewing our compensation practices to ensure that they do not encourage unnecessary and excessive risk-taking;
•administering Bunge’s clawback policy and performing such duties and responsibilities as may be assigned in accordance with the terms of the policy;
•making recommendations to the Board on director compensation; and
•overseeing talent management programs, succession planning for the CEO and select senior leaders, and the Company's initiatives and policies with respect to workforce environment and culture of belonging.

The Human Resources and Compensation Committee has sole authority to select and retain any compensation consultants or advisors and to approve their fees. For additional information on the Human Resources and Compensation Committee's role, its use of outside advisors and their roles, as well as the Human Resources and Compensation Committee's processes and procedures for the consideration and determination of executive compensation, see "Compensation Discussion and Analysis — Determining Compensation" beginning on page 49 of this proxy statement.
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Sustainability and Corporate Responsibility Committee

2025 meetings | 4	Primary Responsibilities:

Members: Carol Browner (Chair) Eliane Aleixo Lustosa de Andrade Anne Jensen Monica McGurk
•overseeing our governance policies, strategies and programs with respect to sustainability and corporate social responsibility, including matters related to:
–human rights;
–food safety;
–environmental matters related to climate change and emissions, water conservation and management, energy consumption and efficiency, product stewardship, and waste disposal;
–the Company's public commitments regarding non-deforestation and emissions reductions;
–corporate sustainability reporting;
–sustainability external trends and public affairs;
–relations with stakeholders;
–assisting the Board and Enterprise Risk Management Committee in fulfilling their risk management oversight responsibility relating to sustainability;
–philanthropy and community relations; and
–periodically reviewing the political contribution program and the Company's position and engagement on relevant public policy governance issues.

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Board and Committee Evaluations
Pursuant to NYSE requirements, our Corporate Governance Principles and the charters of each of the Board’s committees, the Board and each of its committees conduct annual self-assessments of their performance. The Board recognizes that a thorough and constructive assessment process is an essential component of good corporate governance. These self-assessments are intended to facilitate a candid assessment and discussion by the Board and each committee of its effectiveness and performance and identification of areas for improvement. The process, 2025 evaluation results and changes implemented are below:

Questionnaires:
•The Corporate Governance and Nominations Committee Chair and the Committee members oversee the overall Board committee self-assessment process.
•Questionnaires for the Board and each standing committee are reviewed and updated on an annual basis prior to distribution to each of the directors.
•Topics include, but are not limited to:
–Board and committee dynamics, meetings, materials and effectiveness;
–the flow of information to and from the Board and its committees;
–Board composition, size and leadership; and
–corporate strategy, risk oversight and management, director and executive compensation, succession planning and shareholder engagement.

Individual Directors:	•Each director is provided with a questionnaire for the full Board and one for each standing committee on which the director serves.
Reviews:
•The Corporate Governance and Nominations Committee, along with the third-party facilitator, which may be retained as deemed appropriate, reviews and discusses the responses to the Board and committee questionnaires.
•Each committee reviews and discusses the responses to their respective committee questionnaires.
•The Corporate Governance and Nominations Committee provides the Board with a summary of the Board and committee questionnaires and develops recommendations for areas that the Board and its committees should consider as improvements. These areas are further discussed by the Board.

Board Summary and Feedback:
•The Chair of the Corporate Governance and Nominations Committee, working with the Board Chair, other directors and the senior management team as appropriate, develops action plans for any items that require follow-up.
•As part of the 2025 Board evaluation, directors identified the following key 2026 priorities: successful integration of the Viterra Transaction; director onboarding and education; and enhanced governance structure for cybersecurity, AI and technology risks.

Changes implemented:
•In addition to significant Board refreshment, in recent years the Board’s approach to Board and committee self-assessments has resulted in changes made to Board agendas, meeting materials, management presentations, committee responsibilities and charters, committee consultants, leadership and composition.
•In response to the 2025 board evaluations, among other initiatives the Board decided to establish a Technology Strategy and Risk Working Group that consists of all of the Audit Committee members to provide enhanced oversight of technology strategy and initiatives and IT risks and opportunities, including data strategy and AI.

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Director Development and Continuing Education
Our Board is committed to ensuring that directors remain well‑informed, effective, and equipped to provide strong oversight in a rapidly evolving business and regulatory environment. The Company’s Corporate Governance Principles expressly provide that the Corporate Governance and Nominations Committee oversees the policies and processes relating to director orientation and continuing education, and that all directors are encouraged to participate in ongoing development programs. These Corporate Governance Principles require that new directors receive and participate in structured director orientation initiatives. The Corporate Governance and Nominations Committee and senior management also periodically report to the Board on key developments in governance, law, fiduciary duties, risk management, and emerging oversight topics.

The Company provides a combination of external director education programs, company‑sponsored training, and site visits to strengthen directors’ understanding of Bunge’s global operations, risk environment, business model, and governance responsibilities.

External Director Education: Directors are encouraged to attend accredited programs offered by leading governance, legal, regulatory, industry, and academic institutions. In 2025, directors participated in sessions addressing topics such as board oversight practices, cybersecurity, geopolitical risk, compensation governance, sustainability, audit committee responsibilities, and emerging regulatory frameworks. In 2025, our non-executive directors collectively completed 65 hours of external director education courses.
Company-Sponsored Training: In addition to external programs, the Company provides tailored internal training sessions, addressing topics such as corporate governance, fiduciary duties, compliance and ethics, sustainability strategy, cyber and technology governance, human capital management, financial reporting and risk management. These trainings—delivered by senior management and subject‑matter experts—are designed to reinforce directors’ understanding of Bunge’s business, operations, governance framework, and regulatory developments.
Operational and Global Site Visits: Directors also participate in site visits as part of Bunge’s commitment to immersive, business‑grounded education. These visits allow directors to observe key operations firsthand, interact with local leadership, and deepen their understanding of the Company’s global footprint, value and supply chains, operational risk environment, and strategic priorities.
The Company believes that robust, continuous director development—supported by external education, internal training, and operational immersion—is essential to sustaining an informed, engaged, and high‑performing Board that provides effective strategic guidance and oversight on behalf of our shareholders.
Executive Succession Planning and Leadership Development
Succession planning and leadership development are top priorities for the Board and management. On an annual and as needed basis, the Human Resources and Compensation Committee, with oversight by the Board, reviews succession plans and candidate profiles for the CEO and select senior management positions, and oversees talent management programs that drive capability building, leadership development and workforce culture. The Human Resources and Compensation Committee also reviews workforce health metrics at each meeting that provide insight into workforce movement, engagement and culture.
The Board believes that succession planning:
•is a Board-driven, collaborative and continuous process;
•should consider the Company's long-term strategic goals; and
•involves building a talent-rich organization by attracting and developing the right people. Individuals who are identified as succession candidates for critical positions are given exposure and visibility to Board members through formal presentations and informal events.
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Risk Oversight
Our Board oversees management's approach to risk management, which is designed to support the achievement of our strategic objectives and enhance shareholder value. Our Board has considered the most effective organizational structure to appropriately oversee major risks. It has established a dedicated Board committee, the Enterprise Risk Management Committee, which enables greater focus at the Board level on risk oversight tailored to our business and industries. Additionally, each of our other Board committees considers risks within its area of responsibility. All Board committees regularly report on their activities to the full Board to promote effective coordination and to ensure that the entire Board remains apprised of major risks, how those risks may interrelate, and how management addresses those risks. Finally, Bunge has management teams responsible for risk, including a Chief Risk Officer, a Management Risk Committee and an Internal Audit team to assist with the day-to-day implementation, governance and monitoring of risk management strategies and risk mitigation efforts. An overview of each Board committee and their respective roles in risk oversight is outlined below:

Entity	Primary Responsibility for Risk Management

Audit Committee
•Oversees risks related to our financial statements, the financial reporting process and accounting and financial controls.
•Receives an annual risk assessment briefing from our chief audit executive, as well as periodic update briefings, and reviews and approves the annual internal audit plan that is designed to address the identified risks.
•Reviews key risk considerations relating to the annual audit with our independent auditor.
•Assists the Board in fulfilling its oversight responsibility with respect to legal and compliance matters, including meeting with and receiving periodic briefings from members of our legal staff and chief compliance officer.
•Oversees our cybersecurity and other information technology risks, including AI risks and risk management programs, data governance and controls.

Corporate Governance and Nominations Committee
•Oversees risks related to our governance framework and processes.
•Identifies individuals qualified to serve as Board members pursuant to the guidelines established by the Board in the Corporate Governance Principles.
•Provides oversight of Board effectiveness and independence.
•Conducts the annual Board and committee self-assessment process that is aimed at ensuring that the Board and its committees are functioning effectively and able to meet their responsibilities, including risk oversight.

Enterprise Risk Management Committee
•Oversees the quality and integrity of our risk management practices relating to the following key areas: commodity market risk, foreign exchange risk, liquidity, interest rate and funding risk, credit and counterparty risk, country risk, climate-related risks, new trading or investing business activity risk, sanctions and derivatives compliance, insurance risk transfer programs and ocean freight and energy risks.
•Reviews and approves corporate risk policies and limits associated with our risk appetite.
•Oversees the development of an Enterprise Risk Management framework, periodically reviewing a wider scope of enterprise risks facing the Company, exposures and management's risk mitigation strategies.
•Meets regularly with our CEO, CFO, Chief Risk Officer, Chief Compliance Officer and other members of senior management to receive regular updates on our risk profile and risk management activities.

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Entity	Primary Responsibility for Risk Management
Human Resources and Compensation Committee
•Oversees risks relating to compensation and benefits programs to ensure incentives are appropriately balanced and do not motivate executives and employees to take imprudent risks.
•Oversees programs, policies and practices relating to talent management, and workforce environment and culture.
•Oversees CEO and select senior management succession planning and compensation, in consultation with the Board.
•Reviews and recommends for Board approval CEO and director compensation.
•Administers the Company’s clawback policy and performs such duties and responsibilities as may be assigned in accordance with the terms of the policy.
See "Compensation and Risk" beginning on page 66 of this proxy statement for more information.

Sustainability and Corporate Responsibility Committee
•Oversees the Company's governance, policies, strategies and programs related to sustainability, corporate social responsibility, human rights, food safety, product stewardship, and environmental trends, issues, risks and concerns which could affect the Company’s business activities and performance.
•Oversees and provides guidance to management on sustainability, corporate social responsibility, political and environmental governance matters in public debate, public policy, regulation and legislation.
•Reviews the Company's charitable giving policies and programs.

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Entity	Primary Responsibility for Risk Management
Management
•Chief Risk Officer: Implements an effective risk management framework, policies and systems, and provides daily oversight of risk. Provides updates to the Management Risk Committee and the Enterprise Risk Management Committee.
•Chief Transformation Officer: Leads Bunge's global transformation strategy and execution, including business development, business technology, financial planning and analysis and the Viterra integration. As leader of the business technology organization, he oversees the cybersecurity risk management program in coordination with our CRO and provides updates to the Enterprise Risk Management Committee and Audit Committee on a periodic and as needed basis.
•Chief Information Security Officer: Provides updates to the Audit Committee and the Board on cyber trends, incidents, risks, and the Company's response systems and mitigation strategies on a periodic, annual and as needed basis.
•Chief Audit Executive: Provides reliable and timely information to our Board, Audit Committee and management regarding our Company’s effectiveness in identifying and appropriately controlling risks.
•Chief Ethics & Compliance Officer: Implements the Compliance and Ethics program and provides updates to the Audit Committee and the Enterprise Risk Management Committee regarding regulatory compliance and ethics related risks and mitigation strategies.
•Management Risk Committee: Reviews and monitors key exposures, emerging risks and drivers of risk. Serves as the most senior management-level risk governance body at the Company, and reviews on an ongoing basis key enterprise risks. Provides oversight for all risk management activities, including the risk framework.

Cybersecurity Governance
Cybersecurity is managed as a critical enterprise risk and a cornerstone of operational resilience through an integrated approach led by management and overseen by the Audit Committee of the Board. Our cybersecurity program is led by our Chief Transformation Officer and Chief Information Security Officer, who are responsible for establishing and maintaining controls that protect the confidentiality, integrity, and availability of company information and systems, including industrial and operational technology environments where applicable. The Chief Transformation Officer and Chief Information Security Officer present cybersecurity updates to the Audit Committee on a quarterly basis and to the Board of Directors at least annually.
As described in the Board Meetings and Committees section, in 2025, the Board established a Technology Strategy and Risk Working Group ("Working Group") consisting of all the Audit Committee members, reinforcing the Board’s commitment to proactive governance and recognizing the growing importance of technology in organizational performance, risk management, and regulatory compliance. The Working Group offers a dedicated forum to provide enhanced oversight of technology and innovation priorities and strategies, evolving risks and opportunities, and management’s preparedness and response capabilities – including cybersecurity, data governance and strategy and artificial intelligence. The Working Group will meet quarterly and deliver regular updates to the Board.

More information regarding our cybersecurity risk management, strategy and governance can be found in our Annual Report on Form 10-K for the year ended December 31, 2025.
Bunge | 2026 Proxy Statement 36

Corporate Governance Principles and Code of Conduct
Our Board has adopted Corporate Governance Principles that set forth our corporate governance objectives and policies and, subject to our Articles of Association and Organizational Regulations, govern the functioning of the Board. Our Corporate Governance Principles are available through the "Investor Center — Governance" section of our website, bunge.com. Please note that information contained in or connected to our website is not intended to be part of this proxy statement.
The Code of Conduct reflects our values, vision and culture and sets forth our commitment to ethical business practices and reinforces various corporate policies. Our Code of Conduct applies to all of our directors, officers and employees worldwide, including our CEO and senior officers. Our Code of Conduct is available on our website. We intend to post amendments to and waivers of (to the extent applicable to certain officers and our directors) our Code of Conduct on our website.
Communications with Our Board
To facilitate the ability of shareholders to communicate with our Board and to facilitate the ability of interested persons to communicate with non-management directors, the Board has established a physical mailing address and an electronic address to which such communications may be sent, which is available on our website, bunge.com, through the "Investor Center — Governance" section.
Communications received are initially directed to our legal department, where they are screened to eliminate communications that are merely solicitations for products and services, items of a personal nature not relevant to us or our shareholders and other matters that are improper or irrelevant to the functioning of the Board or Bunge. All other communications are forwarded to the relevant director, if addressed to an individual director or a committee chair, or to the members of the Corporate Governance and Nominations Committee if no particular addressee is specified.
Board Member Attendance at Annual General Meetings
It is the policy of our Board that our directors attend each annual general meeting of shareholders. In 2025, all nominees who were serving as directors at the time attended our annual general meeting.
Sustainability
Sustainability is an essential component of Bunge’s long‑term strategy, risk management framework and operational execution. Our approach focuses on reducing environmental impacts across our value chains, advancing traceability and responsible sourcing, supporting resilient agricultural systems, and strengthening the communities and stakeholders connected to our business. We incorporate climate‑related considerations into strategic planning, operations, capital allocation and performance management to ensure our actions align with our long‑term ambitions for a more sustainable global food system.
We continue to make progress on our key sustainability priorities, including delivering on our commitment to deforestation-free supply chains, reducing greenhouse gas emissions across our operations, expanding regenerative agriculture and low‑carbon feedstock initiatives, and enhancing our governance and oversight of human rights and community engagement. Sustainability metrics remain directly tied to compensation for our executive team and more than 15,000 employees, reinforcing our commitment to aligning sustainability performance with long‑term value creation.
For additional detail on our sustainability strategy, governance, risk oversight, due diligence, and non‑financial performance—as required under Swiss law—please refer to our "Swiss Statutory Non‑Financial Matter Report" included as Appendix B to this Proxy Statement.
Bunge | 2026 Proxy Statement 37

Human Capital Management
Our ability to deliver results for our customers, each other and the world starts with a workplace environment focused on collaboration, belonging, innovation and accountability. We value the multi-cultural perspectives of our global team and are committed to developing and rewarding our employees for their high level of engagement and commitment to Bunge. We provide our team with the opportunities to enhance their careers at Bunge while making a genuine impact and connecting meaningfully with others.
Bunge | 2026 Proxy Statement 38

Our Board plays an important role in the oversight of talent management and culture at Bunge, and our Human Resources and Compensation Committee devotes time each quarter to engage on strategic talent initiatives.
Public Policy Engagements
Lawmakers and agency officials govern and regulate many aspects of our industry and can have considerable influence on our success. Therefore, we believe political advocacy is an important way to support our business interests and contribute positively to the communities where we operate. Accordingly, senior leadership and our Board encourage involvement in activities that advance Bunge’s goals. We support political candidates that align with our values and business principles and who have strong connections to areas where we have facilities. In addition, we are members of organizations that may contribute to dialogue and political action on agricultural, food and biofuel issues.
As a company, we engage in activities that include lobbying, making contributions to candidates from our employee-funded political action committee (PAC) in the U.S., and participating in trade associations. The PAC board approves disbursements to candidate committees based on a prescribed set of criteria, including the presence of a Bunge facility in the candidate’s district, key committee assignment, leadership position, support for priority issues, and demonstrated alignment with Bunge’s values. The PAC operates in accordance with applicable laws, with voluntary employee participation, and follows internal oversight and compliance controls.
The Sustainability and Corporate Responsibility Committee (the "SCRC") provides oversight of Bunge's broader political engagement strategy, including PAC activity, lobbying, and participation in trade associations. The SCRC reviews these activities periodically to ensure they align with Bunge’s long-term strategy, values and sustainability commitments.

To learn more about our political engagement and contributions, and to view our lobbying and contributions disclosures, please visit bunge.com/corporate-governance/political-contributions.
Bunge | 2026 Proxy Statement 39

DIRECTOR COMPENSATION
Our compensation program for non-employee directors is designed to enable us to retain, attract and motivate highly qualified directors to serve on our Board. It is also intended to further align the interests of our directors with those of our shareholders. Annual compensation for our non-employee directors in 2025 was comprised of a mix of cash and equity-based compensation. The Human Resources and Compensation Committee annually receives a competitive market review of Board compensation for non-employee directors from its independent compensation consultant and is responsible for recommending to the Board changes in director compensation.
Directors' Fees
Non-employee directors received the following fees effective as of the 2025 Annual General Meeting:

•Each member of the Audit Committee receives an annual fee for the added workload and responsibilities of this committee.
•No fees are paid for services as a member of any other committee.
•If the Board and/or a committee meets in excess of 10 times in a given year, each non-employee director receives a fee of $1,000 for each additional meeting attended.
•Non-employee directors are reimbursed for reasonable expenses incurred by them in attending Board meetings, committee meetings and shareholder meetings.

Non-Employee Director Compensation		Director

Annual Cash Retainer Fee
All Non-Employee Directors		$150,000

Annual Equity Award
All Non-Employee Directors		$200,000
Non-Employee Chair (supplemental)		$175,000	*

Committee Compensation	Member	Chair

Annual Fee
Audit Committee	$10,000	$25,000
All Other Committees	$—	$20,000

*The Non-Employee Chair typically receives a $75,000 supplemental Annual Cash Retainer fee and a $100,000 supplemental Annual Equity Award. However, for 2025, the Board approved the payment of such supplemental cash fee in the form of an equity award instead of cash.

Bunge 2017 Non-Employee Directors Equity Incentive Plan
The Bunge 2017 Non-Employee Directors Equity Incentive Plan (the "2017 NED Plan") was approved by our shareholders in May 2021. The 2017 NED Plan, unless otherwise determined by the Human Resources and Compensation Committee, provides for an annual equity award to each non-employee director as of the date of our annual general meeting of shareholders. A non-employee director who is elected or appointed to the Board other than on the date of an annual meeting shall receive, as of the date of such election or appointment, a pro rata portion of the awards made to non-employee directors generally on the immediately preceding date of grant based on the number of days from the date of election or appointment to the next annual meeting, divided by 365. The value, type and terms of such awards are determined by the Human Resources and Compensation Committee; however, the grant date fair value of all awards payable in registered shares for services rendered by each non-employee director during any calendar year may not exceed $540,000. We may grant nonqualified stock options, stock appreciation rights, restricted stock units and other forms of awards that generally are based on the value of our registered shares under the 2017 NED Plan. Unless otherwise determined by the Human Resources and Compensation Committee, equity awards generally vest on the date of the first annual general meeting of shareholders following the applicable grant date, provided the director continues to serve on the Board until such date. To date, we have granted only restricted stock units under the plan. Unless prohibited by the 2017 NED Plan or the Human Resources and Compensation Committee determines otherwise prior to a change in control, upon the occurrence of a change in control and either (i) a successor fails to assume, substitute or replace outstanding awards or (ii) a non-employee director’s service is terminated on or before the occurrence of the first anniversary of the change in control: (1) any restricted stock units and other forms of award shall immediately vest; and (2) any outstanding and unvested nonqualified stock options and stock appreciation rights shall become immediately exercisable. The 2017 NED Plan provides that up to 320,000
Bunge | 2026 Proxy Statement 40

registered shares may be issued under the plan. As of December 31, 2025, shares subject to awards granted under the plan totaled 217,564, inclusive of dividend equivalents.
Non-Employee Director Share Ownership Guidelines
To further align the interests of Board members with those of our shareholders, the Board has established share ownership guidelines for the minimum amount of registered shares that are required to be held by our non-employee directors. These guidelines are required to be met within five years of a non-employee director's initial election to the Board. For non-employee directors, the guideline is five times the annual cash retainer fee paid by Bunge to its non-employee directors (i.e., $750,000). Shares deemed to be owned for purposes of the share ownership guidelines include only shares owned directly. Unvested restricted stock units do not count toward satisfaction of the guidelines. Furthermore, our non-employee directors are required to hold 100% of the net shares acquired through the equity incentive plans until the guidelines are met.
Prohibitions Against Short Sales, Hedging, Margin Accounts and Pledging
Our insider trading and pre-clearance policy prohibits directors, officers, employees and entities controlled by them, among others, from engaging in short sale transactions in our securities, holding our securities in margin accounts or pledging our securities as collateral. Additionally, directors, members of our executive committee and entities controlled by them, among others, are further prohibited from owning, holding, purchasing, selling, exercising, converting or otherwise acquiring or benefiting from any derivative securities, including puts, calls, equity collars, straddles, forward contracts and similar instruments that may be used as part of a hedging, tax, risk management or other strategy (other than stock options, restricted stock or restricted stock units issued by us).
Director Compensation Table
The following table sets forth the compensation for non-employee directors who served on our Board during the fiscal year ended December 31, 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Eliane Aleixo Lustosa de Andrade	$160,000	$199,922	$359,922
Sheila Bair(3)	$67,253	$—	$67,253
Carol Browner	$170,000	$199,922	$369,922
Bernardo Hees(3)	$56,044	$—	$56,044
Adrian Isman(4)	$79,565	$173,661	$253,226
Anne Jensen(4)	$74,592	$173,661	$248,253
Linda Jojo	$100,220	$199,922	$300,142
Michael Kobori(3)	$56,044	$—	$56,044
Christopher Mahoney(4)	$84,538	$173,661	$258,199
Monica McGurk	$150,000	$199,922	$349,922
Kenneth Simril	$180,000	$199,922	$379,922
Markus Walt(4)	$74,592	$173,661	$248,253
Henry "Jay" Winship	$175,000	$199,922	$374,922
Mark Zenuk	$200,604	$374,913	$575,517
(1)Each of the non-employee directors serving on the Board on the close of business on May 15, 2025, the date of Bunge's 2025 Annual General Meeting, received an annual grant of 2,510 restricted stock units. In addition, as part of Mr. Zenuk's compensation for serving as non-employee Chair, he was granted an additional 2,197 restricted stock units. Annual grants generally vest on the first anniversary of the date of grant, provided the director continues to serve on the Board on such date. The average of the high and low sale prices of our common shares on the NYSE was $79.65 on May 15, 2025. Additionally, each non-employee director that was appointed to the Board at the 2025 Annual General Meeting and joined the Board following the closing of the Viterra Transaction on July 2, 2025 received an annual grant of 2,164 restricted stock units. These restricted stock units will vest on May 15, 2026. The average of the high and low sale prices of our common shares on the NYSE was $80.25 on July 2, 2025.
(2)The amounts shown reflect the full grant date fair value of the award for financial reporting purposes in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (ASC Topic 718) (without any reduction
Bunge | 2026 Proxy Statement 41

for risk of forfeiture) as determined based on applying the assumptions used in Bunge's audited financial statements. See Note 24 to the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, regarding assumptions underlying the valuation of equity awards. Other than the restricted stock units reported above and associated dividend equivalents, no director had any other stock awards outstanding as of December 31, 2025. The number of awards granted excludes dividend equivalents. The closing price of our registered shares on the NYSE on December 31, 2025 was $89.08.
(3)Ms. Bair and Messrs. Hees and Kobori did not stand for reelection at the 2025 Annual General Meeting and were not eligible for a stock award.
(4)Ms. Jensen and Messrs. Isman, Mahoney, and Walt were elected by shareholders at the 2025 Annual General Meeting and joined the Board following the closing of the Viterra Transaction on July 2, 2025.

Bunge | 2026 Proxy Statement 42

SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS
The following table sets forth information with respect to persons or entities who are known to Bunge to beneficially own 5% or more of our registered shares, each member of the Board, Named Executive Officers and executive officers as a group as of March 19, 2026.
All holders of our registered shares are entitled to one vote per share on all matters submitted to a vote of holders of registered shares, and the voting rights attached to registered shares held by our directors, executive officers or major shareholders do not differ from those that attach to registered shares held by any other holder.
Under Rule 13d-3 of the Exchange Act, "beneficial ownership" includes shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not the shares are held for the individual's benefit. Under these rules, more than one person may be deemed the beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to the best of our knowledge, sole voting and investment power with respect to the indicated shares of our registered shares.

	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(3)

Beneficial Owner
Danelo, LTD (Glencore)(4)	32,806,103	16.9%
CPP Investment Board(5)	26,244,732	13.5%
The Vanguard Group(6)	16,792,204	8.7%
Capital World Investors(7)	16,612,661	8.6%
BlackRock, Inc.(8)	14,152,788	7.3%

Non-Employee Directors
Eliane Aleixo Lustosa de Andrade	6,558	*
Carol Browner	29,599	*
Adrian Isman	2,210	*
Anne Jensen	2,210	*
Linda Jojo	2,586	*
Christopher Mahoney	7,210	*
Monica McGurk	6,072	*
Kenneth Simril	8,798	*
Markus Walt	2,210	*
Henry "Jay" Winship	33,457	*
Mark Zenuk	28,399	*

Named Executive Officers
Gregory Heckman	1,670,094	*
John Neppl	158,420	*
Julio Garros	118,609	*
Christos Dimopoulos	140,449	*
Joe Podwika	91,268	*
David Mattiske(9)	153,875	*
All directors and executive officers as a group (17 persons)(10)	2,320,206	0.6%
*Indicates beneficial ownership less than 1.0%.

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(1)The registered shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, the registered shares, which are subject to options, units or other securities that are exercisable or convertible into shares within 60 days of March 19, 2026, are deemed to be outstanding and beneficially owned by the person holding such options, units or other securities. Such underlying shares are deemed to be outstanding for the purpose of computing such person’s ownership percentage, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)Includes the following shares which non-employee directors and executive officers have a right to acquire through the vesting of restricted stock units or the exercise of stock options granted under our long-term incentive plans that have vested or will vest within 60 days of March 19, 2026: Ms. Aleixo Lustosa de Andrade - 2,586 shares; Ms. Browner - 2,586 shares; Mr. Isman - 2,210 shares; Ms. Jensen - 2,210 shares; Ms. Jojo - 2,586 shares; Mr. Mahoney - 2,210 shares; Ms. McGurk - 2,586 shares; Mr. Simril - 2,586 shares; Mr. Walt - 2,210 shares; Mr. Winship - 2,586 shares; Mr. Zenuk - 4,849 shares; Mr. Heckman – 935,000 shares; Mr. Neppl – 36,500 shares; Mr. Garros – 18,200 shares; Mr. Dimopoulos – 48,800 shares; and Mr. Podwika – 22,500 shares.
(3)Applicable percentage ownership is based on 193,810,410 registered shares issued and outstanding as of March 19, 2026.
(4)Based on the information filed with the SEC on Schedule 13D on July 2, 2025: Glencore plc, Glencore International AG and Danelo Limited (together "Danelo, LTD") reported beneficial ownership of 32,806,103 shares, and shared voting power and shared dispositive power as to 32,806,103 of the shares. The principal business address of Danelo, LTD is Baarermattstrasse 3, Baar, V8, CH-6340.
(5)Based on the information filed with the SEC on Schedule 13D on July 2, 2025: Canada Pension Plan Investment Board, CPP Investment Board Private Holdings (5), Inc., CPP Investment Board Private Holdings (6), Inc. and CPPIB Monroe Canada, Inc., (together "CPP Investment Board") reported beneficial ownership of 26,244,732 shares, and shared voting power and shared dispositive power as to 26,244,732 of the shares. The principal business address of CPP Investment Board is One Queen Street East, Suite 2500, Toronto, Ontario, Z4, M5C 2W5.
(6)Based on information filed with the SEC on Schedule 13G on September 30, 2025: The Vanguard Group reported beneficial ownership of 16,792,204 shares, shared voting power as to 824,709 of the shares, sole dispositive power as to 15,630,824 of the shares and shared dispositive power as to 1,161,380 of the shares. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(7)Based on the information filed with the SEC on Schedule 13G/A on September 30, 2025: Capital World Investors reported beneficial ownership of 16,612,661 shares, sole voting power as to 16,474,937 of the shares and sole dispositive power as to 16,612,661 of the shares. The principal business address of Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(8)Based on information filed with the SEC on Schedule 13G on September 30, 2025: BlackRock, Inc. reported beneficial ownership of 14,152,788 shares, sole voting power as to 13,117,249 of the shares and sole dispositive power as to 14,152,788 of the shares. The principal business address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(9)Mr. Mattiske stepped down as an executive officer of Bunge effective December 11, 2025. As as result, his shares are not included in the "all directors and executive officers as a group" line.
(10)Includes all directors and persons who served as executive officers as of March 19, 2026.

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PROPOSAL 8 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION UNDER U.S. SECURITIES LAW REQUIREMENTS
Pursuant to the rules of the Securities and Exchange Commission, we are required to provide shareholders with a non-binding advisory vote to approve the compensation of our Named Executive Officers (NEOs) (the "say-on-pay" vote) as disclosed in the Compensation Discussion and Analysis ("CD&A"), accompanying compensation tables and related narrative disclosures on pages 46 through 73 of this proxy statement. The Board recognizes the importance of our shareholders' opportunity to cast an advisory say-on-pay vote as a means of expressing views regarding the compensation of our NEOs. In 2025, 84.6% of the shares voted on the say-on-pay proposal were voted "for" the proposal. At the 2023 Annual General Meeting, 97.5% of the shares voted supported the Board's recommendation to hold a "say-on-pay" vote every year. As a result, the Board determined that the Company will hold a "say-on-pay" vote once every year until the 2029 Annual General Meeting, which, in accordance with applicable law, is the next required vote on the frequency of future "say-on-pay" votes.

Our compensation philosophy is to pay-for-performance, support our business goals, align the interests of management and our shareholders, and offer competitive compensation arrangements to attract, retain and motivate high-caliber executives. Our Human Resources and Compensation Committee regularly reviews our executive compensation program to ensure alignment with our business strategy and compensation philosophy. Additionally, our executive compensation program has been designed to appropriately balance risks and rewards and discourage excessive risk-taking by our executives.
For the reasons highlighted above, and more fully discussed in the CD&A, the Board unanimously recommends that shareholders vote in favor of the following advisory resolution:
"RESOLVED, that the shareholders approve the compensation of the NEOs as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, the accompanying compensation tables and related narrative disclosure in this Proxy Statement."
You may vote "for" or "against" this proposal, or you may abstain from voting. Although the vote on this Proposal 9 is advisory and non-binding, the Human Resources and Compensation Committee and the Board will review the voting results on the proposal and will consider shareholder views in connection with our executive compensation program.

☑	OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.
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COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis ("CD&A") provides an overview of our executive compensation program and an analysis of the decisions made with respect to the compensation of our Named Executive Officers ("NEOs") in 2025.
Named Executive Officers
For 2025, our NEOs(1) were as follows:

Gregory Heckman Chief Executive Officer	John Neppl Chief Financial Officer	Julio Garros Chief Operating Officer	Christos Dimopoulos EVP, Global Markets & Chief Sustainability Officer	Joseph Podwika Chief Legal Officer
(1) David Mattiske, former Co-Chief Operating Officer, was also an NEO for 2025. Mr. Mattiske, previously the Chief Executive Officer of Viterra Limited, served as Co-Chief Operating Officer at Bunge from the closing of the Viterra Transaction until December 11, 2025 and terminated employment involuntarily on December 31, 2025.

COMMITMENT TO SHAREHOLDERS
Shareholder Engagement
Strong governance, driven by best practice and feedback from shareholders. We annually submit our executive compensation program to a shareholder advisory say-on-pay vote. We value the opinions of our shareholders as expressed through this vote and other communications. Through our robust engagement outreach program, we receive valuable feedback on the issues that are most important to our shareholders, including our executive compensation program, governance, sustainability, director skills and qualifications, corporate responsibility and our business and strategic direction. Similar to previous years, our non-employee Board Chair and members of our senior management team engaged with institutional investors representing approximately 40-50% of our issued and outstanding shares annually.
2025 Say-on-Pay Vote
At our 2025 Annual General Meeting, 84.6% of the votes cast on our annual say-on-pay vote were in favor of our executive compensation program, and the average say-on-pay vote result for the past three years was approximately 92.5% of votes cast. We attribute this favorable support to our continued engagement with shareholders, as well as the Human Resources and Compensation Committee's consideration of competitive market practices and its goal of linking executive pay and performance. Based on this favorable support in 2025 and in prior years, we continued to use the same key features of our compensation programs in 2025, and no changes were made as a direct result of the say-on-pay vote results.

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OVERVIEW
Pay and Performance
Performance drives pay. The Human Resources and Compensation Committee actively monitors the relationship between pay and performance, and strives to maintain a strong relationship between the two.

Bunge's executive compensation philosophy is built upon a strong foundation of linking pay with performance	Align the interests of executives with long-term interests of shareholders	The majority of each executive's pay opportunity is delivered in the form of equity-based long-term incentives with multi-year vesting

	Drive business goals and strategies	Incentive plan targets are directly tied to strategic business goals and initiatives, and are based upon metrics that drive long-term value creation

	Reward profitable growth and increased shareholder value	Performance metrics balance earnings and returns on investment and the pay mix delivers a majority of pay through equity, resulting in realized compensation in-line with the creation of long-term shareholder value
In 2025, we continued to have performance-based sustainability goals as a component of the annual incentive bonuses paid to our executive team and nearly 11,000 of our employees. The resulting payout is directly impacted by our attainment of these goals.
In addition, we are committed to clarity of compensation disclosures and maintaining strong compensation governance practices to support the pay-for-performance principles of our executive compensation program. Our culture closely aligns the program with the interests of our shareholders.

WHAT WE DO	WHAT WE DON'T DO

✓ We Do award 77% of target total compensation for our CEO and 60% for other NEOs on average in long-term equity-based incentives, a majority of which are performance-based
✓ We Do use multiple performance metrics for short-term and long-term awards
✓ We Do conduct an annual compensation risk assessment for employee incentive plans
✓ We Do have robust share ownership guidelines for directors, executive officers and other senior leaders
✓ We Do have executive recoupment policies, including a clawback policy that is intended to comply with Dodd-Frank rules adopted by the SEC and the NYSE

✗ We Don't allow repricing of stock options or buy out underwater stock options without shareholder approval
✗ We Don't have single trigger change of control provisions
✗ We Don't have golden parachute excise tax gross ups
✗ We Don't allow hedging or pledging of Company shares or holding Company shares in margin accounts
✗ We Don't allow transactions by directors, officers and Company insiders in Company stock without pre-clearance
✗ We Don't have excessive executive perquisites

Bunge | 2026 Proxy Statement 47

Pay Structure and Highlights
Highly performance-leveraged and focused on long-term equity incentives. In furtherance of aligning our executive compensation program with shareholders' interests, it is our practice to deliver the majority of NEO compensation in the form of long-term incentives with a majority that are only earned upon achievement of pre-established financial goals. For 2025, long-term incentives consisted of a mix of 60% performance-based restricted stock units ("PBRSUs") and 40% time-based restricted stock units ("TBRSUs") for all NEOs. The Human Resources and Compensation Committee reviews this mix annually.
Key Elements of 2025 Executive Compensation

Pay Element	Pay Philosophy	Components	Performance Link

Base Salary	Varies based on role, skill level and individual contributions	Cash	Sustained Individual Performance

Annual Incentive Plan ("AIP")(1)	Driven by achievement of the company and individual performance against strategic priorities	Cash	Bunge Financial Performance (Adj PBT(I)(2) +/- Scorecard Objectives Modifier)

Individual Performance / Strategic Goals

Long-Term Incentive Plan ("LTIP")	Aligns interests of executives with shareholders and drives achievement of sustained long-term value creation	PBRSUs	3-Year Cumulative EPS

3-Year Average AROIC

3-Year RTSR (Modifier)

Stock Price Appreciation

TBRSUs
(1)In lieu of the AIP, Mr. Dimopoulos is eligible for the annual Risk Management & Optimization Incentive ("RMOI") award. Details regarding the RMOI award are set forth on page 56 of this proxy statement.
(2)Adj PBT(I) represents adjusted Profit Before Taxes (EBIT less Net Interest Expense), plus the annual expense for business results of Bunge's global incentive plans (including social charges), adjusted for notables and timing differences.
Target Mix of Executive Compensation
Our CEO’s target total direct compensation (base salary, target annual incentive and target long-term incentive) includes a mix of pay that is heavily weighted to long-term, equity-based incentives (77%). On average, our NEOs other than our CEO have 60% of total compensation targeted to be paid in long-term, equity-based incentives.

	Base Salary	Annual Cash Incentive	Long-Term Equity Incentive
CEO Target Total Compensation Mix(1)	8%	15%	77%

		92% Variable

	Base Salary	Annual Cash Incentive	Long-Term Equity Incentive
Other NEO Target Total Compensation Mix(1)	19%	21%	60%

		81% Variable
(1) Base salary, target annual cash incentive and target value of long-term equity incentive awards at grant. Mr. Mattiske's compensation is excluded from the Other NEO average shown above.
Bunge | 2026 Proxy Statement 48

DETERMINING COMPENSATION
Role of the Human Resources and Compensation Committee
Ensure strong governance and adherence to pay for performance principles. The Human Resources and Compensation Committee is composed entirely of non-employee directors who meet the applicable independence requirements and is responsible for the governance of our executive compensation program, including but not limited to designing, reviewing and overseeing administration of the program. Each year, the Human Resources and Compensation Committee reviews and approves all compensation decisions for the NEOs, except the CEO, and reviews and recommends all compensation decisions for the CEO to the Board of Directors for approval in accordance with the methodology described below.
When making compensation decisions, the Human Resources and Compensation Committee analyzes data from the comparator groups described on page 50 of this proxy statement. In addition, the Human Resources and Compensation Committee also considers several factors that it deems important in setting target total direct compensation for each NEO, as well as when recommending target total direct compensation for the CEO to the Board for approval:
•Individual responsibilities, experience and achievements of the NEO and potential contributions towards our performance;
•Input and recommendations from the independent compensation consultant;
•Recommendations from the CEO and CHRO (for officers other than themselves); and
•Relationship between pay and performance against the peer group.
The differences in target compensation levels among our NEOs are primarily attributable to the differences in the median range of compensation for similar positions in the comparator groups and the factors described above.
Role of Executive Officers
Assist in executing on our pay for performance strategy. The CEO assists the Human Resources and Compensation Committee in setting the strategic direction of our executive compensation program, evaluates the performance of the NEOs (excluding himself) and makes recommendations to the Human Resources and Compensation Committee regarding their compensation, in consultation with the CHRO. Although it gives significant weight to the CEO's recommendations, the Human Resources and Compensation Committee retains full discretion in making compensation decisions. The CEO is not present during the deliberations on his compensation. The CEO, CFO and the CHRO also participate in developing and recommending the performance criteria and measures for our NEOs under our annual and long-term incentive plans for consideration by the Human Resources and Compensation Committee.
No other executive officers participated in the executive compensation process for 2025. Our human resources department, under the supervision of the CHRO, also supports the Human Resources and Compensation Committee in its work and implements our executive compensation program.
Role of Independent Compensation Consultant
Provide independent advice toward the fulfillment of the Human Resources and Compensation Committee's mission. Pursuant to its charter, the Human Resources and Compensation Committee is empowered to hire outside advisors as it deems appropriate to assist in the performance of its duties. The Human Resources and Compensation Committee has sole authority to retain or terminate any such advisors and to approve their fees.
The Human Resources and Compensation Committee has retained Semler Brossy as its independent compensation consultant to provide information, analysis and objective advice regarding our executive compensation program. Management has no role in the Human Resources and Compensation Committee selecting Semler Brossy. The Human Resources and Compensation Committee periodically meets with Semler Brossy to review our executive
Bunge | 2026 Proxy Statement 49

compensation program and discuss compensation matters, including in executive session without management present. For 2025, Semler Brossy performed the following functions at the Human Resources and Compensation Committee's request:
•Assisted the Human Resources and Compensation Committee in its review and assessment of the peer group for the purpose of providing competitive market information for the design of executive compensation programs;
•Compared each element of the NEOs' target total direct compensation opportunity with the corresponding compensation elements for the comparator groups to assess competitiveness;
•Prepared an analysis of pay and performance relative to the peer group to support the Human Resources and Compensation Committee's goal of aligning our executive compensation program with shareholders' interests;
•Prepared the compensation risk assessment in relation to our executives;
•Advised the Human Resources and Compensation Committee on competitive pay practices for non-employee director compensation;
•Prepared presentations for the Human Resources and Compensation Committee on general U.S. trends and practices in executive compensation;
•Supported the Human Resources and Compensation Committee in its review of this CD&A; and
•Advised the Human Resources and Compensation Committee on the design of executive incentive programs and arrangements.
The Human Resources and Compensation Committee reviews its relationship with Semler Brossy annually. The process includes a review of the quality of the services provided, the fee structure for the services, and the factors impacting Semler Brossy's independence under the rules of the SEC and the listing standards of the NYSE. In March 2026, the Human Resources and Compensation Committee concluded that no conflict of interest exists that would prevent Semler Brossy from independently advising the Human Resources and Compensation Committee.
Competitive Market Positioning
Opportunities to earn superior pay for superior performance. We use various methods to determine the elements of our executive compensation program and review current compensation practices and levels. Our executive compensation program strives to provide a mix of base salary, target annual cash incentive awards and target annual long-term incentive awards (referred to, in aggregate, as target total direct compensation) that is aligned with the program's principles and objectives and is competitive with compensation provided by a peer group of selected publicly traded companies.
The Human Resources and Compensation Committee, in consultation with its independent compensation consultant, Semler Brossy, selects several peer companies having one or more of the following characteristics:
Bunge | 2026 Proxy Statement 50

Peer Group Composition		2025 Peer Group (n=18)

Industry	Upstream •Ag. Machinery •Inputs/Materials •Multi-Line Ag. Downstream •Logistics •Oil & Gas •Food Distribution •Food Manufacturing
•Archer-Daniels-Midland Company
•Caterpillar
•CNH Industrial N.V.
•Corteva, Inc.
•Deere & Company
•Dow Inc.
•FedEx
•Kraft Heinz
•LyondellBasell
•Marathon Petroleum
•Mondelez
•Nucor
•Nutrien Ltd.
•Phillips 66
•Sysco Corporation
•Tyson Foods, Inc.
•UPS
•Valero Energy

Revenue	•Revenue targeted between 0.2 to 1.5x Bunge •Preference for companies with more than 25% of revenue generated outside the United States

Enterprise Value	•Enterprise Value targeted between 0.5 to 3.0x Bunge
In early 2025, the peer group was reviewed and substantially revised based on the pending merger with Viterra. Bunge has few direct competitors, which is why, following the merger, we have adopted a value chain-based methodology to encompass a wider range of potential peers and adjust to evolving business dynamics over time. These peers, generally, represent companies that specialize in different aspects of Bunge's value chain (e.g., machinery, materials, logistics) from which Bunge may attract talent and, therefore, provide the best comparison for the purpose of determining appropriate compensation levels. Even with this new approach, the ratio of enterprise value relative to revenue in our commodities-based business regularly results in our placing in the top quartile in revenue and at approximately the lower quartile in enterprise value within our peer group. Positioning of the combined entity against the new peer group is similar to the pre-merger positioning.
Bunge position (I) vs. 2025 Peer Group

	0	25	50	75	100

Revenue(1)
83rd Percentile

Enterprise Value(1)
13th Percentile
(1)Based on publicly available data for the peer group as of December 31, 2025.
The Human Resources and Compensation Committee periodically reviews the composition of the peer group and, as appropriate, updates it to ensure continued relevance and to reflect mergers, acquisitions or other business-related changes that may occur. The following changes were made to the peer group for 2025:
Removed: The Mosaic Company, Ingredion Incorporated, International Paper Company, PPG Industries, Inc., Alcoa Corporation, WestRock Company, General Mills, Inc., Kellanova, US Foods Holding Corp., and Conagra Brands, Inc. were removed as Bunge became outsized relative to these companies following the merger with Viterra.
Added: Caterpillar, Inc., Deere & Company, CNH Industrial N.V., LyondellBasell Industries N.V., Nucor Corp., UPS, Inc., FedEx Corp., Phillips 66 Co., Marathon Petroleum Corp., Valero Energy Corp., Mondelez International, Inc., and Kraft Heinz Co. were added as these companies specialize in different aspects of our value chain and better align with our business size and financial criteria following the merger.
These changes to the peer group will ensure we maintain an adequate number of peers to establish a robust data set and better balance the composition of revenue and enterprise value among the peers.
Bunge | 2026 Proxy Statement 51

In determining NEO compensation, the Human Resources and Compensation Committee reviews a market analysis prepared by Semler Brossy, which includes equally weighted peer group compensation data and general industry data provided by Willis Towers Watson. This data enables the Human Resources and Compensation Committee to compare the competitiveness of NEO compensation based on their individual responsibilities and scope against comparable positions within our peer group and a broader general industry group of public companies. We refer to the peer group and other data sources collectively as the "comparator groups."
As an initial guideline, the Human Resources and Compensation Committee generally seeks to set target total direct compensation for the NEOs at levels that are competitive with the median of the comparator groups. Our executive compensation program retains the flexibility to set target total direct compensation above or below the median of the comparator groups in the Human Resources and Compensation Committee's reasonable discretion to recognize factors such as market conditions, job responsibilities, experience, skill sets and ongoing or potential contributions to Bunge. In addition, actual compensation earned in any annual period may be at, above, or below the median depending on the individual's and Bunge's performance for the year.

PRINCIPAL ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM
Base Salary
Compensation for responsibilities, skill and experience. A portion of annual cash compensation is paid as base salary to provide NEOs with a competitive level of pay for the execution of their key responsibilities. Base salaries for the NEOs are reviewed on an annual basis, and in connection with a promotion, individual performance or other change in responsibilities. The Human Resources and Compensation Committee establishes base salaries for the NEOs based on several factors, including:
•Evaluation of the executive's scope of responsibilities;
•Experience, contributions, skill level and pay compared to comparable executives in the comparator groups;
•Input and recommendations from its independent compensation consultant; and
•Recommendations from the CEO, in consultation with the CHRO, for each NEO, other than the CEO.
There is no set schedule for base salary increases. Salary increases are periodically provided based on competitive factors or in connection with an increase in responsibilities. Base salaries are generally targeted at approximately the median level for comparable executives in the comparator groups. The Human Resources and Compensation Committee set the base salaries of the NEOs in 2025 as follows:

Executive	Base Salary (as of 12/31/2024)	Base Salary (as of 12/31/2025)	Percentage Increase
Gregory Heckman	$1,400,000	$1,400,000	—%
John Neppl	$800,000	$800,000	—%
Julio Garros(1)	$724,387	$767,975	6%
Christos Dimopoulos(2)	$886,200	$886,200	—%
Joe Podwika	$625,000	$625,000	—%
David Mattiske(2)	N/A	$891,948	N/A
(1)For 2025, Mr. Garros received a base salary increase associated with his increased responsibilities as Chief Operating Officer and to better align his base salary with comparable positions among the peers in the comparator group. Amounts shown have been converted from Brazilian reals to U.S. dollars at the exchange rate of 0.1807 U.S. dollars per Brazilian real as of December 31, 2025.
(2)Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.2660 U.S. dollars per Swiss franc as of December 31, 2025.
The base salary earned by each NEO is set forth in the "Salary" column of the Summary Compensation Table on page 68 of this proxy statement.
Bunge | 2026 Proxy Statement 52

Annual Incentive Plan
Drive achievement of short-term progress toward long-term value creation. The Human Resources and Compensation Committee provides certain NEOs an opportunity to earn cash incentive awards under our Annual Incentive Plan ("AIP"), an annual, performance-based incentive plan that is directly related to the achievement of overall Company financial and predetermined strategic measures, aligned with our long-term strategy and goals. This same plan is available to a broad group of employees.
Target annual cash incentive award opportunities under the AIP are established by the Human Resources and Compensation Committee using analyses of comparable executives in the comparator groups and based on a percentage of each respective NEO's base salary. The Human Resources and Compensation Committee generally sets target annual cash incentive opportunities to be competitive with the median level for comparable executives in the comparator groups.
The following target annual incentive awards were established for our NEOs in 2025:

Executive	2025 Target Annual Incentive Percent of Base Salary	2025 Target Annual Incentive Award Opportunity
Gregory Heckman	180%	$2,520,000
John Neppl	125%	$1,000,000
Julio Garros(1)	150%	$1,151,963
Christos Dimopoulos(2)	N/A	N/A
Joe Podwika	75%	$468,750
David Mattiske(3)	150%	$1,337,922
(1)Amounts shown have been converted from Brazilian reals to U.S. dollars at the exchange rate of 0.1807 U.S. dollars per Brazilian real as of December 31, 2025.
(2)Mr. Dimopoulos participates in the RMOI (as discussed below), therefore, is not eligible for the AIP.
(3)Mr. Mattiske was paid an amount equal to 100% of his target annual incentive award as part of his severance calculation per the terms of the Executive Severance Plan. Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.2660 U.S. dollars per Swiss franc as of December 31, 2025.
For 2025, the target annual incentive award opportunity for the following NEOs increased as a result of a review of their target total direct compensation for comparable positions among the peers in the comparator group, which substantially changed as a result of the Viterra Transaction: Mr. Heckman from 170% to 180%, Mr. Neppl from 100% to 125%, and Mr. Garros from 100% to 150%. The actual annual incentive awards earned by each NEO may be above, at, or below the established target level based on Bunge's financial performance and the respective NEO's individual performance goals attained for the relevant year. In order to receive a partial incentive award under the AIP, a threshold level must be attained before a payout is made. Incentive opportunities are also subject to caps on the amounts that can be earned. For 2025, Messrs. Heckman, Neppl, Garros, Podwika, and Mattiske were eligible to receive a payout ranging from 0% to 240% of their target annual incentive award opportunity shown in the far-right column in the table above. In order to earn a maximum payout, both financial and individual performance must be achieved at maximum levels of 250% and 200% of target, respectively.
For 2025, the Human Resources and Compensation Committee established the following performance weightings for NEOs under the AIP:

Executive	Financial Performance	Individual Performance

	Adj PBT(I) +/- Modifiers	Strategic Objectives
Gregory Heckman	80%	20%
John Neppl	80%	20%
Julio Garros	80%	20%
Christos Dimopoulos(1)	N/A	N/A
Joseph Podwika	70%	30%
David Mattiske	80%	20%
(1) Mr. Dimopoulos participates in the RMOI (as discussed below), therefore, is not eligible for the AIP.
Bunge | 2026 Proxy Statement 53

Financial Performance
Maintain focus on One Bunge and overall Company performance. For 2025, we once again operated under our funding approach for the AIP. The funding approach calculates a share of profit that is then allocated based on the individual incentive targets. The funding approach is intended to remove variability driven by difficulty in forecasting our commodity driven business and better align with overall results for shareholders. The main funding mechanism is Adj PBT(I) which represents profit before taxes (EBIT less net interest expense), plus the annual expense for the business results of Bunge's global incentive plans (including social charges), adjusted for notables and timing differences. This may then be modified up or down by the scorecard objectives.
The AIP funding rate is evaluated annually by the Human Resources and Compensation Committee and set at a level that ensures 1) the range of outcomes is competitive to market, including payouts consistent with standard levels of probability, 2) no payout is generated unless cost of capital is achieved and 3) the target payout is aligned with our externally stated baseline earnings. The AIP funding rate for 2025 was set at 4.8% of Adj PBT(I), +/- 2.1% based on the modifiers, as established by the Human Resources and Compensation Committee on February 12, 2025. Following the closing of the merger between Bunge and Viterra, the Human Resources and Compensation Committee assessed the impact of the Viterra Transaction on the potential results of the incentive plan. The assessment considered several factors, including the integration of new employees into the plan and the potential impact of the merger on Adj PBT(I). As a result of this assessment, the decision was made to adjust the funding rate accordingly from 4.8% to 4.1% to calculate the award achievement, with a new modifier range of +/- 1.8%. These changes to the AIP funding rate were made to take into account the impact of the Viterra Transaction, while maintaining the rigor of the approach used to set the original funding rate.

4.1% Adj PBT(I)	+/-	1.8% Modifier	Scorecard Objectives
Quality of earnings relative to internal and external benchmarks
Sustainability
The modifiers are designed to advance progress in key strategic areas. In determining the impact of the modifiers, the Human Resource and Compensation Committee considered the following:
•Quality of earnings relative to internal and external benchmarks — working capital usage; structural versus positioning results; and earnings mix
•Sustainability — traceability toward our deforestation goals; achievement of emissions reduction
Based on these accomplishments, The Human Resources and Compensation Committee certified the following actual results on January 30, 2026:

Funding Mechanism	Funding Rate

Adj PBT(I)	4.10%
Modifier (Scorecard Objectives)
Quality of Earnings	+0.40%
Sustainability	+0.40%

Final Funding Rate	4.90%
Once the final funding rate is determined, it is multiplied by the Adj PBT(I) to come up with the total funding amount. This amount is divided by the Aggregate AIP Financial Performance Target, which is the sum of the total payout under the financial performance measure if each of the AIP participants were to achieve target payout based on their respective percent of base salary.
Bunge | 2026 Proxy Statement 54

Adj PBT(I)	x	Final Funding Rate	÷	Aggregate AIP Financial Performance Target	=	Payout of Financial Performance
The following table shows the implied Adj PBT(I) that would have resulted in Threshold, Target and Maximum payouts of the financial performance for the 2025 AIP with the 4.90% Final Funding Rate applied (dollar amounts are in millions of USD):

Performance Metric	Threshold (30% Payout)	Target (100% Payout)	Maximum (250% Payout)	Actual

Implied Adj PBT(I)(1)	$349	$1,164	$2,910	$1,789

		Payout of Financial Performance		154%
(1) Based on an Aggregate AIP Financial Performance Target of $57M
Amounts used to determine performance of financial results are derived from our audited financial statements. Under the terms of the AIP, the Human Resources and Compensation Committee may adjust actual results achieved, in its discretion, if it determines that such adjustment is appropriate to reflect unusual, unanticipated or non-recurring items or events. Consistent with past practice and according to pre-established principles, in calculating payouts for 2025 AIP awards, the Human Resources and Compensation Committee chose to exclude certain gains and charges as disclosed in our earnings release filed on Form 8-K on February 4, 2026. These gains and charges were associated with (1) loss related to the settlement of one of the Company's US defined benefit pension plans, (2) gain on the sale from the disposition of our corn milling business in North America, and (3) acquisition and integration costs related to the Viterra Transaction.
Individual Performance
Reward successful execution of strategic initiatives. In addition to financial performance, each NEO was evaluated on the achievement of individual performance objectives that relate to the achievement of specific aspects of our business plans and strategies, as well as other initiatives relating to the NEO's position.
The individual performance component of the awards provides the Human Resources and Compensation Committee an opportunity to reward NEOs for achievement of performance objectives that drive overall Company success. These objectives are reviewed and approved by the Human Resources and Compensation Committee at the beginning of each year. For 2025, the individual objectives for our NEOs were aligned to three focus areas:
•Business Continuity & Operational Performance — risk management, continuous improvement, Viterra Transaction integration preparedness to ensure business continuity and preserve critical capabilities;
•Growth — customers, projects, initiatives and value creation; and
•People & Purpose — safety, sustainability, company culture and talent for future growth.
2025 Annual Incentive Award Determinations
The Human Resources and Compensation Committee reviews and approves the annual incentive awards based on audited results of the financial performance and the achievement of individual performance objectives, as described above. The Human Resources and Compensation Committee seeks to set rigorous, but achievable, goals at the beginning of the year and evaluates preliminary payouts at year-end to ensure appropriate alignment of pay and performance.
The table below sets forth the actual annual incentive awards paid to each NEO for performance achieved in 2025:
Bunge | 2026 Proxy Statement 55

Executive	2025 Calculated Award as a Percent of Target	2025 Actual Award Total Value
Gregory Heckman	163%	$4,112,640
John Neppl	153%	$1,532,000
Julio Garros(1)	163%	$1,880,003
Christos Dimopoulos(2)	N/A	N/A
Joe Podwika	138%	$645,938
David Mattiske(3)	100%	$1,337,922
(1)Amounts shown have been converted from Brazilian reals to U.S. dollars at the exchange rate of 0.1807 U.S. dollars per Brazilian real as of December 31, 2025.
(2)Mr. Dimopoulos participates in the RMOI (as discussed below), therefore, is not eligible for the AIP.
(3)Mr. Mattiske was paid an amount equal to 100% of his target annual incentive award as part of his severance calculation. Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.2660 U.S. dollars per Swiss franc as of December 31, 2025.
The actual amount awarded to each NEO is also set forth in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table on page 68 of this proxy statement.
Annual Risk Management & Optimization Incentive Awards
Mr. Dimopoulos had responsibility for optimizing the financial contribution derived from managing the related physical and financial flows within our Agribusiness segment. This financial contribution results from optimizing the risk created from managing the timing differences of procuring from farmers when they are willing to sell and selling to customers when they are ready to buy. Accordingly, he participated in a separate performance-based annual cash incentive award opportunity in 2025—the annual Risk Management & Optimization Incentive ("RMOI") award.

Executive	Financial Performance	Risk Management & Optimization

	Adj PBT(I) +/- Modifiers	Risk Adjusted Profit
Gregory Heckman(1)	N/A	N/A
John Neppl(1)	N/A	N/A
Julio Garros(1)	N/A	N/A
Christos Dimopoulos	50%	50%
Joe Podwika(1)	N/A	N/A
David Mattiske(1)	N/A	N/A
(1)Messrs. Heckman, Neppl, Garros, Podwika, and Mattiske participate in the AIP and, therefore, are not eligible for the RMOI.
A portion of this award opportunity reflects the role as executive leader in contributing to the overall success of the Company and is linked directly to the achievement of the same financial performance results as described for the AIP above: Adj PBT(I), modified by our achievement of scorecard objectives. The remainder of this award opportunity reflects the direct impact of Mr. Dimopoulos on the earnings from trading, merchandising and positioning to maximize the earnings at risk in our asset base. The performance metric used for the RMOI award is Risk Adjusted Profit, which we define as the aggregate contribution generated from optimizing the physical and financial flows of our Agribusiness value chains after applying working capital and risk capital charges to take into account the quality of earnings generated relative to the amount of capital utilized during the year. The award opportunity is intended to align the compensation we provide for Mr. Dimopoulos with the compensation provided to comparable executives in commodity-based environments in the comparator groups. The award is subject to a minimum level of performance that must be achieved before a payout under the award will occur. The award is also subject to a maximum for which the payout may not exceed. The following target RMOI award was established by the Human Resources and Compensation Committee in 2025:
Bunge | 2026 Proxy Statement 56

Executive	2025 Target RMOI Percent of Base Salary	2025 Target RMOI Award Opportunity
Gregory Heckman(1)	N/A	N/A
John Neppl(1)	N/A	N/A
Julio Garros(1)	N/A	N/A
Christos Dimopoulos(2)	125%	$1,107,750
Joe Podwika(1)	N/A	N/A
David Mattiske(1)	N/A	N/A
(1)Messrs. Heckman, Neppl, Garros, Podwika, and Mattiske participate in the AIP and, therefore, are not eligible for the RMOI.
(2)Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.2660 U.S. dollars per Swiss franc as of December 31, 2025.
For 2025, target RMOI award opportunity for Mr. Dimopoulos did not change. The actual annual incentive award earned may be above, at, or below the established target level based on Bunge's financial performance and the RMOI performance attained for the relevant year. Incentive opportunities are also subject to caps on the amounts that can be earned. For 2025, Mr. Dimopoulos was eligible to receive a payout ranging from 0% to 250% of his target RMOI award opportunity shown in the far-right column in the table above.
2025 RMOI Award Determinations
The Human Resources and Compensation Committee reviews and approves the RMOI award based on the results achieved against the audited financials and risk metrics as described above. The Human Resources and Compensation Committee seeks to set rigorous, but achievable, goals at the beginning of the year and evaluates payouts at year-end to ensure appropriate alignment of pay and performance. The RMOI goals and actual performance against RMOI goals are not disclosed as the Human Resources and Compensation Committee believes that disclosure could cause competitive harm to the Company.
In order to drive long-term value creation and ensure results are sustainable, the Human Resources and Compensation Committee requires that a portion of the RMOI award payout be deferred over a three-year period and be at risk based on future performance of the Agribusiness value chains. The deferral is eligible to be paid out in three annual installments commencing on the first anniversary of the grant date of the units, subject to reduction or forfeiture in the event of: (i) a cumulative annual risk management loss for the respective value chains during the deferral period; (ii) an executive's voluntary resignation of employment; or (iii) an executive's termination of employment by the Company for "cause."
The table below sets forth the actual RMOI award paid for performance achieved in 2025:

	Payout for 2025 Actual RMOI		Payout Mix for 2025 Actual RMOI
Executive	Percent of Target	Total Value	Paid	Deferred

Gregory Heckman(1)	N/A	N/A	N/A	N/A
John Neppl(1)	N/A	N/A	N/A	N/A
Julio Garros(1)	N/A	N/A	N/A	N/A
Christos Dimopoulos(2)	200%	$2,209,961	$1,531,464	$678,497
Joe Podwika(1)	N/A	N/A	N/A	N/A
David Mattiske(1)	N/A	N/A	N/A	N/A
(1)Messrs. Heckman, Neppl, Garros, Podwika, and Mattiske participate in the AIP and, therefore, are not eligible for the RMOI.
(2)Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.2660 U.S. dollars per Swiss franc as of December 31, 2025.
The actual amount awarded is also set forth in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table on page 68 of this proxy statement.

Bunge | 2026 Proxy Statement 57

Long-Term Incentive Plan
Aligns majority of pay with shareholder interests. The long-term equity-based incentive element of our executive compensation program is designed to incentivize actions that will drive sustainable, long-term value creation by providing NEOs with a continuing stake in our long-term success and to serve as an important component of retention. We further emphasize equity ownership by senior executives through the share ownership guidelines described on page 65 of this proxy statement.
Pursuant to the 2024 Long-Term Incentive Plan ("2024 LTIP"), the Human Resources and Compensation Committee grants long-term incentive awards to NEOs in the form of PBRSUs and TBRSUs that vest upon continued service over a specified period of time (and, with respect to PBRSUs, subject to achievement of specified performance goals).
Grants are generally made in the first quarter of each year, when compensation decisions for the year are made and after the public release of our year-end audited financial results. In limited, special situations, long-term incentives may be granted at other times in the event of a new hire, promotion, for retention purposes or to recognize exceptional performance.
The mix of long-term incentives for the 2025 annual grant cycle for the NEOs was 60% PBRSUs and 40% TBRSUs.
The Human Resources and Compensation Committee targets the value of the long-term incentive awards granted to the NEOs to provide total compensation opportunities that approximate the median of comparable executives in the comparator groups. The Human Resources and Compensation Committee also considers the following factors in determining the type and amount of long-term incentive awards:
•Feedback from shareholder engagement;
•Input and recommendation from its independent compensation consultant;
•Potential shareholder dilution;
•Share overhang (defined as the number of shares available for grant, plus outstanding stock option and restricted stock unit awards);
•Burn rate or run rate (defined as the number of shares granted divided by the number of registered shares issued and outstanding); and
•Projected cost and accounting expense on our earnings.
In 2025, the Human Resources and Compensation Committee granted the following long-term incentive award amounts to NEOs:

Executive	2025 Total LTIP Target Value
Gregory Heckman	$13,000,000
John Neppl	$3,250,000
Julio Garros	$3,500,000
Christos Dimopoulos	$2,000,000
Joe Podwika	$1,750,000
David Mattiske(1)	$3,500,000
(1) At the closing of the Viterra Transaction, Mr. Mattiske, previously the Chief Executive Officer of Viterra Limited, was appointed as Co-Chief Operating Officer at Bunge. The equity award value set forth above reflects his regular annual equity award granted on July 2, 2025. On such date, he also received a special, one-time award of TBRSUs, with a target grant date fair value of approximately $3,000,000. In addition, Mr. Mattiske's outstanding cash-based long-term incentive awards granted by Viterra were converted into an award of TBRSUs with a grant date fair value equal to approximately $7,600,000 with terms similar to those of the converted awards. Each of these additional awards is described in further detail below.
In determining the number of units granted in 2025, the Human Resources and Compensation Committee used the average of the high and low prices of our registered shares on the date of grant to align the value of the grant with the
Bunge | 2026 Proxy Statement 58

number of shares granted on a specific date. The actual amount awarded to each NEO is also set forth in the "Stock Awards" column of the Summary Compensation Table on page 68 of this proxy statement.
Performance-Based Restricted Stock Unit Awards
Reward achievement of long-term value drivers, EPS and AROIC, and stock price appreciation. PBRSUs are tied to our long-term performance to ensure that NEO pay is directly linked to the achievement of sustained long-term operating performance. Reflective of the desire to balance earnings growth and efficient use of capital, the Human Resources and Compensation Committee has chosen to measure performance in an equal mix of three-year cumulative EPS and three-year average AROIC for Bunge as a whole, with an RTSR modifier. Adjustments used for AROIC account for mark-to-market timing differences and adjust for readily marketable inventories. The Human Resources and Compensation Committee considers EPS and AROIC key drivers of shareholder value and fundamental to long-term value creation.
On February 12, 2025, the Human Resources and Compensation Committee approved the grant of PBRSUs to the NEOs for the 2025-2027 performance period (other than Mr. Mattiske, whose grant was made on July 2, 2025). Payouts of the PBRSUs, if any, will generally be subject to the NEO's continued employment through the vesting date (generally, the third anniversary of the grant date) and will be based (i) 50% on our achievement of cumulative EPS targets and (ii) 50% on our achievement of average AROIC targets established by the Human Resources and Compensation Committee on the grant date. Once the achievement of the financial targets has been calculated, up to an additional 25% may be added or subtracted from the results depending on Bunge's three-year TSR performance relative to the S&P 500 Industrials comparator RTSR. In the event that the RTSR would result in a positive modifier, but Total Shareholder Return of Bunge is negative over the three-year period, the RTSR modifier would not be applied. In no event will the RTSR modifier result in an overall PBRSU achievement greater than the maximum payout attached to the award, for which the 2025 grant is 200% of the award target. Upon vesting, each PBRSU is settled with a Bunge registered share. In addition, dividend equivalents are paid in our registered shares on the date that PBRSUs are otherwise paid out, based on the number of shares vesting. However, in no event will dividend equivalents be paid on any shares in excess of the target award granted.
In setting the 2025-2027 targets, the Human Resources and Compensation Committee considered multiple factors, including:
•Investor expectations;
•Peer and broader market historical performance;
•Industry economic factors;
•Our historical and potential performance;
•Expectations related to mergers and acquisitions;
•Long-range plans and capital investments; and
•Typical distributions of payouts over time.
The resulting EPS and AROIC targets are established at levels that are intended to incentivize achievement of our long-term strategic plans and the continuous improvement of returns above our cost of capital.
Performance targets for the 2025-2027 cycle are not disclosed prior to the end of the performance period as the Human Resources and Compensation Committee believes that disclosure would cause competitive harm to the Company.
As mentioned above, the Human Resources and Compensation Committee targeted to deliver 60% of the value of the 2025 long-term incentive award in PBRSUs. Information regarding the fair market value and number of PBRSUs that the NEOs may earn at the end of the 2025-2027 performance period, subject to satisfaction of the performance metrics described above, is shown in the Grants of Plan Based Awards Table on page 70 of this proxy statement.
2023-2025 PBRSU Award Determinations. Each year, following the end of a three-year PBRSU performance cycle, the Human Resources and Compensation Committee reviews and certifies the performance attained based on our reported audited financial statements, subject to the Human Resources and Compensation Committee's discretion to adjust such results for unusual, unanticipated or non-recurring items and events. In January 2026, the Human Resources and Compensation Committee reviewed and certified achievement of the performance metrics for the
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PBRSUs granted on March 15, 2023 for the 2023-2025 performance period. Fifty percent of the 2023-2025 awards vest based on three-year cumulative diluted EPS from continuing operations and 50% on three-year average AROIC. The RTSR modifier has the potential to add or subtract up to 25% from the results.
The EPS and AROIC performance targets for 2025 were adjusted to take into account the impact of the Viterra Transaction, while maintaining the approach of the original targets. Adjustments included global accounting changes to AROIC definitions and dilution in the year of close. These adjustments were made pursuant to the authority provided by the Committee to make such adjustments to preserve the intention of the award where there are unusual events or circumstances. Based on the Human Resources and Compensation Committee's determination that performance was at the levels set forth in the table below, PBRSUs were paid out at 59% of awarded target for the 2023-2025 performance period:

Performance Metric	Threshold (30%)	Target (100%)	Maximum (200%)	Actual(1)	Results

EPS	$18.90	$31.50	$44.10	$29.67	90%
AROIC	6.6%	15.2%	19.2%	12.5%	78%

	Weighted average payout of performance metrics				84%

Modifier(2)	Below 25%ile (-25%)	Between 25%ile and 75%ile	Above 75%ile (+25%)	Actual(1)	Results

RTSR	25%ile	Interpolated	75%ile	9%ile	-25%

	Total payout with modifier				59%
(1)Adjusted for the same gains and charges as the Annual Incentive Plan.
(2)The modifier is additive in nature and results that fall between performance levels will be interpolated on a straight-line basis
Time-Based Restricted Stock Unit Awards
Reward stock price appreciation and continued service. For 2025, the Human Resources and Compensation Committee granted TBRSUs with 40% weighting for all NEOs to promote alignment with shareholder interests as the ultimate value received will be a function of stock price performance. TBRSUs also help us maintain competitive compensation levels and retain executive talent through a multi-year vesting schedule. TBRSUs generally vest in full on the third anniversary of the date of grant.
On February 12, 2025, the Human Resources and Compensation Committee approved the grant of TBRSUs to the NEOs effective March 15, 2025 (other than Mr. Mattiske, whose grant was made on July 2, 2025). Information regarding the grant date fair value and the number of TBRSUs awarded to each NEO is set forth in the "Grants of Plan Based Awards Table" on page 70 of this proxy statement.
In addition to his regular annual equity grant, in connection with his appointment as Co-Chief Operating Officer following the closing of the Viterra Transaction, Mr. Mattiske received (1) a special, one-time award of TBRSUs with a grant date fair value of approximately $3,000,000, which award was scheduled to vest in two equal installments on each of the first two anniversaries of the grant date and (2) his outstanding Viterra long-term incentive cash awards were converted to an equivalent award of TBRSUs with a grant date fair value of approximately $7,600,000, with a vesting period commensurate with the original Viterra award.
Retirement and Executive Benefits
Competitively address basic health, welfare and retirement income needs. We provide employees with a wide range of retirement, health and welfare, insurance, paid time off and other employee benefits similar to, and on the same basis as, our other salaried employees, which are designed to attract and retain employees critical to our long-term success and to reflect the competitive practices of the companies in the peer group. U.S.-based NEOs are eligible for
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retirement benefits under the following plans: (i) Bunge Retirement Savings Plan; (ii) Bunge Excess Contribution Plan; (iii) Bunge Supplemental Excess Contribution Plan; and (iv) Bunge Deferred Compensation Plan. Each non-U.S.-based NEO is eligible to participate in a statutory retirement plan that covers substantially all employees who are employed in the country where the NEO is based. Amounts contributed by Bunge to such plans are set forth in the "All Other Compensation" column of the Summary Compensation Table on page 68 of this proxy statement.
Our executive compensation program also provides NEOs with limited perquisites and personal benefits for the primary purpose of allowing our executives to focus greater attention to important Company endeavors by helping them work more efficiently and minimizing distractions. All taxes payable on the value of these benefits are borne by the recipient of such benefits. The Human Resources and Compensation Committee, in consultation with Semler Brossy, periodically reviews the benefits provided to the NEOs to ensure competitiveness with market practices.
Retirement Savings Plan
Each U.S.-based NEO is eligible to participate in the Bunge Retirement Savings Plan (the "401(k) Plan")—a tax-qualified retirement plan that covers substantially all U.S.-based salaried and non-union hourly employees. Participants may contribute up to 50% of their compensation on a before-tax and/or Roth basis into their 401(k) Plan accounts. We match an amount equal to 100% for each dollar contributed by participants on the first 3% of their compensation and 50% for each dollar contributed on the next 2% of their compensation. In addition, we contribute a fixed contribution of 5% of compensation to their 401(k) Plan each year.
As the 401(k) Plan is a tax-qualified retirement plan, the Internal Revenue Code limits the "total contribution" that can be made to a participant's 401(k) Plan account each year. For 2025, the total contribution limit was $70,000 ($77,500 if age 50 or older, or $81,250 for ages 60-63 to account for catch-up and super catch-up, respectively). "Total contributions" include both employee contributions (before-tax, Roth, after-tax, and catch-up/super catch-up) and company contributions (Company matching and fixed contributions). In addition, the Internal Revenue Code limits the amount of annual compensation that may be taken into account in computing benefits under the 401(k) Plan. In 2025, this compensation limit was $350,000. Participants may direct the investment of their 401(k) Plan accounts into several investment alternatives, including a Bunge common share fund.
Excess Contribution Plan
Participants in the 401(k) Plan, including the U.S.-based NEOs, are eligible to participate in the Bunge Excess Contribution Plan—an unfunded, non-tax-qualified defined contribution plan that is designed to restore retirement benefits that cannot be paid from the 401(k) Plan due to Internal Revenue Code limits.
The benefit provided under the Excess Contribution Plan is generally equal to the difference between the Company benefit that would have been earned under the 401(k) Plan, without regard to any Internal Revenue Code limits, and the actual Company benefit provided under the 401(k) Plan. A participant's notional account balance is credited with investment return based on the selections he or she made or was defaulted into if no election was made. The investment funds available are similar to the 401(k) Plan, including the Bunge common share fund.
Payments are made from our general assets in a lump sum cash payment following a participant's termination of employment, subject to applicable restrictions set forth in Section 409A of the Internal Revenue Code.
Supplemental Excess Contribution Plan
In addition, each U.S.-based NEO is eligible to participate in the Bunge Supplemental Excess Contribution Plan—an unfunded, non-tax-qualified defined contribution plan that is designed to supplement retirement benefits for designated employees. The Human Resources and Compensation Committee of the Board designates those key employees who are eligible to participate in the Supplemental Excess Contribution Plan.
The benefit provided under the Supplemental Excess Contribution Plan will equal an amount determined as follows: the participant’s compensation multiplied by eight percent, less the maximum amount of employer contributions available to be credited to such participant’s accounts for such calendar year under the Bunge Retirement Savings Plan and the Bunge Excess Contribution Plan or their successor plans. For this purpose, the maximum amount of employer contributions includes: the maximum matching contributions allowed under such other plans and the non-matching employer contributions made on the participant’s behalf under such other plans. A participant's notional account
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balance is credited with investment return based on the selections he or she made or was defaulted into if no election was made. The investment funds available are similar to the 401(k) Plan, including the Bunge common share fund.
Payments are made from our general assets in a lump sum cash payment following a participant's termination of employment, subject to applicable restrictions set forth in Section 409A of the Internal Revenue Code.
Company contributions allocated to the NEOs under the Bunge Excess Contribution Plan and Bunge Supplemental Excess Contribution Plan are shown in the "All Other Compensation Total" column of the Summary Compensation Table on page 68 of this proxy statement.
Deferred Compensation Plan
We also maintain the Bunge Deferred Compensation Plan—an unfunded, non-tax-qualified deferred compensation plan that is designed to provide participants with an opportunity to defer receipt of current income into the future on a tax-deferred basis. For 2025, none of our NEOs, including the CEO, participated in the deferred compensation plan.
Eligible employees who meet the minimum base salary level may participate in the deferred compensation plan. For 2025, the minimum base salary level required to participate in the deferred compensation plan was $350,000. The deferred compensation plan allows participants to voluntarily defer from 1% to 10% of their base salary and up to 100% of their annual incentive compensation. A participant's notional account balance is credited with investment return based on the selections he or she made or was defaulted into if no election was made. The investment funds available are similar to the 401(k) Plan, including the Bunge common share fund.
Subject to the applicable restrictions set forth in Section 409A of the Internal Revenue Code, a participant may elect to defer receipt of income for any period not less than 36 months from the date of deferral and will receive a distribution of his or her account following the end of his or her elected deferral period or death. Subject to applicable restrictions set forth in Section 409A of the Internal Revenue Code, participants may elect to receive payment of their deferred account balance in a lump sum or in up to 15 annual installments. Distributions of a participant's account are made in cash and from our general assets.
Health and Welfare Plans
Active employee benefits such as medical, dental, life insurance and disability coverage are available to U.S. employees through our flexible benefits plan. Employees contribute toward the cost of the flexible benefits plan by paying a portion of the premium costs on a pre-tax basis. Long-term disability coverage can be paid on a pre- or post-tax basis at the employee's option.
Perquisites and Executive Benefits
It is the Human Resources and Compensation Committee's practice to limit special perquisites and executive benefits provided to the Company's executives. The Human Resources and Compensation Committee periodically reviews the perquisites provided to our executive officers under our executive compensation program. For 2025, we provided U.S.-based executive officers, including the NEOs, with corporate-sponsored financial wellness counseling. This offering is a valued planning benefit to help executives navigate complex financial planning. The benefit includes a personal advisor to deliver comprehensive financial guidance and help maximize the value of benefits and compensation provided to the executive by Bunge. Non-U.S. NEOs are provided with an automobile allowance in accordance with Company programs and local market practices. The Company provides relocation assistance and related tax assistance to eligible new and current employees to attract and retain qualified talent and facilitate transitions in job roles. The Company does not provide any gross-up payments to NEOs to cover the taxes due on perquisite related income, other than tax assistance (gross-up payments) on taxable relocation benefits.
In 2025, the Human Resources and Compensation Committee approved a limited budget of $150,000 of incremental cost for non-business use of the company charter aircraft by the CEO, a general market practice among Bunge's peer group and the S&P 500 companies.
Post-Employment and Change of Control Benefits
Focus executives on shareholder interests during periods of uncertainty. Our executive compensation program is designed to provide for the payment of post-employment benefits under certain plans in the event of particular
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terminations of employment. Providing post-employment and change of control benefits assists us in attracting and retaining executive talent and reduces the personal uncertainty that executives are likely to feel when considering a corporate transaction. These arrangements also provide valuable retention incentives that encourage executives to complete such transactions, thus enhancing long-term shareholder value.
Executive Severance Plan
Under our Executive Severance Plan, we have participation agreements with Messrs. Garros, Dimopoulos, Podwika and Mattiske with arrangements that provide post-employment benefits in the event that an executive’s employment is terminated by us or a successor without “cause” or by the executive for “good reason,” and, in the case of a change of control, with such termination occurring before the second anniversary of a “change of control” of the Company, as those terms are defined in the Executive Severance Plan.
The Executive Severance Plan provides that, upon a qualifying termination, the executive would be entitled to a payment equal to (i) 12 months of the executive's base salary and (ii) an amount equal to the executive's annual target bonus for the year in which termination occurs. In addition, each executive would be entitled to a prorated AIP award for the year in which the executive's employment is terminated based on the financial and individual performance achieved for the performance period and reimbursement for the COBRA premiums for the executive (and the executive’s spouse and eligible dependents) for continued participation in the Company’s group health plan for up to 18 months.
The Executive Severance Plan provides that, upon a qualifying termination during the change of control period, the executive would be entitled to a lump sum payment equal to (i) 24 months of the executive’s base salary in effect immediately prior to the termination date, and (ii) an amount equal to two times the executive’s annual target bonus for the year in which the termination occurs. In addition, each executive would be entitled to a prorated AIP award for the year in which the executive's employment is terminated based on the financial and individual performance achieved for the performance period and reimbursement for the COBRA premiums for the executive (and the executive’s spouse and eligible dependents) for continued participation in the Company’s group health plan for up to 18 months. The executive will be entitled to receive accelerated vesting of all outstanding equity awards, with any stock options remaining exercisable for the remainder of their full term, and with unvested performance-based equity awards deemed vested at the greater of (i) actual performance or (ii) target levels with respect to performance goals or other vesting criteria.
As a condition to receiving the severance benefits, an executive must timely execute and deliver a general release of employment-related claims against the Company in substantially the form attached to the Executive Severance Plan. Executives are bound by a 24-month non-competition and non-solicitation covenants. The Executive Severance Plan does not provide for a tax gross-up.
Amounts payable to Mr. Mattiske in connection with his involuntary termination without "cause" on December 31, 2025 were made pursuant to the Executive Severance Plan's provisions related to a qualifying termination during a change of control period as described above and quantified later in Potential Payments Upon Termination of Employment or Change of Control.
Equity Acceleration Under the Long-Term Incentive Plans
Under the 2016 EIP, and for awards granted prior to 2025 under the 2024 LTIP, a participant's long-term equity-based incentive award will be subject to the following treatment upon a termination of employment (except as otherwise may be provided under an individual award agreement or employment agreement):
•Generally, for all terminations of employment other than for Cause or voluntary resignation, all TBRSU and PBRSU awards vest pro rata through the date of termination (for PBRSUs, subject to satisfaction of applicable performance goals and a minimum one-year service period).
•In the event of a change of control of the Company, outstanding long-term equity-based incentive awards will be subject to the terms and conditions of the Executive Severance Plan.
There are no unvested stock options remaining under any of our long-term equity-based incentive plans.
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Executive Employment Agreements
Consistent with Swiss corporate law requirements, Messrs. Heckman and Neppl are subject to an Executive Employment Agreement (the "Employment Agreement") with respect to their base salary, existing target annual bonus opportunity, eligibility to receive long-term equity-based incentive awards, and eligibility for employee and other fringe benefits. The Employment Agreements also provide for certain Notice Period Payments and Non-Compete Payments (as defined below) in the event of written notice by either the Company or the executive, as applicable, that the applicable executive’s employment with the Company will be terminated. The material terms of such payments are the following:
•12 months’ advance written notice must be provided by either the Company or the executive to terminate his employment, unless the termination is by the Company for “cause” or by the executive without “good reason” (as such terms are defined in the Employment Agreements) (the “Notice Period”).
•The parties will determine the extent, duration, and nature of the applicable executive’s active employment services to be provided during the Notice Period, and the time at which such active services cease will be the beginning of the “Garden Leave Period.”
•Messrs. Heckman and Neppl will receive continued payments during the Notice Period (the “Notice Period Payments”) equal to the following: continued payments of (1) base salary, (2) an amount equal to (A) a pro-rata portion of the executive’s annual bonus under the AIP that he would have been entitled to receive for the then-applicable performance period in which the Garden Leave Period commences based on actual performance (with such pro-ration to be based on the length of the Notice Period prior to the Garden Leave Period) and (B) a pro-rata portion of the executive’s target annual bonus under the AIP (with such pro-ration to be based on the length of the Garden Leave Period), and (3) reimbursement for healthcare continuation premiums for the executive and his spouse and dependents (the “Healthcare Reimbursements”).
•In addition to the equity acceleration described above, upon a termination without “cause” or for “good reason,” any equity awards held by Messrs. Heckman and Neppl that are subject to performance-based vesting will vest based on the actual performance level attained for the applicable performance period (but subject to pro-ration as set forth in the applicable award agreement or long-term incentive plan), and, for Mr. Heckman, any stock options held by him will remain exercisable for (a) 36 months following the expiration of the Notice Period if the Notice Period expires outside of a change of control period (or, if the remainder of their full term is less than 36 months, for the remainder of such full term), and (b) the remainder of their full term if the Notice Period expires during a change of control period.
•Messrs. Heckman and Neppl will receive payments during the one year period following expiration of the Notice Period in exchange for their compliance with non-competition, non-solicitation, and other restrictive covenant obligations (the “Non-Compete Payments”) equal to the following: (1) one year of base salary, (2) the executive’s target annual bonus under the AIP and (3) up to 12 months of Healthcare Reimbursements.
•Both the Non-Compete Payments and the Notice Period Payments are subject to offset and/or reduction in the event that Messrs. Heckman or Neppl materially breach any of their restrictive covenant obligations or earn compensation from new employment (and/or other activity) that exceeds a certain threshold amount set forth in the Employment Agreements.
•Certain of the Notice Period Payments and Non-Compete Payments will be subject to the applicable executive’s execution and non-revocation of a release of claims in favor of the Company.

COMPENSATION GOVERNANCE
The Human Resources and Compensation Committee maintains and is committed to a policy of strong corporate governance. The principal governance elements of our executive compensation program are described in further detail below.
Executive Compensation Recoupment Policy
Mitigate unnecessary risk-taking that may have adverse impact on Bunge. The Board has adopted a recoupment policy ("clawback") with respect to executive compensation. The policy provides that, if the Board or an appropriate
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committee thereof determines that an executive officer or other senior executive has engaged in any fraud or misconduct that caused or was a significant contributing factor to having to restate all or a portion of its financial statement(s), the Board or committee shall take such actions as it deems appropriate to remedy the misconduct and prevent its recurrence.
The actions that may be taken against a particular executive include:
•Requiring reimbursement of any bonus or incentive compensation paid to the executive;
•Causing the cancellation of any equity-based awards granted to the executive; and
•Seeking reimbursement of any gains realized on the disposition or transfer of any equity-based awards, if and to the extent that, (i) the amount of compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (ii) the executive engaged in fraud or misconduct that caused or significantly contributed to the restatement and (iii) the amount of the compensation that would have been awarded to or received by the executive had the financial results been properly reported would have been lower than the amount actually awarded or received.
Any clawback under this policy is in addition to any other remedies that may be available to Bunge under applicable law.
Bunge also has an additional recoupment policy to comply with the final Dodd-Frank clawback rules adopted by the SEC and the NYSE (the “Dodd-Frank Policy”). Under the Dodd-Frank Policy, in the event that Bunge is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under U.S. securities law, Bunge (with limited exceptions) will recover compensation from each current or former executive officer who, during the three fiscal years preceding the date on which Bunge is required to file the accounting restatement, received compensation from incentive awards based on the erroneous financial data that exceeds the amount of incentive-based compensation the executive would have received based on the restatement. The Human Resources and Compensation Committee has sole discretion to determine how to seek recovery under the policy and may forgo recovery if it determines that it would be impracticable and either the cost of recovery would exceed the amount sought to be recovered, or that recovery would cause an otherwise tax-qualified retirement plan broadly available to employees to fail to meet applicable tax qualification requirements. A copy of the Dodd-Frank Policy is included as an exhibit in Bunge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Relocation assistance payments and tax assistance (gross-up) payments on such amounts are also subject to recoupment provisions under Bunge's Long-Term International Assignment Policy and applicable if an NEO does not complete the relocation process, resigns or is involuntarily terminated for cause within 24 months of the transfer or within 12 months of completing the assignment.
Share Ownership Guidelines
Ensure appropriate level of long-term wealth tied to shareholder returns. To further align the interests of senior management with our shareholders, the Board maintains share ownership guidelines that require executive officers to hold significant amounts of our registered shares. Executive officers are expected to meet minimum ownership guidelines by April 30 following the fifth anniversary of the date the executive is hired or appointed to a covered title, as applicable. The guideline applicable to senior executives is based on a multiple of base salary.
CEO: 6x base salary | Other NEOs: 3x base salary | Other Senior Executives: 2x base salary
The Human Resources and Compensation Committee reviews the progress of the NEOs toward meeting the ownership guidelines annually. In the event of financial hardship or other good cause, the Human Resources and Compensation Committee may approve exceptions to the share ownership guidelines as the Human Resources and Compensation Committee deems appropriate. For a description of the ownership guidelines applicable to our non-employee directors, see "Director Compensation" on page 40 of this proxy statement.
The following count towards meeting the ownership guideline: (i) shares beneficially owned by the executive directly or indirectly and (ii) 50% of the value of unvested TBRSUs. Unvested and vested unexercised stock options do not count toward achievement of the guidelines, along with unearned PBRSUs.
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Executive officers, including the NEOs, are required to hold a minimum of 50% of the shares net of taxes acquired through long-term incentive plans (including stock options, PBRSUs and TBRSUs) until the guidelines are met. If the initial ownership period has lapsed, and the minimum ownership guideline is not met, executive officers are required to hold 100% of net shares acquired until the guideline is met. Compliance with the executive share ownership guidelines is reviewed annually. As of December 31, 2025, all NEOs have satisfied the share ownership guidelines.
To further encourage a long-term commitment to our sustained performance, executive officers are prohibited from hedging, pledging or using their registered shares as collateral for margin loans.
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code (and the regulations promulgated thereunder) precludes a public corporation from taking an income tax deduction for compensation exceeding $1 million payable in any year to the corporation’s chief executive officer and other “covered employees,” as defined in Section 162(m).
Although our executive compensation program has sought to maximize the tax deductibility of compensation payable to our executive officers to the extent permitted by law, the Human Resources and Compensation Committee continues to retain the flexibility and discretion to make compensation decisions that are driven by market competitiveness and based on the other factors discussed in the CD&A when necessary or appropriate (as determined by the Human Resources and Compensation Committee in its sole discretion) to enable Bunge to continue to retain, attract, reward and motivate its highly-qualified executives.

COMPENSATION AND RISK
We believe our compensation programs are designed to establish an appropriate balance between risk and reward in relation to our overall business strategy. To that end, the Human Resources and Compensation Committee has conducted a compensation risk assessment, with the assistance of management and Semler Brossy, the Human Resources and Compensation Committee's independent compensation consultant. Semler Brossy prepared a risk assessment of the executive programs while management prepared an assessment of all other compensation programs used by the Company.
The Human Resources and Compensation Committee largely focused its assessment on our executive compensation program, as these are the employees whose actions are most likely to expose us to significant business risk. The relevant features of the executive compensation program that mitigate risk are as follows:
•The program utilizes annual and long-term financial performance goals that are tied to key measures of short-term and long-term performance that drive shareholder value, and targets are set with a reasonable amount of stretch that should not encourage imprudent risk-taking.
•The Human Resources and Compensation Committee sets target awards under the executive compensation program following the receipt of advice and benchmarking analysis provided by Semler Brossy.
•The annual incentive and long-term equity-based compensation program awards are tied to several performance metrics to reduce undue weight on any one measure.
•The annual incentive program's performance metric targets a share of profit to align with overall results for shareholders while maintaining performance orientation through scorecard factors and individual performance allocations.
•The use of non-financial performance factors in determining the actual payout of annual incentive compensation serves as a counterbalance to the quantitative performance metric.
•The executive compensation program is designed to deliver a significant portion of compensation in the form of long-term incentive opportunities, which focuses executives on our long-term success and discourages excessive focus on annual results.
•The long-term incentive program uses a mix of PBRSUs and TBRSUs that vest over several years to ensure that employees are focused on maximizing long-term shareholder value and financial performance and to mitigate the risks associated with the exclusive use of stock price-based awards.
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•The performance metrics for the PBRSUs are based on overall Bunge performance over a three-year period, reducing incentives to maximize one segment's results and focusing on sustainable performance over a three-year cycle rather than any one year.
•Maximum awards that may be paid out under the annual incentive and long-term incentive programs are subject to appropriate caps and the Human Resources and Compensation Committee retains the discretion to reduce payouts under the plans.
•We have share ownership guidelines that further align the long-term interests of executives with those of our shareholders, as well as restrictions on hedging, holding our registered shares in a margin account and using our registered shares as collateral for loans, which seek to discourage a short-term stock price focus.
•We have executive compensation recoupment policies for senior executives, as discussed in "Executive Compensation Recoupment Policy" on page 64 of this proxy statement.
The Human Resources and Compensation Committee reviewed and discussed the findings of the risk assessment and believes that our compensation programs are appropriately balanced and do not motivate employees to take risks that are reasonably likely to have a material adverse effect on Bunge.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT
The Human Resources and Compensation Committee has reviewed and discussed the preceding "Compensation Discussion and Analysis" with management. Based on such review and discussions, the Human Resources and Compensation Committee recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement for the fiscal year ended December 31, 2025.
Members of the Human Resources and Compensation Committee:
Kenneth Simril, Chair
Monica McGurk
Markus Walt
Henry "Jay" Winship
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EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth the compensation of our NEOs for 2025, including our CEO, our CFO, the other three most highly compensated executive officers who were serving as executive officers as of December 31, 2025 and one former executive officer for whom disclosure is required under applicable rules.

Name and Principal Position	Year	Salary ($) (1)		Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation Total ($)(6)		Total ($)(7)
Gregory Heckman	2025	$1,400,000		$—	$12,767,722	$—	$4,112,640		$—	$665,117		$18,945,479
Chief Executive Officer	2024	$1,350,014		$—	$10,779,356	$—	$4,046,000		$—	$636,978		$16,812,348
	2023	$1,200,046		$—	$10,964,403	$—	$4,863,360		$—	$560,061		$17,587,870

John Neppl	2025	$800,007		$—	$3,191,876	$—	$1,532,000		$—	$205,053		$5,728,936
Chief Financial Officer	2024	$787,518		$—	$2,939,782	$—	$1,392,000		$—	$206,152		$5,325,452
	2023	$750,029		$—	$2,585,876	$—	$1,750,500		$—	$203,213		$5,289,618

Julio Garros	2025	$721,807		$—	$3,437,389	$—	$1,880,003	(8)	$—	$1,857,584		$7,896,783
Chief Operating Officer	2024	$699,281		$—	$2,449,755	$—	$1,125,810		$—	$752,239		$5,027,085
	2023	$746,925		$—	$2,068,659	$—	$1,735,572		$—	$23,598		$4,574,754

Christos Dimopoulos	2025	$886,200	(9)	$—	$1,964,170	$—	$2,209,961	(9)	$—	$165,480	(9)	$5,225,811
EVP, Global Markets & Chief Sustainability Officer	2024	$710,475		$2,214	$1,959,823	$—	$2,058,700		$—	$144,722		$4,875,934
	2023	$831,810		$—	$2,068,659	$—	$2,589,008		$—	$155,913		$5,645,390

Joe Podwika	2025	$625,000		$—	$1,718,658	$—	$645,938		$—	$151,375		$3,140,971
Chief Legal Officer	2024	$618,750		$—	$1,714,809	$—	$714,844		$—	$136,823		$3,185,226
	2023	$600,000		$—	$1,551,546	$—	$1,017,450		$—	$131,975		$3,300,971

David Mattiske	2025	$437,430	(10)	$—	$14,437,944	$—	$1,337,922	(10)	$—	$476,345	(10)	$16,689,641
Former Co-Chief Operating Officer
(1)Actual salary payments during 2025. Annual base salary rates as of December 31, 2025 are described on page 52 of this proxy statement.
(2)The amounts shown reflect the aggregate full grant date fair value for stock awards for financial reporting purposes in accordance with ASC Topic 718 (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in Bunge's audited financial statements. See Note 24 to the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 regarding assumptions underlying the valuation of stock awards. Amounts reported for these awards may not represent the amounts that the listed officers ultimately realize from the awards. Whether, and to what extent, a listed officer realizes value will depend on our actual operating performance, stock price fluctuations and the listed officer's continued employment.
(3)Based on the full grant date value of the PBRSUs granted on March 15, 2025, the following are the maximum payouts, assuming the maximum level of performance is achieved: Mr. Heckman: $15,799,190; Mr. Neppl: $3,949,435; Mr. Garros: $4,253,416; Mr. Dimopoulos: $2,430,399; and Mr. Podwika: $2,126,418. Based on the full grant date value of PBRSUs granted on July 2, 2025, the following is the maximum payout, assuming the maximum level of performance: Mr. Mattiske: $4,736,132. For additional information on these awards, see "Long-term Incentive Plan" beginning on page 58 of this proxy statement.
(4)Incentive compensation awards under the AIP for the 2025 fiscal year that were paid in March 2026. In lieu of the awards under the AIP for 2025, Mr. Dimopoulos received an RMOI award in connection with his service to our Agribusiness segment as described in more detail under “Annual Risk Management & Optimization Incentive Awards” on page 56 of this proxy statement.
(5)None of the NEOs participate in Bunge's U.S. pension plan. There are no above market or preferential earnings with respect to nonqualified deferred compensation arrangements.

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(6)The following table provides details about each component of the "All Other Compensation" column:

			Long-Term Assignment Expenses(a)
Name	Registrant Contributions for Qualified Plans ($)	Registrant Contributions for Nonqualified Plan ($)	Aggregate Incremental Cost ($)	Tax Equalization ($)	Tax Gross-Up ($)	Perquisites and Other Personal Benefits ($)(b)	Total ($)
Gregory Heckman	$31,500	$466,020	$—	$—	$—	$167,597	$665,117
John Neppl	$33,061	$171,992	$—	$—	$—	$—	$205,053
Julio Garros	$—	$—	$362,641	$5,858	$1,468,971	$20,114	$1,857,584
Christos Dimopoulos(c)	$138,134	$—	$—	$—	$—	$27,346	$165,480
Joe Podwika	$35,529	$99,846	$—	$—	$—	$16,000	$151,375
David Mattiske(d)	$44,341	$—	$—	$—	$—	$432,004	$476,345

(a) In connection with his long-term assignment in the U.S., effective August 1, 2024, Mr. Garros received the following benefits in 2025 in accordance with Bunge's Long-Term International Assignment Policy: (i) $90,750 for host country housing, including utilities and furniture, (ii) $80,099 for educational expenses for Mr. Garros’s dependent children, (iii) $162,579 for increased cost of goods and services, (iv) $17,619 for assignment related reimbursable expenses and (v) a one-time payment of $11,594 for relocation and destination services. In addition, we provided Mr. Garros with tax equalization payments of $5,858 as well as tax gross up-payments of $1,468,971 related to his long-term assignment benefits to ensure no greater or lesser tax burden during his international assignment.
(b) For Mr. Heckman, represents a financial wellness counseling benefit of $14,000 and incremental variable cost (excluding fixed or other costs) of $153,597 for non-business use of the company chartered aircraft. For Messrs. Dimopoulos and Garros, represents an automobile allowance in connection with his overseas employment. For Mr. Podwika, represents a financial wellness counseling benefit. For Mr. Mattiske, represents the following relocation expenses: (i) $198,736 for reimbursable relocation expenses, (ii) a one-time payment of $172,817 for relocation and housing, and (iii) tax gross-up payments of $60,451.
(c) Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.2660 U.S. dollars per Swiss franc as of December 31, 2025.
(d) In connection with Mr. Mattiske's time spent working in both the Netherlands and Switzerland, amounts shown have been converted from (i) European euros to U.S. dollars at the exchange rate of 1.1764 U.S. dollars per European euros, and (ii) Swiss francs to U.S. dollars at the exchange rate of 1.2660 U.S. dollars per Swiss franc as of December 31, 2025.

(7)As required by SEC rules, "Total" represents the sum of all columns in the table.
(8)Amounts shown have been converted from Brazilian reals to U.S. dollars at the exchange rate of 0.1807 U.S. dollars per Brazilian real as of December 31, 2025.
(9)Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.2660 U.S. dollars per Swiss franc as of December 31, 2025.
(10)Mr. Mattiske served as Co-Chief Operating Officer until December 11, 2025 and terminated employment on December 31, 2025. Following merger close, Mr. Mattiske spent time working in both the Netherlands and Switzerland. Amounts shown have been converted from (i) European euros to U.S. dollars at the exchange rate of 1.1764 U.S. dollars per European euro, and (ii) Swiss francs to U.S. dollars at the exchange rate of 1.2660 U.S. dollars per Swiss franc as of December 31, 2025.

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Grants of Plan Based Awards Table
The following table sets forth information with respect to awards under our Annual Incentive Plan, Risk Management & Optimization incentive program and Long-Term Incentive Plan for the fiscal year ended December 31, 2025.

	Grant Date	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Units (#)	Closing Price on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards (3) ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory Heckman
2025 AIP			$151,200	$2,520,000	$6,048,000
2025 LTIP—PBRSUs	3/15/25	2/12/25				15,950	106,339	212,678		$73.88	$7,707,451
2025 LTIP—TBRSUs	3/15/25	2/12/25							70,892	$73.88	$5,060,271

John Neppl
2025 AIP			$60,000	$1,000,000	$2,400,000
2025 LTIP—PBRSUs	3/15/25	2/12/25				3,987	26,584	53,168		$73.88	$1,926,808
2025 LTIP—TBRSUs	3/15/25	2/12/25							17,723	$73.88	$1,265,068

Julio Garros
2025 AIP(4)			$69,118	$1,151,963	$2,764,711
2025 LTIP—PBRSUs	3/15/25	2/12/25				4,294	28,629	57,258		$73.88	$2,075,030
2025 LTIP—TBRSUs	3/15/25	2/12/25							19,086	$73.88	$1,362,359

Christos Dimopoulos
2025 RMOI(5)			$166,163	$1,107,750	$2,769,375
2025 LTIP—PBRSUs	3/15/25	2/12/25				2,453	16,359	32,718		$73.88	$1,185,700
2025 LTIP—TBRSUs	3/15/25	2/12/25							10,906	$73.88	$778,470

Joe Podwika
2025 AIP			$42,188	$468,750	$1,101,563
2025 LTIP—PBRSUs	3/15/25	2/12/25				2,147	14,314	28,628		$73.88	$1,037,479
2025 LTIP—TBRSUs	3/15/25	2/12/25							9,543	$73.88	$681,179

David Mattiske
2025 AIP(5)			$80,275	$1,337,922	$3,211,013
2025 LTIP—PBRSUs	7/2/25	7/2/25				4,294	28,629	57,258		$81.39	$2,331,259
2025 LTIP—TBRSUs	7/2/25	7/2/25							19,086	$81.39	$1,511,039
2025 LTIP—TBRSUs (Sign-On)	7/2/25	7/2/25							37,383	$81.39	$2,999,986
2025 LTIP—TBRSUs (2022 Deferral)	7/16/25	7/2/25							10,456	$73.00	$835,853
2025 LTIP—TBRSUs (2023 Conversion)	7/16/25	7/2/25							41,656	$73.00	$3,329,981
2025 LTIP—TBRSUs (2024 Conversion)	7/16/25	7/2/25							42,905	$73.00	$3,429,826
(1)Represents the range of annual cash incentive award opportunities under our AIP and RMOI awards (as applicable). The minimum potential payout for each of the listed officers was zero. For AIP, the threshold award represents, for Messrs. Heckman, Neppl, Garros, and Mattiske, 6% of the target award value, and for Mr. Podwika, 9% of the target award value (that is, the result if only the lowest weighted metric met the threshold) and the maximum award represents, for Messrs. Heckman, Neppl, Garros, and Mattiske, 240% of the target award value, and for Mr. Podwika, 235% of the target award value (that is, the result if the highest weighted metric achieves a maximum 250% and the lowest weighted metric achieves a maximum of 200%). For RMOI awards, the threshold award represents 15% of the target award value (that is, the result if only the lowest weighted metric met the threshold) and the maximum award represents 250%. The performance period began on January 1, 2025 and ended on December 31, 2025. For additional discussion, see "Annual Incentive Plan" on page 53 of this proxy statement and "Annual Risk Management & Optimization Incentive Awards" on page 56 of this proxy statement.
(2)Represents the range of shares that may be released at the end of the January 1, 2025 – December 31, 2027 performance period for PBRSUs awarded under the 2024 Long-Term Incentive Plan ("2024 LTIP"). The minimum potential payout for each of the listed officers under the PBRSUs is zero. The threshold award represents 15% of the target award value (that is, the result if only the lowest weighted metric met the threshold) and the maximum award represents 200% of the target award value. Payment of the award is subject to the achievement of certain
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financial metrics during the performance period. For additional discussion, see "Long-Term Incentive Plan" starting on page 58 of this proxy statement.
(3)This column shows the full grant date fair value of PBRSUs and TBRSUs under ASC Topic 718. Generally, the full grant date fair value is the amount we would expense in our financial statements over the award's vesting period. See Note 24 to the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 regarding assumptions underlying valuation of equity awards.
(4)Amounts shown have been converted from Brazilian real to U.S. Dollars at the exchange rate of 0.1807 U.S. dollars per Brazilian real as of December 31, 2025.
(5)Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.2660 U.S. dollars per Swiss franc as of December 31, 2025.

Outstanding Equity Awards Table
The following table sets forth information with respect to all outstanding equity awards as of December 31, 2025.

			Option Awards(1)			Stock Awards(2)
Name	Date of Grant		Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)
Gregory Heckman	5/16/2019		480,000	$53.43	05/16/2029
	3/10/2020		455,000	$42.76	03/10/2030
	3/15/2023	(3)				46,516	$4,143,645
	3/15/2024	(4)(5)				48,920	$4,357,794	73,382	$6,536,869
	3/15/2025	(6)(7)				72,659	$6,472,464	217,980	$19,417,658

John Neppl	3/10/2020		36,500	$42.76	03/10/2030
	3/15/2023	(3)				10,964	$976,673
	3/15/2024	(4)(5)				13,341	$1,188,416	20,012	$1,782,669
	3/15/2025	(6)(7)				18,163	$1,617,960	54,490	$4,853,969

Julio Garros	3/01/2016		6,500	$50.07	03/01/2026
	3/08/2017		4,700	$81.00	03/08/2027
	2/28/2018		5,800	$75.99	02/28/2028
	3/12/2019		7,700	$51.89	03/12/2029
	3/15/2023	(3)				8,772	$781,410
	3/15/2024	(4)(5)				11,114	$990,035	16,676	$1,485,498
	3/15/2025	(6)(7)				19,560	$1,742,405	58,684	$5,227,571

Christos Dimopoulos	3/08/2017		6,500	$81.00	03/08/2027
	2/28/2018		5,800	$75.99	02/28/2028
	3/12/2019		18,500	$51.89	03/12/2029
	3/10/2020		18,000	$42.76	03/10/2030
	3/15/2023	(3)				8,772	$781,410
	3/15/2024	(4)(5)				8,893	$792,188	13,341	$1,188,416
	3/15/2025	(6)(7)				11,177	$995,647	33,532	$2,987,031

Joe Podwika	3/10/2020		22,500	$42.76	03/10/2030
	3/15/2023	(3)				6,578	$585,968
	3/15/2024	(4)(5)				7,780	$693,042	11,671	$1,039,653
	3/15/2025	(6)(7)				9,779	$871,113	29,338	$2,613,429

David Mattiske	7/02/2025	(8)						15,442	$1,375,573
(1)Represents unexercised options as of December 31, 2025. All options are fully vested and have a 10-year term.
(2)Value of unvested restricted stock units using a share price of $89.08, the closing price of our registered shares on December 31, 2025. PBRSUs for the 2023-2025 performance cycle are not included in the table, as they are considered earned as of December 31, 2025. Includes dividend equivalents accrued on outstanding restricted stock units.
(3)TBRSUs vested in full on March 15, 2026, subject to continued service.
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(4)TBRSUs that will vest in full on March 15, 2027, subject to continued service.
(5)Payment amount of the PBRSUs will be determined as of December 31, 2026 based on satisfaction of performance targets for the 2024-2026 performance period. Awards are subject to continued service through the third anniversary of the date of grant. Assumes target performance is attained.
(6)TBRSUs that will vest in full on March 15, 2028, subject to continued service.
(7)Payment amount of the PBRSUs will be determined as of December 31, 2027 based on satisfaction of performance targets for the 2025-2027 performance period. Awards are subject to continued service through the third anniversary of the date of grant. Assumes maximum performance is attained.
(8)Payment amount of the PBRSU will be determined as of December 31, 2027 based on satisfaction of performance targets for the 2025-2027 performance period. Assumes maximum performance is attained. Award vested prorata on December 31, 2025 in connection with Mr. Mattiske's termination of employment but remains subject to the performance as described above during the applicable performance period.
Option Exercises and Stock Vested Table
The following table sets forth information with respect to the exercise of stock options during 2025 and vesting of restricted stock units during 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized Upon Vesting ($)
Gregory Heckman	—	$—	83,998	$8,326,377
John Neppl	—	$—	19,806	$1,963,337
Julio Garros	—	$—	15,840	$1,570,223
Christos Dimopoulos	5,300	$234,855	20,983	$1,947,462
Joe Podwika	—	$—	11,878	$1,177,508
David Mattiske	—	$—	111,128	$9,951,512
(1)The value realized upon exercise is calculated as the product of (a) the number of our registered shares for which the stock options were exercised and (b) the excess of the market price of our registered shares on the NYSE upon the exercise of the applicable stock option over the applicable exercise price per share of the stock option.
(2)Represents TBRSUs awarded in 2022 that vested in whole or in part during 2025 (and, with respect to Mr. Mattiske, TBRSUs awarded in 2025 that vested in connection with his termination of employment on December 31, 2025) and PBRSUs awarded in 2023 with a performance period ended December 31, 2025. The value realized upon vesting was determined by multiplying the number of shares vested by the market price of our registered shares on the NYSE on the vesting date.
Pension Benefits Table
None of the Named Executive Officers, including the CEO, receive pension benefits as the Bunge U.S. Pension Plan and the Bunge U.S. Supplemental Executive Retirement Plan were closed to new hires effective December 31, 2017. The NEOs also do not receive benefits under the Bunge Excess Benefit Plan as it is only available to those whose benefits under the pension plan are limited by the Internal Revenue Code.
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Nonqualified Deferred Compensation Table
The following table sets forth certain information with respect to our nonqualified deferred compensation plans as of December 31, 2025.

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last FYE ($)(3)
Gregory Heckman	Excess Contribution Plan	$—	$333,619	$261,128	$—	$1,992,560
	Supplemental Excess Contribution Plan	$—	$132,401	$98,934	$—	$754,046
John Neppl	Excess Contribution Plan	$—	$127,352	$94,309	$—	$789,019
	Supplemental Excess Contribution Plan	$—	$44,640	$31,541	$—	$252,299
Julio Garros(4)	N/A	$—	$—	$—	$—	$—
Christos Dimopoulos(4)	RMOI Deferral	$—	$—	$—	$444,390	$1,275,781
Joe Podwika	Excess Contribution Plan	$—	$75,510	$53,335	$—	$405,896
	Supplemental Excess Contribution Plan	$—	$24,336	$14,878	$—	$112,748
David Mattiske(4)	N/A	$—	$—	$—	$—	$—
(1)The amounts shown represent company contributions under the Bunge Excess Contribution and Bunge Supplemental Excess Contribution Plans and are included in the "All Other Compensation" column of the Summary Compensation Table on page 68 of this proxy statement.
(2)For Mr. Dimopoulos, includes a portion of the RMOI award for performance years 2022 & 2023 that was mandatorily deferred and paid in April 2025. The RMOI award is described in more detail under "Annual Risk Management & Optimization Incentive Awards" on page 56 of this proxy statement.
(3)The following amounts with respect to the Excess Contribution Plan were reported in prior years' summary compensation tables: Mr. Heckman, $1,221,385; Mr. Neppl, $447,506; and Mr. Podwika, $213,301. The following amounts with respect to the Supplemental Excess Contribution Plan were reported in prior years' summary compensation tables: Mr. Heckman, $461,732; Mr. Neppl, $141,271; and Mr. Podwika, $64,730. For Mr. Dimopoulos, includes a portion of the RMOI award for performance years 2022, 2023, and 2024 that was mandatorily deferred and will be paid in future years.
(4)Messrs. Garros, Dimopoulos, and Mattiske are not eligible to participate in the nonqualified deferred compensation plans.
The Excess Contribution Plan, Supplemental Excess Contribution Plan and Deferred Compensation Plan are described under "Retirement and Executive Benefits" beginning on page 60 of this proxy statement.
Potential Payments Upon Termination of Employment or Change of Control
We maintain certain plans that will require us to provide compensation to the listed officers in the event of certain terminations of employment. These plans are described under "Post-Employment and Change of Control Benefits" beginning on page 62 of this proxy statement.
The potential amount of compensation payable to the listed officer in each situation is shown in the following table. The amounts assume that the respective termination of employment event occurred on December 31, 2025. None of our NEOs were retirement eligible as of such date.
These amounts, except with respect to Mr. Mattiske as described below, are estimates only and do not necessarily reflect the actual amounts that would be paid to the listed officers, which would only be known at the time that they become eligible for payment. The amounts are in addition to: (i) vested or accumulated benefits generally under our retirement plans and nonqualified deferred compensation plans, which are set forth in the disclosure tables above; (ii) benefits paid by insurance providers under life and disability insurance policies; and (iii) benefits generally available to U.S.-based salaried employees, such as accrued vacation.
Unless stated otherwise, the value of unvested and accelerated stock options shown in the tables below have been determined by multiplying (i) the number of unvested stock options that would have been accelerated by (ii) the difference between (x) the exercise price of the stock option and (y) $89.08, which was the closing price of our registered shares on December 31, 2025. Likewise, the value of unvested restricted stock unit awards shown in the
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tables below have been determined by multiplying (i) the number of unvested restricted stock units that would have been accelerated by (ii) the closing price of our registered shares on December 31, 2025.

Name / Event of Termination	Cash Severance ($)	Notice Period and Non-Compete Payments ($)	Continuation of Benefits ($)	Accelerated Vesting of Equity ($)	Excise Tax Gross-up or Cut-back ($)	Total ($)(1)
Gregory Heckman(2)
Termination "For Cause"	$—	$—	$—	$—	$—	$—
Termination "Without Cause" or "For Good Reason"	$—	$7,840,000	$32,589	$15,776,424	$—	$23,649,013
Termination "Without Cause" Related to Change of Control	$—	$7,840,000	$32,589	$22,557,372	$—	$30,429,961
Death or Disability	$—	$—	$—	$22,557,372	$—	$22,557,372

John Neppl(3)
Termination "For Cause"	$—	$—	$—	$—	$—	$—
Termination "Without Cause" or "For Good Reason"	$—	$3,600,000	$52,650	$4,047,350	$—	$7,700,000
Termination "Without Cause" Related to Change of Control	$—	$3,600,000	$52,650	$5,778,263	$—	$9,430,913
Death or Disability	$—	$—	$—	$5,778,263	$—	$5,778,263

Julio Garros(4)(7)
Termination "For Cause"	$—	$—	$—	$—	$—	$—
Termination "Without Cause" or "For Good Reason"	$1,919,938	$—	$58,847	$3,641,947	$—	$5,620,732
Termination "Without Cause" Related to Change of Control	$3,839,876	$—	$58,847	$5,371,525	$—	$9,270,248
Death or Disability	$—	$—	$—	$5,371,525	$—	$5,371,525

Christos Dimopoulos(5)(7)
Termination "For Cause"	$—	$—	$—	$—	$—	$—
Termination "Without Cause" or "For Good Reason"	$1,993,950	$—	$—	$2,756,402	$—	$4,750,352
Termination "Without Cause" Related to Change of Control	$3,987,900	$—	$—	$3,858,233	$—	$7,846,133
Death or Disability	$—	$—	$—	$3,858,233	$—	$3,858,233

Joseph Podwika(6)(7)
Termination "For Cause"	$—	$—	$—	$—	$—	$—
Termination "Without Cause" or "For Good Reason"	$1,093,750	$—	$40,840	$2,320,357	$—	$3,454,947
Termination "Without Cause" Related to Change of Control	$2,187,500	$—	$40,840	$3,277,787	$—	$5,506,127
Death or Disability	$—	$—	$—	$3,277,787	$—	$3,277,787

David Mattiske(8)
Termination "Without Cause" Related to Change of Control	$5,797,662	$226,557	$—	$10,639,299	$—	$16,663,518
(1)Total does not include vested amounts or accumulated benefits through December 31, 2025, including vested stock options, accumulated retirement benefits and amounts under deferred compensation plans, as those amounts are set forth in the disclosure tables above. PBRSUs for the 2023-2025 performance cycle and annual incentive awards for calendar year 2025 are not included in the table, as they are considered earned as of December 31, 2025. For disclosure purposes only, we have assumed that target performance measures were achieved for performance-based awards as of December 31, 2025.
(2)For the purposes of this table, Mr. Heckman's compensation for 2025 is as follows: base salary equal to $1,400,000 and a target annual bonus equal to $2,520,000.
(3)For purposes of this table, Mr. Neppl’s compensation for 2025 is as follows: base salary equal to $800,000 and a target annual bonus equal to $1,000,000.
(4)For purposes of this table, Mr. Garros's compensation for 2025 is as follows: base salary equal to $767,975 and a target annual bonus equal to $1,151,963. Amounts shown have been converted from Brazilian reals to U.S. dollars at the exchange rate of 0.1807 U.S. dollars per Brazilian real as of December 31, 2025. In addition, if employment is terminated by the Company "For Cause", then Mr. Garros would be obligated to repay relocation and tax assistance payments to the Company under the terms of his letter of understanding. See "Executive Compensation Recoupment Policy" on page 64 of this proxy statement.
(5)For purposes of this table, Mr. Dimopoulos’s compensation for 2025 is as follows: base salary equal to $886,200 and a target annual bonus equal to $1,107,750. Amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.2660 U.S. dollars per Swiss franc as of December 31, 2025.
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(6)For the purposes of this table, Mr. Podwika's compensation for 2025 is as follows: base salary equal to $625,000 and a target annual bonus equal to $468,750.
(7)Pursuant to the Executive Severance Plan, and where applicable, if employment is terminated by the Company without “Cause” or he resigns for “Good Reason,” each NEO is entitled to a payment equal to (i) 12 months of his then base salary, (ii) 12 months of his target AIP award and (ii) continued payment of COBRA premiums for the NEO (and the NEO's eligible dependents) for up to 18 months.
(8)Amounts reflect the following actual payments and benefits received by Mr. Mattiske under the Executive Severance Plan in connection with his involuntary termination without "cause" on December 31, 2025 after the closing of the Viterra Transaction, which was treated as a Change of Control under the Executive Severance Plan: (i) 24 months of base salary, (ii) an amount equal to two times his annual target bonus, (iii) a prorated AIP award for the year of termination, which for 2025 was full award based on service through December 31st, (iv) full accelerated vesting of Bunge equity awards that represented equivalent conversions of Viterra incentive awards granted before the closing of the Viterra Transaction, and (v) prorated vesting of Bunge equity awards granted at the closing of the Viterra Transaction (which represent his 2025 regular annual grants of TBRSUs and PBRSUs and a special one-time sign-on grant of TBRSUs). Cash amounts shown have been converted from Swiss francs to U.S. dollars at the exchange rate of 1.2660 U.S. dollars per Swiss franc as of December 31, 2025.
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PAY RATIO DISCLOSURE
The pay ratio information is provided pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We have elected to identify our median employee every three years unless a significant change in our employee population or employee compensation arrangements has occurred.

The median employee (determined both with and without the cost-of-living adjustment) remains unchanged from last year as there has been no change in our employee population or employee compensation arrangements since the October 31, 2023 determination date that we reasonably believe would significantly impact our 2025 pay ratio disclosure. Similarly, there has been no change in our median employee's circumstances that we reasonably believe would result in a significant change to our fiscal year 2025 pay ratio disclosure. In making the determinations above, we have omitted approximately 13,794 individuals who became our employees as a result of the Viterra Transaction.
Median Employee to CEO Pay Ratio
For 2025, we calculated annual total compensation for the median employee using the same methodology as for our NEOs as described in the 2025 Summary Compensation Table on page 68 of this proxy statement. The annual total compensation for Mr. Heckman, our CEO, was $18,945,479 (the same amount as reported under the 2025 Summary Compensation Table above) and the median annual total compensation of all of our employees (other than our CEO), was $75,124, adjusted for cost of living. For the cost-of-living adjustment, we used the World Bank's Purchasing Power Parity conversion factor for GDP. This adjustment takes into account the local cost of an equivalent basket of goods, which embeds the exchange rate and inflation into the comparison such that the basket of goods is priced the same in both countries.
Based on this information, our CEO's annual total compensation is 252 times that of the median of the annual total compensation of all employees.
In addition, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees without any cost-of-living adjustment is 499 times the median employee. This is based on the foreign exchange rate as of December 31, 2025.

Bunge | 2026 Proxy Statement 76

PAY VERSUS PERFORMANCE DISCLOSURE
The pay versus performance information is provided pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K. The following table sets forth information regarding the compensation per the Summary Compensation Table ("SCT") on page 68 of this proxy statement, the compensation actually paid ("CAP") to our principal executive officer ("PEO") and, on average, to our other NEOs ("non-PEO NEOs") during the specified years, as calculated in accordance with the Pay Versus Performance ("PvP") disclosure rule, and the Company's performance.

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO(1) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(2) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2) ($)	Value of Initial Fixed $100 Investment Based On(3):		Net Income ($M)	Adjusted EPS ($)(5)
					Total Shareholder Return ($)	Industry Index Total Shareholder Return ($)(4)
2025	$18,945,479	$24,536,788	$7,736,428	$7,874,677	$155	$101	$816	$7.57
2024	$16,812,348	$1,944,680	$4,603,424	$1,750,213	$131	$108	$1,137	$9.19
2023	$17,587,870	$18,428,607	$4,702,683	$4,989,878	$165	$118	$2,243	$13.66
2022	$17,899,691	$36,869,068	$4,977,421	$6,799,877	$159	$130	$1,610	$13.91
2021	$16,148,227	$53,419,822	$6,527,939	$12,048,134	$146	$115	$2,078	$12.93
(1)Compensation Actually Paid represents the Summary Compensation Table Total adjusted to (a) exclude any positive aggregate change in the actuarial present value of all defined benefit pension plan benefits for the applicable year and (b) include the fair value of current and prior year equity awards that are outstanding, vested or forfeited during the applicable year, instead of the grant date value of awards granted during the applicable year. The following tables show what amounts were deducted from, and added to, the Summary Compensation Table Total to calculate the PEO and Average Non-PEO NEO Compensation Actually Paid:

PEO SCT Total to CAP Reconciliation

Year	Summary Compensation Table Total Compensation		Deductions			Additions					Compensation Actually Paid
			Grant Date Fair Value of Stock and Option Awards(i)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(ii)		Fair Value at FYE of Stock and Option Awards(iii)	Change in Fair Value of Outstanding and Unvested Stock and Option Awards(iv)	Change in Fair Value of Vested Stock and Option Awards(v)	Fair Value of Vested Stock and Option Awards(vi)
2025	$18,945,479	-	$12,767,722	$—	+	$15,961,635	$2,883,988	$(486,592)	$—	=	$24,536,788
2024	$16,812,348		$10,779,356	$—		$7,060,050	$(10,136,579)	$(1,011,783)	$—		$1,944,680
2023	$17,587,870		$10,964,403	$—		$11,184,037	$2,885,552	$(2,264,449)	$—		$18,428,607
2022	$17,899,691		$11,480,361	$—		$15,386,996	$5,751,424	$9,311,318	$—		$36,869,068
2021	$16,148,227		$9,991,055	$—		$18,082,222	$24,119,250	$5,061,178	$—		$53,419,822

Average Non-PEO NEO SCT Total to CAP Reconciliation

Year	Summary Compensation Table Total Compensation		Deductions			Additions					Compensation Actually Paid
			Grant Date Fair Value of Stock and Option Awards(i)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(ii)		Fair Value at FYE of Stock and Option Awards(iii)	Change in Fair Value of Outstanding and Unvested Stock and Option Awards(iv)	Change in Fair Value of Vested Stock and Option Awards(v)	Fair Value of Vested Stock and Option Awards(vi)
2025	$7,736,428	-	$4,950,007	$—	+	$2,717,406	$467,743	$(76,749)	$1,979,856	=	$7,874,677
2024	$4,603,424		$2,266,042	$—		$1,484,038	$(1,938,730)	$(132,477)	$—		$1,750,213
2023	$4,702,683		$2,068,685	$—		$2,109,884	$496,315	$(250,319)	$—		$4,989,878
2022	$4,977,421		$2,550,094	$—		$3,264,413	$663,074	$445,063	$—		$6,799,877
2021	$6,527,939		$2,649,102	$2,848		$4,253,230	$3,534,002	$384,913	$—		$12,048,134

(i)    Represents the grant date fair value of stock and option awards granted in Fiscal Year.
(ii)    No NEOs were eligible to participate in the U.S. pension plan in 2022, 2023, 2024 or 2025. For 2021, no service costs were accrued as Mr. Zachman's pension was under a frozen plan and the other NEOs were not eligible to participate in the U.S. pension plan. No NEOs participate in the deferred compensation program, including our PEO.
(iii)    Fair value at Fiscal Year-end of outstanding and unvested stock and option awards granted in Fiscal Year.
(iv)    Change in fair value of outstanding and unvested stock and option awards granted in prior Fiscal Years.
(v)    Change in fair value as of vesting date of stock and option awards granted in prior Fiscal Years for which applicable vesting conditions were satisfied during Fiscal Year.
(vi) Fair value at vesting of stock and option awards granted in fiscal year that vested during fiscal year.
Bunge | 2026 Proxy Statement 77

(2)For 2021, the Non-PEO NEOs consisted of Messrs. Neppl, Padilla, Zachman and Dimopoulos. For 2022, 2023 and 2024, the Non-PEO NEOs consisted of Messrs. Neppl, Garros, Dimopoulos, and Podwika. For 2025, the Non-PEO NEO's consisted of Messrs. Neppl, Garros, Dimopoulos, Podwika, and Mattiske.
(3)Pursuant to the rules of the SEC, the comparison assumes $100 was invested on December 31, 2020 in our registered shares. Historic stock price performance is not necessarily indicative of future stock performance.
(4)The industry index is the Standard and Poor's (S&P) 500 Food Products Index as disclosed in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2025.
(5)Represents Adjusted Earnings Per Share excluding certain gains and charges, which is the financial measure from the Company performance measure below that the Company uses to link compensation paid to the Company's PEO and Non-PEO NEOs for the years shown to the Company's performance. Adjusted Earnings Per Share excluding notables, as used in this proxy statement, is a non-GAAP financial measure, see Appendix A – Reconciliation of Non-GAAP Financial Measures for reconciliation to the most directly comparable U.S. GAAP measure.
Relationship Between Pay and Performance
The following shows the relationship between PEO CAP, Average Non-PEO NEO CAP, TSR and the indexed peer TSR.

Relationship Between Pay and Net Income
The following shows the relationship between PEO CAP, Average Non-PEO NEO CAP and Net Income.

Bunge | 2026 Proxy Statement 78

Relationship Between Pay and Adjusted EPS
The following shows the relationship between PEO CAP, Average Non-PEO NEO CAP and Adjusted EPS.
Most Important Performance Measures
As required, the list below reflects performance measures that we consider the most important for linking executive compensation actually paid to company performance in 2025.

Adj EPS(1) | Adj PBT(I)(2) | AROIC(3) | Relative TSR

(1)Represents Adjusted Earnings Per Share excluding certain gains and charges. Adjusted Earnings Per Share excluding notables, as used in this proxy statement, is a non-GAAP financial measure, see Appendix A – Reconciliation of Non-GAAP Financial Measures for reconciliation to the most directly comparable U.S. GAAP measure.
(2)Represents Adjusted Profit Before Taxes before certain incentive payouts.
(3)Represents Adjusted Return on Invested Capital and used to account for mark-to-market timing differences and adjust for readily marketable inventories.
For further information regarding these performance measures and their function in the Company's executive compensation program, see the "Compensation Discussion and Analysis" section on page 46 of this proxy statement.
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PROPOSAL 9 — APPROVAL OF THE COMPENSATION OF THE BOARD AND EXECUTIVE MANAGEMENT TEAM UNDER SWISS LAW

9A. APPROVAL OF THE MAXIMUM AGGREGATE COMPENSATION OF THE BOARD FOR THE PERIOD BETWEEN THE 2026 ANNUAL GENERAL MEETING AND THE 2027 ANNUAL GENERAL MEETING
As required by our Articles of Association, our shareholders are provided, in accordance with Swiss law, the opportunity to vote at each annual general meeting on the maximum aggregate amount of compensation that can be paid or granted to the members of the Board for the period between the annual general meeting at which approval is sought and the next annual general meeting. The shareholder vote is binding. As a result, shareholders are being asked to ratify an amount of $6.1 million as the maximum aggregate amount of compensation of the Board for the period between the 2026 Annual General Meeting and the 2027 Annual General Meeting (the “2026/2027 Term”). The proposal is based on the Board consisting of 12 directors, of whom 11 are non-employee directors. Only the non-employee directors, including the Chair, are included in this proposal. Bunge’s Chief Executive Officer, who also is a member of the Board, does not receive any compensation for his role as a director.
The proposed maximum aggregate amount includes all forms of cash, stock and other compensation(1) of the Board and represents the maximum possible amount that Bunge could pay or grant to the Board for the 2026/2027 Term and not necessarily the actual amount that will be paid. A detailed description of our compensation program for members of our Board currently in effect for our Board can be found under the “Director Compensation” section of this proxy statement. Actual compensation paid to the members of the Board in 2026 will be disclosed in the proxy statement for our 2027 Annual General Meeting and in the Swiss Compensation Report for fiscal year 2026. The general principles of the compensation for our Board are described in Article 30 of our Articles of Association. We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board.
(1) Company paid social security contributions pursuant to applicable law are not included in the maximum aggregate amount.

☑	OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSED MAXIMUM AGGREGATE COMPENSATION OF THE BOARD FOR THE PERIOD BETWEEN THE 2026 ANNUAL GENERAL MEETING AND THE 2027 ANNUAL GENERAL MEETING

9B. APPROVAL OF THE MAXIMUM AGGREGATE COMPENSATION OF THE EXECUTIVE MANAGEMENT TEAM FOR THE FISCAL YEAR 2027
As required by our Articles of Association, our shareholders are provided, in accordance with Swiss law, the opportunity to vote at each annual general meeting on the maximum aggregate compensation that can be paid or granted to the members of the Executive Management Team for the fiscal year commencing after the date of the annual general meeting. As a result, shareholders are being asked to ratify an amount of $49.5 million as the maximum aggregate amount of compensation of the Executive Management Team for fiscal year 2027. The shareholder vote is binding.
Pursuant to our Organizational Regulations, the Executive Management Team consists of the Chief Executive Officer, the Chief Financial Officer and such other officers as designated by the Board to be members of the Executive Management Team. Currently, Bunge’s Executive Management Team consists of the Chief Executive Officer and the Chief Financial Officer.
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The proposed maximum aggregate amount includes all forms of cash, stock(1) and other compensation and is based on the expected fiscal year 2027 compensation of the Executive Management Team. This amount represents the maximum possible amount that Bunge could pay or grant to the Executive Management Team members in the 2027 fiscal year, subject to the authority of the Board to grant or pay a “supplementary amount” pursuant to Article 29 of our Articles of Association without additional shareholder ratification to persons who newly assume an Executive Management Team position after the prospective vote at the 2026 Annual General Meeting, and not necessarily the actual amount that will be paid. Consistent with the Company’s historical practice in setting executive compensation, as reflected in the Compensation Discussion and Analysis, we do not anticipate that the aggregate amount actually paid to our Executive Management Team members for fiscal year 2027 will be at the proposed maximum aggregate amount. Actual compensation paid to the Executive Management Team in 2027 will be disclosed in the proxy statement for our 2028 Annual General Meeting and the Swiss Compensation Report for fiscal year 2027.
For a detailed description of our compensation principles currently in effect for the Executive Management Team (and our other NEOs who are not members of the Executive Management Team), please refer to the section of this proxy statement under the caption: “Compensation Discussion and Analysis.” We recommend that our shareholders read our Articles of Association, in particular Article 30 regarding the general principles of compensation, and the CD&A to understand our Executive Management Team compensation principles and process when considering this proposal. The actual amounts paid to each member of the Executive Management Team for fiscal years 2023-2025 are disclosed in this proxy statement under the caption: “Summary Compensation Table.”
In addition to this binding vote on maximum Executive Management Team compensation, shareholders have had the opportunity since 2011 under U.S. law, subject to an advisory vote by shareholders and a determination by the Board as to the frequency of such opportunity, to cast a retrospective advisory vote to approve the compensation paid to our Named Executive Officers (including our Executive Management Team members) for the fiscal year preceding the annual general meeting. Our shareholders have consistently expressed their support for the Company’s executive compensation principles. In 2025, 84.6% of the shares voted on compensation paid to the Company’s named executive officers, reflecting strong shareholder support for our Executive Management compensation principles.
(1) Stock compensation consists of grants of restricted stock units which cliff vest on the third anniversary of the grant date. Such grants are valued at grant date fair value in accordance with U.S. GAAP methodology. To the extent that such grants of restricted stock units are subject to the achievement of performance targets, such grants are valued based on target achievement of performance criteria. The value on the vesting date may differ due to share price fluctuation and achievement against predetermined performance criteria ranging from 0% to 200% of target.

☑	OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSED MAXIMUM AGGREGATE COMPENSATION OF THE EXECUTIVE MANAGEMENT TEAM FOR THE FISCAL YEAR 2027

9C. ADVISORY VOTE ON THE SWISS STATUTORY COMPENSATION REPORT
Under our Articles of Association and the Swiss Code, we are required to prepare a separate Swiss Compensation Report each year that contains specific items in a presentation format determined by Swiss law. Our Swiss Compensation Report must be submitted to shareholders for approval in an advisory retrospective vote at each annual general meeting. The purpose of the advisory vote is to give shareholders an opportunity to provide input on the use of the Swiss aggregate maximum compensation amounts for the Board and the Executive Management Team that is approved by shareholders. While shareholders prospectively approve aggregate compensation for a subsequent period in Proposals 9A and 9B, the Swiss Compensation Report describes the actual use of the amount in the prior fiscal year.
The Swiss Statutory Compensation Report sets forth, for the fiscal year ended December 31, 2025, the compensation of the members of the Board and the members of Executive Management Team. An audit report from Deloitte SA, our Swiss statutory auditors, confirming that the Swiss Compensation Report complies with Swiss law, is included in the Swiss Compensation Report.
While we historically have had an advisory say-on-pay on the compensation paid to our named executive officers, that vote is required by SEC rules. The vote in this Proposal is required pursuant to Swiss law. Consequently, both votes are
Bunge | 2026 Proxy Statement 81

required to be included on the agenda at the annual general meeting. The Swiss Compensation Report covers the compensation paid to the members of the Board and the Executive Management Team for the prior fiscal year (2025).
Regarding executive compensation, there are some differences between executive compensation disclosed in the Swiss Compensation Report and in the executive compensation section of this proxy statement. This is due to differences between Swiss and SEC compensation disclosure requirements.
1.Swiss and SEC requirements necessitate compensation disclosures for slightly different sets of executives. The Swiss Compensation Report requires disclosure of compensation paid to our Executive Management Team, which is a set of executives appointed by the Board based on the applicable provisions of Swiss law and our Organizational Regulations. On the other hand, this proxy statement discloses compensation paid to our NEOs, which is determined in accordance with SEC rules.
2.The equity awards disclosed in the Swiss Compensation Report table represent grants for performance for that particular year. This is consistent with how our Human Resources and Compensation Committee views compensation for 2025 as described in the CD&A section of this proxy statement.
3.The Swiss Compensation Report is required to include company-paid benefits including medical and dental premiums, health and life insurance, social charges such as social security and Medicare taxes, and miscellaneous per employee costs associated with administering each program.
All other forms and amounts of compensation are consistent between the Swiss Compensation Report and the executive compensation disclosures in this proxy statement.

☑	OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE, ON AN ADVISORY BASIS, FOR THE RETROSPECTIVE COMPENSATION OF DIRECTORS AND NAMED EXECUTIVE OFFICERS AS SET FORTH IN THE SWISS STATUTORY COMPENSATION REPORT

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SWISS STATUTORY COMPENSATION REPORT

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General
In accordance with the Swiss Code of Obligations (the "CO") and our Articles of Association, we are required to prepare a separate Swiss Statutory Compensation Report each year that contains specific items in a presentation format determined by the CO. This report must be included in the materials made available to our shareholders each year.
Our executive management team (as defined under Swiss law, hereafter referred to as the “Executive Management Team”), consisted of Gregory Heckman, Chief Executive Officer, and John Neppl, Chief Financial Officer.
The following sets forth the compensation of the members of the Board and Executive Management Team for all the functions that they have performed for Bunge Global SA (“Bunge” or the “Company,” which may be referred to as “we,” “us,” or “our”) and its subsidiaries.
For information about compensation for our Board and our Named Executive Officers pursuant to the rules and regulations of the U.S. Securities & Exchange Commission, please review our Definitive Proxy Statement for our 2026 Annual Meeting of Shareholders. You may access this report on the Investor Center section of our website at investors.bunge.com/investors/financial-information/annual-reports.
Compensation of the Board of Directors (Audited)
The following table discloses the cash and stock awards paid to each of our non-employee directors for the period starting January 1, 2025 through December 31, 2025.
TABLE 1:
2025 Compensation of the Board of Directors

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Eliane Aleixo Lustosa de Andrade(3)	$160,000	$199,922	$359,922
Sheila Bair(4)	$67,253	$—	$67,253
Carol Browner	$170,000	$199,922	$369,922
Bernardo Hees(4)	$56,044	$—	$56,044
Adrian Isman(5)	$79,565	$173,661	$253,226
Anne Jensen(5)	$74,592	$173,661	$248,253
Linda Jojo	$100,220	$199,922	$300,142
Michael Kobori(4)	$56,044	$—	$56,044
Christopher Mahoney(5)	$84,538	$173,661	$258,199
Monica McGurk	$150,000	$199,922	$349,922
Kenneth Simril	$180,000	$199,922	$379,922
Markus Walt(5)	$74,592	$173,661	$248,253
Henry "Jay" Winship	$175,000	$199,922	$374,922
Mark Zenuk	$200,604	$374,913	$575,517
(1)Each of the non-employee directors serving on the Board on the close of business on Bunge's May 15, 2025 Annual General Meeting received an annual grant of 2,510 restricted stock units. In addition, as part of Mr. Zenuk's compensation for serving as non-employee Chair, he was granted an additional 2,197 restricted stock units. Annual grants vest on the first anniversary of the date of grant, provided the director continues to serve on the Board on such date. The average of the high and low sale prices of our common shares on the NYSE was $79.65 on May 15, 2025. Additionally, each non-employee director that was elected by shareholders at the May 15, 2025 Annual General Meeting and joined the Board following the closing of the Viterra Transaction on July 02, 2025 received an annual grant of 2,164 restricted stock units. These restricted stock units will vest on May 15, 2026. The average of the high and low sale prices of our common shares on the NYSE was $80.25 on July 2, 2025.
(2)The amounts shown reflect the full grant date fair value of the award for financial reporting purposes in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation ("ASC Topic 718") (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in Bunge's audited financial
Bunge | 2026 Proxy Statement 84

statements. See Note 24 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025, regarding assumptions underlying the valuation of equity awards. Other than the restricted stock units reported above and associated dividend equivalents, no director had any other stock awards outstanding as of December 31, 2025. The number of awards granted excludes dividend equivalents. The closing price of our registered shares on the NYSE on December 31, 2025 was $89.08.
(3)Company paid Swiss social charges for Ms. Aleixo Lustosa de Andrade were trivial and, therefore, are excluded from this table.
(4)Ms. Bair and Messrs. Hees and Kobori did not stand for reelection at the May 15, 2025 Annual General Meeting and were not eligible for a stock award.
(5)Ms. Jensen and Messrs. Isman, Mahoney, and Walt were elected by shareholders at the May 15, 2025 Annual General Meeting and joined the Board following the closing of the Viterra Transaction on July 02, 2025.

The following table discloses the cash and stock awards paid to each of our non-employee directors for the period starting January 1, 2024 through December 31, 2024.
2024 Compensation of the Board of Directors

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Eliane Aleixo Lustosa de Andrade(3)	$141,319	$199,957	$341,276
Sheila Bair	$161,319	$199,957	$361,276
Carol Browner	$151,319	$199,957	$351,276
Bernardo Hees	$131,319	$199,957	$331,276
Michael Kobori	$131,319	$199,957	$331,276
Monica McGurk	$131,319	$199,957	$331,276
Ken Simril	$161,319	$199,957	$361,276
Henry "Jay" Winship	$156,319	$199,957	$356,276
Mark Zenuk	$226,319	$299,884	$526,203
(1)Each of the non-employee directors serving on the Board on the close of business on Bunge's May 15, 2024 Annual General Meeting received an annual grant of 1,947 restricted stock units. In addition, as part of Mr. Zenuk's compensation for serving as non-employee Chair, he was granted an additional 973 restricted stock units. Annual grants vest on the first anniversary of the date of grant, provided the director continues to serve on the Board on such date. The average of the high and low sale prices of our common shares on the NYSE was $102.70 on May 15, 2024.
(2)The amounts shown reflect the full grant date fair value of the award for financial reporting purposes in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation ("ASC Topic 718") (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in Bunge's audited financial statements. See Note 24 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024, regarding assumptions underlying the valuation of equity awards. Other than the restricted stock units reported above and associated dividend equivalents, no director had any other stock awards outstanding as of December 31, 2024. The number of awards granted excludes dividend equivalents. The closing price of our registered shares on the NYSE on December 31, 2024 was $77.76.
(3)Company paid Swiss social charges for Ms. Aleixo Lustosa de Andrade were trivial and, therefore, are excluded from this table.

Bunge | 2026 Proxy Statement 85

Compensation of the Executive Management Team (Audited)
The following table represents information concerning the Executive Management Team members' compensation for the period starting January 1, 2025 through December 31, 2025.
TABLE 2:
2025 Compensation of the Executive Management Team

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(3)	Registrant Contributions for Medical and Insurance Premiums and Other Social Charges ($)(4)	All Other Compensation ($)(5)	Total ($)
Gregory Heckman Chief Executive Officer	$1,400,000	$—	$12,767,722	$4,112,640	$—	$454,954	$665,117	$19,400,433
John Neppl Chief Financial Officer	$800,007	$—	$3,191,876	$1,532,000	$—	$165,995	$205,053	$5,894,931
(1)The amounts shown reflect the aggregate equity compensation granted in 2025 based on the grant date fair value for financial reporting purposes in accordance with ASC Topic 718 (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in Bunge's audited financial statements. Amounts reported for these awards may not represent the amounts that the Executive Management Team ultimately realize from the awards. Whether, and to what extent, the Executive Management Team realizes value will depend on our actual operating performance, stock price fluctuations and continued employment.
(2)The amounts shown reflect the amount of incentive compensation awarded under the AIP in 2025, which was paid in March 2026.
(3)None of the Executive Management Team participate in the pension plan. There are no above market or preferential earnings with respect to nonqualified deferred compensation arrangements.
(4)Represents the annual portion of the medical, dental and life insurance premiums as well U.S. social taxes paid by the Company.
(5)The following table provides details about each component of the "All Other Compensation" column:

Name	Registrant Contributions for Qualified Plans ($)	Registrant Contributions for Nonqualified Plan ($)	Perquisites and Other Personal Benefits ($)(6)	Total ($)
Gregory Heckman	$31,500	$466,020	$167,597	$665,117
John Neppl	$33,061	$171,992	$—	$205,053

(6)For Mr. Heckman, represents a financial wellness counseling benefit of $14,000 and incremental variable cost (excluding fixed or other costs) of $153,597 for non-business use of the company-chartered aircraft.
The following table represents information concerning the Executive Management Team members' compensation for the period starting January 1, 2024 through December 31, 2024.
2024 Compensation of the Executive Management Team

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(3)	Registrant Contributions for Medical and Insurance Premiums and Other Social Charges ($)(4)	All Other Compensation ($)(5)	Total ($)
Gregory Heckman Chief Executive Officer	$1,350,014	$—	$10,779,356	$4,046,000	$—	$687,730	$636,978	$17,500,078
John Neppl Chief Financial Officer	$787,518	$—	$2,939,782	$1,392,000	$—	$201,379	$206,152	$5,526,831
(1)The amounts shown reflect the aggregate equity compensation granted in 2024 based on the grant date fair value for financial reporting purposes in accordance with ASC Topic 718 (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in Bunge's audited financial statements. Amounts reported for these awards may not represent the amounts that the Executive Management Team ultimately realize from the awards. Whether, and to what extent, the Executive Management Team realizes value will depend on our actual operating performance, stock price fluctuations and continued employment.
(2)The amounts shown reflect the amount of incentive compensation awarded under the AIP in 2024, which was paid in March 2025.
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(3)None of the Executive Management Team participate in the pension plan. There are no above market or preferential earnings with respect to nonqualified deferred compensation arrangements.
(4)Represents the annual portion of the medical, dental and life insurance premiums as well U.S. social taxes paid by the Company.
(5)The following table provides details about each component of the "All Other Compensation" column:

Name	Registrant Contributions for Qualified Plans ($)	Registrant Contributions for Nonqualified Plan ($)	Perquisites and Other Personal Benefits ($)(6)	Total ($)
Gregory Heckman	$31,050	$445,907	$160,021	$636,978
John Neppl	$29,689	$166,863	$9,600	$206,152

(6)For Mr. Heckman, represents $9,600 annual perquisite allowance and incremental variable cost (excluding fixed or other costs) of $150,421 for non-business use of the company-chartered aircraft. For Mr. Neppl, represents $9,600 annual perquisite allowance.
Loans and Credits
There were no loans or credits made or outstanding at any time from January 1, 2025 to December 31, 2025 to any members of the Board or Executive Management Team.
Security Ownership of the Board of Directors and Executive Management Team (Audited)
Board of Directors
The following table sets forth the shares, options and share units held as of year-end 2025 by each member of our Board serving on our board at fiscal year-end 2025. The shares ownership of Mr. Heckman, our Chief Executive Officer, who is a member of the Board, is set forth in Executive Management Team.
TABLE 3:
2025 Security Ownership of the Board of Directors

Name	Year	Shares Held	TBRSUs Held(1)
Eliane Aleixo Lustosa de Andrade	2025	3,972	2,571
Carol Browner	2025	27,013	2,571
Adrian Isman	2025	—	2,197
Anne Jensen	2025	—	2,197
Linda Jojo	2025	—	2,571
Christopher Mahoney	2025	5,000	2,197
Monica McGurk	2025	3,486	2,571
Kenneth Simril	2025	6,212	2,571
Markus Walt	2025	—	2,197
Henry (Jay) Winship	2025	30,871	2,571
Mark N. Zenuk	2025	23,550	4,821
(1)Subject to acceleration upon certain events, the Time-Based Restricted Stock Units (TBRSUs) vest over time, are settled in shares upon vesting on a one-for-one basis and receive dividend equivalent units. There are no grants of stock options or performance-based shares to Directors.
The following table sets forth the shares, options and share units held as of year-end 2024 by each member of our Board serving on our board at fiscal year-end 2024. The shares ownership of Mr. Heckman, our Chief Executive Officer, who is a member of the Board, is set forth in Executive Management Team.

Bunge | 2026 Proxy Statement 87

2024 Security Ownership of the Board of Directors

Name	Year	Shares Held	TBRSUs Held(1)
Eliane Aleixo Lustosa de Andrade	2024	2,496	1,987
Sheila Bair	2024	11,081	1,987
Carol Browner	2024	25,510	1,987
Bernardo Hees	2024	16,981	1,987
Michael Kobori	2024	4,709	1,987
Monica McGurk	2024	1,983	1,987
Kenneth Simril	2024	4,709	1,987
Henry (Jay) Winship	2024	29,368	1,987
Mark N. Zenuk	2024	21,297	2,979
(1)Subject to acceleration upon certain events, the Time-Based Restricted Stock Units (TBRSUs) vest over time, are settled in shares upon vesting on a one-for-one basis and receive dividend equivalent units. There are no grants of stock options or performance-based shares to Directors.
Executive Management Team
The following table sets forth the shares, options and share units held as of year-end 2025 by each member of our Executive Management Team serving in such position starting January 1, 2025 through December 31, 2025.
TABLE 4:
2025 Security Ownership of the Executive Management Team

Name	Year	Shares Held	Options Held (1)	Options Exercise Price(1)	Years of Expiration	TBRSUs Held(2)	PBRSUs Held(2)(3)
Gregory Heckman	2025	685,742	480,000 455,000	$53.43 $42.76	2029 2030	168,095	252,147
John Neppl	2025	110,286	36,500	$42.76	2030	42,468	63,710
(1)Each option provides the right to purchase one share at the exercise price. Subject to acceleration upon certain events, the share options are exercisable in equal installments on anniversaries of grant dates.
(2)Subject to acceleration upon certain events, the TBRSUs and PBRSUs vest over time, are settled in shares upon vesting on a one-for-one basis and receive dividend equivalent units.
(3)The PBRSU amounts in the table above assume achievement of target level of performance including target dividend equivalent units through December 31, 2025. Under the terms of the PBRSUs, shares of stock are earned based on the company’s Adjusted Return on Invested Capital, Earnings Per Share and relative Total Shareholder Return. Vesting of PBRSUs occurs on the third anniversary of the grant date following the date when the Human Resources and Compensation Committee certifies the results of the three-year performance period. Annual PBRSUs are awarded on March 15th of each year.
The following table sets forth the shares, options and share units held as of year-end 2023 by each member of our Executive Management Team serving in such position starting January 1, 2024 through December 31, 2024.
2024 Security Ownership of the Executive Management Team

Name	Year	Shares Held	Options Held (1)	Options Exercise Price(1)	Years of Expiration	TBRSUs Held(2)	PBRSUs Held(2)(3)
Gregory Heckman	2024	599,373	480,000 455,000	$53.43 $42.76	2029 2030	134,430	201,648
John Neppl	2024	89,923	36,500	$42.76	2030	33,440	50,167
(1)Each option provides the right to purchase one share at the exercise price. Subject to acceleration upon certain events, the share options are exercisable in equal installments on anniversaries of grant dates.
Bunge | 2026 Proxy Statement 88

(2)Subject to acceleration upon certain events, the TBRSUs and PBRSUs vest over time, are settled in shares upon vesting on a one-for-one basis and receive dividend equivalent units.
(3)The PBRSU amounts in the table above assume achievement of target level of performance including target dividend equivalent units through December 31, 2024. Under the terms of the PBRSUs, shares of stock are earned based on the company’s Adjusted Return on Invested Capital, Earnings Per Share and relative Total Shareholder Return. Vesting of PBRSUs occurs on the third anniversary of the grant date following the date when the Human Resources and Compensation Committee certifies the results of the three-year performance period. Annual PBRSUs are awarded on March 15th of each year.
Board of Directors and Executive Management Team Biographies (Audited)
The following paragraphs set forth information about each member serving on our Board as of year-end 2025. Functions of the Board of Directors in any other undertakings have been disclosed in accordance with Swiss laws, to the extent permitted by the accepted majority practice, within the limits of what has been disclosed to us.

Board of Directors
Eliane Aleixo Lustosa de Andrade, 62-Ms. Aleixo Lustosa most recently served as Managing Director at the Brazilian Development Bank, National Bank for Economic and Social Development, where she was responsible for capital markets and the execution of the Brazilian Privatization Program. Earlier in her career, she served as Managing Director of several companies, such as LLX Logística S.A. (currently Prumo Logística S.A.), Abril Group S.A., Globex Utilidades S.A. and Chief Investment Officer of the Petrobras’ Employee Pension Fund. Ms. Aleixo Lustosa currently serves as a non-employee director of the following companies: Motiva S.A. (f/k/a Grupo CCR S.A.), BrasilAgro S.A., and Aegea Saneamento S.A. She has been a referee of the Brazilian Arbitration Chamber of Novo Mercado Bovespa - B3 - Brazilian Stock Market since 2004, and is a member of the Bluebell Index advisory board. Ms. Aleixo Lustosa has a Ph.D in Finance and Masters of Arts and Bachelor of Arts degrees in Economics from Pontifical Catholic University of Rio de Janeiro, Brazil, where she later served as a professor of microeconomics and international relations. She holds four Board Member certifications, issued by Competent Boards (Global ESG & Climate Certificate and Designation Program), Fundação Getulio Vargas (High-Performance Boards Program), INSEAD (Leading from the Chair), and the Brazilian Institute of Corporate Governance (IBGC), where she also teaches Corporate Governance.

Carol Browner, 70-Ms. Browner is senior of counsel at Covington & Burling LLP, a multinational law firm, and is a member of their environmental, social and governance practice. From 2011 to 2021, Ms. Browner was senior counsel at Albright Stonebridge Group, a global advisory firm. From 2009 to 2011, she served as Assistant to President Barack Obama and Director of the White House Office of Energy and Climate Change Policy. From 2001 to 2008, Ms. Browner was a founding principal of the Albright Group and Albright Capital Management LLC. Previously, she served as Administrator of the Environmental Protection Agency from 1993 to 2001. She holds a J.D. and B.A. from the University of Florida.

Gregory Heckman, 63-Mr. Heckman has been our CEO since 2019 and also has served as a director since October 2018. Mr. Heckman has more than four decades of experience in the agriculture, energy and food processing industries. He is Founding Partner of Flatwater Partners and has served as CEO of The Gavilon Group from 2008 to 2015. At Gavilon, he oversaw significant growth in the agriculture and energy sectors, culminating in the sale of the agriculture business to Marubeni Corporation and the energy business to NGL Energy Partners. Prior to that, he held positions as the Chief Operating Officer of ConAgra Foods Commercial Products and President and COO of ConAgra Trade Group. Mr. Heckman serves as Deputy Chair on the board of the Federal Reserve Bank of St. Louis, a board member for non-profit organization FCLTGlobal, and is a non-executive director on the Board of Directors of OCI NV, a global producer of fertilizer and chemicals. He is also a member of the CEO Council for the NYSE Board Services and actively participates in the Executive Committee of the Chair’s Council for Greater St. Louis, Inc. Mr. Heckman holds a B.S. in agriculture economics and marketing from the University of Illinois at Urbana-Champaign.
Adrian Isman, 63-Mr. Isman has served as the Chief Growth Officer of Calosense Inc, a medical services company, since January 2025 and as CEO from November 2023 to December 2024. Prior to Calosense, Mr. Isman started working at Louis Dreyfus Company (LDC), a global agriculture commodities company in 1985. He left LDC in 1997 to serve as Chief Executive Officer of Marc Rich Agriculture Latin America until 2000, when he returned to LDC until his retirement in 2022. While at Louis Dreyfus, Mr. Isman served as CEO of the North America Region from 2017 to 2022. Prior to that, he served in various roles of increasing responsibility in regions across South America, Asia and the United States, including commodities trading and government relations, and as Chief Operations Officer and Chief Executive Officer for various regions, Head of the Juices platform and Co-Head of the Grains and Oilseeds platform. Mr. Isman currently serves as a director for Purefield Ingredients, a private agriculture company, and previously served as a director and Chairman of the Board for Biosev SA, a public company in Brazil that was subsequently acquired by Raizen SA, and for Calyx SA. Mr. Isman holds an undergraduate degree in Economics from the Universidad
Bunge | 2026 Proxy Statement 89

de Buenos Aires, an Advanced Management Program degree from INSEAD and Fundacao Dom Cabral, and a Corporate Governance Program certificate from the Columbia Business School.
Anne Jensen, 53-Ms. Jensen is the Chief Operating Officer at DS NORDEN, a position she assumed in January 2024. She brings more than 25 years of experience in the oil and gas industry, combined with recent executive leadership in global shipping. Ms. Jensen brings deep expertise in business strategy, M&A, trading, exploration and production, and global energy markets. Her leadership is marked by a commitment to building dynamic, inclusive, and high-performing organizations. Prior to joining NORDEN, she served as President and CEO of TotalEnergies Canada, where she led the company through a period of strong financial performance, including record EBITDA of nearly $1 billion in 2021 and above $1.5 billion in 2022. Earlier in her career, she held senior roles at Maersk Oil and Shell. At Maersk, she established the company’s trading business and introduced governance and risk management frameworks. At Shell, she led the transformation of the Trading West Africa business, managing divested assets and regional crude flows. Ms. Jensen has worked extensively across North America, the Caribbean, London and Copenhagen, and has developed long-standing relationships with stakeholders across Europe, the Americas, Africa and Asia. She holds a Bachelor of Commerce in Economics from Copenhagen Business School.
Linda Jojo, 60 -Ms. Jojo served as the Executive Vice President, Chief Customer Officer for United Airlines, one of the largest airlines in the world, from 2022 until her retirement in 2024. In this role, she had oversight of digital technology, contact centers, customer solutions and innovation. From 2017-2022, she served as United’s Executive Vice President of Technology and Chief Digital Officer, where she led information technology, data analytics, digital products, e-commerce, cybersecurity, and the airline’s digital strategy. Prior to joining United in 2014, she served as Executive Vice President and Chief Information Officer for Rogers Communications, a wireless communications and media company, where she was responsible for all IT systems for both customer-facing and business support systems. Prior to this, Ms. Jojo served in other senior officer roles at Energy Future Holdings Corporation, Flowserve Corporation and General Electric. Ms. Jojo serves as a non-employee director of Exelon Corp and Norwegian Cruise Line Holdings Ltd. She also serves as a member of the board of the Federal Reserve Bank of Chicago, the board of trustees at Rensselaer Polytechnic Institute in Troy, N.Y. and on the board at Hero Digital Holdings LLC. Ms. Jojo holds a bachelor’s degree in computer science and a master’s degree in industrial engineering from Rensselaer Polytechnic Institute.
Christopher Mahoney, 66-Mr. Mahoney is the former Chief Executive Officer of Glencore Agriculture Ltd. where he worked for 21 years and served as CEO from 2002 until his retirement in 2019. While at Glencore, Mr. Mahoney led the 2012 acquisition of Viterra. Mr. Mahoney served as a non-executive director of Viterra from 2019 until the acquisition by Bunge in July 2025, and as non-executive Chairman of the Board of Directors of ED&F Man Holdings Ltd., a global agricultural commodities and financial services merchant, from 2021 to June 2025. Prior to working for Glencore, Mr. Mahoney worked for Cargill in various roles of increasing responsibility from 1982 to 1997. He currently serves as a non‑executive director of Vosbor Exchange BV and STX Group BV, both privately held companies. Mr. Mahoney has a Master of Arts from Oriel College, University of Oxford U.K., and completed the Tuck Executive Program at Dartmouth College.
Monica McGurk, 55-Ms. McGurk is currently the Chief Executive Officer of Glanbia Performance Nutrition Americas, which she joined in September 2024. Prior to Glanbia, she served in executive leadership roles at Tropicana Brands Group (TBG) from September 2022 to August 2024, including as Chief Executive Officer of TBG’s North America operations and Chief Executive Officer of the Mainstream Brands Business Unit. Previously, she held a number of positions at Kellogg Company including Chief Growth Officer from 2019 to 2022 and the Chief Global Revenue and eCommerce Officer from 2018 to 2019. Prior to working at Kellogg Company, she worked at Tyson Foods and The Coca-Cola Company where she held various leadership positions in strategy, P/L leadership, and digital media. She is a former non-employee director of the privately held company, PivotBio. Ms. McGurk holds a B.A. in Government from Harvard University and an M.B.A., a Certificate in Public Management and a M.A. in Education from Stanford University. Additionally, she completed the Executive Education Agribusiness Seminar at Harvard Business School; Ethics of AI at the University of Helsinki, Finland; and Introduction to ESG at the Corporate Finance Institute.
Kenneth Simril, 60-Mr. Simril is the former President and Chief Executive Officer of Fleischmann's Ingredients, a position he held from 2006 to 2021. Prior to joining Fleischmann's, he was the Chief Financial Officer and Chief Operations Officer of Clipper Corporation, a manufacturer of both custom and semi-custom items for the food service industry. Before Clipper Corporation, Mr. Simril was the Chief Financial Officer of ClearPath Networks Inc. He has also served in various finance and engineering roles with Mobil Oil Corporation and Exxon Mobil Corporation. Mr. Simril is a former non-employee director of At Home Group, Inc. Mr. Simril serves as a director in the American Funds/
Bunge | 2026 Proxy Statement 90

Capital Group family managed by Capital Research and Management Company, including as a director of several equity funds, the insurance series funds, and the solutions offerings. He is on related committees including the audit and contracts committees of several such funds. He holds a B.S. in Petroleum Engineering from the University of Southern California and an MBA from Harvard Business School.
Markus Walt, 48-Mr. Walt is Head of Business Development for Glencore plc, a major global producer and marketer of metals and energy commodities headquartered in Switzerland. He is also a member of Glencore’s Global Investment and Capital Allocation Committee. Mr. Walt began his career at Glencore in 1999 as an accountant specializing in metals and oil trading, working in Baar and London, where he gained extensive expertise in commodity trading. In 2002, he transitioned to Glencore’s asset team, playing an important role in due diligence activities and integration efforts as the company expanded its industrial production assets. His involvement in strategic M&A was instrumental in major transactions, including the Glencore IPO in 2011, and the acquisitions of Viterra (2012) and Xstrata (2013). Mr. Walt previously served as a non-executive director for Viterra from 2016 until the acquisition by Bunge in July 2025. Mr. Walt graduated from the University of Zurich with an MBA and is a CFA® Charter holder.

Henry "Jay" Winship, 58-Mr. Winship is the Founder and Managing Member of Pacific Point Capital, LLC and the Founder and Managing Member of Pacific Point Advisors, LLC. Prior to that, he was a Principal, Senior Managing Director and Member of the Investment Committee at Relational Investors, which he joined in 1996. He has over 25 years of experience as an institutional investor and in investment management, accounting and financial management. Mr. Winship previously served as a non-executive director of C.H. Robinson and CoreLogic, Inc. He currently serves on the Board of Advisors of the Corporate Governance Institute at San Diego State University Fowler College of Business. He is a Certified Public Accountant and holds the professional designation of Chartered Financial Analyst. He holds a bachelor’s degree in finance from the University of Arizona and an MBA from the University of California, Los Angeles.
Mark Zenuk, 58-Mr. Zenuk has served as Managing Partner of Tillridge Global Agribusiness Partners, an agribusiness private equity firm, since 2016. Prior to Tillridge, he was a Managing Director at NGP Energy Capital Management where he led the agribusiness investment platform from 2010 to 2016. Before joining NGP Energy Capital Management, he served in many domestic and international executive leadership roles with Archer Daniels Midland Company ("ADM"), having most recently served as President of ADM’s Global Oilseed business unit. Before joining ADM in 1999, he served as General Manager of the Commodity Marketing Group for the Saskatchewan Wheat Pool and Marketing Manager for the Canadian Wheat Board. He holds a B.S. in Agricultural Economics from the University of Saskatchewan. Mr. Zenuk currently serves as Bunge’s Board Chair.
Executive Management Team
The biographical information for Mr. Heckman is set forth above under Board of Directors.
John Neppl, 60-John Neppl assumed his current role in May 2019. He joined Bunge from Green Plains Inc., where he served as Chief Financial Officer. Prior to Green Plains, Mr. Neppl served as chief financial officer of The Gavilon Group, LLC, an agriculture and energy commodities management firm with an extensive global footprint. Mr. Neppl held senior financial management positions at ConAgra Foods, Inc., including senior financial officer of ConAgra Trade Group and Commercial Products division as well as assistant corporate controller. Prior to ConAgra, Mr. Neppl was corporate controller at Guarantee Life Companies. He began his career as an auditor with Deloitte & Touche. He is a member of the Creighton University Heider College of Business Dean's Advisory Board and also serves on the Advisory Board of Adams Land & Cattle. Mr. Neppl earned his Bachelor of Science degree in business administration with a major in accounting from Creighton University in Omaha, Nebraska. He is also a certified public accountant (inactive status).
Bunge | 2026 Proxy Statement 91

Deloitte SA
Rue du Pré-de-la-Bichette 1
1202 Genève

Phone: +41 (0)58 279 6000
Fax: +41 (0)58 279 6600
www.deloitte
Report on the audit of the Swiss Statutory Compensation Report according to Art. 734a-734f CO

Report of the statutory auditor
To the General Meeting of
Bunge Global SA, Geneva

Report on the Audit of the Swiss Statutory Compensation Report according to Art. 734a-734f CO

Opinion
We have audited the Swiss Statutory Compensation Report of Bunge Global SA (the Company) for the year ended December 31, 2025. The audit was limited to the information pursuant to Art. 734a-734f of the Swiss Code of Obligations (CO) in sections marked “audited” on pages 83 to 92 of the Swiss Statutory Compensation Report.
In our opinion, the information pursuant to Art. 734a-734f CO in the accompanying Swiss Statutory Compensation Report complies with Swiss law and the Company’s articles of incorporation.
Basis for opinion
We conducted our audit in accordance with Swiss law and Swiss Standards on Auditing (SA-CH). Our responsibilities under those provisions and standards are further described in the “Auditor’s Responsibility for the Audit of the Swiss Statutory Compensation Report” section of our report. We are independent of the Company in accordance with the provisions of Swiss law and the requirements of the Swiss audit profession. We have also fulfilled our other ethical responsibilities in accordance with these requirements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.
Other information
The Board of Directors is responsible for the other information. The other information comprises the information included in the annual report, but does not include tables 1, 2, 3, and 4, in the Swiss Statutory Compensation Report, the consolidated financial statements, the stand-alone financial statements and our auditor’s reports thereon.
Our opinion on the Swiss Statutory Compensation Report does not cover the other information and we do not express any form of assurance conclusion thereon.
In connection with our audit of the Swiss Statutory Compensation Report, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the audited financial information in the Swiss Statutory Compensation Report or our knowledge obtained in the audit or otherwise appears to be materially misstated.
If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.
Board of Directors' Responsibilities for the Swiss Statutory Compensation Report
The Board of Directors is responsible for the preparation of a Swiss Statutory Compensation Report in accordance with the provisions of Swiss law and the Company’s articles of incorporation, and for such internal control as the Board of Directors determines is necessary to enable the preparation of a Swiss Statutory Compensation Report that is free
Bunge | 2026 Proxy Statement 92

from material misstatement, whether due to fraud or error. It is also responsible for designing the remuneration system and defining individual remuneration packages.
Auditor’s Responsibilities for the Audit of the Swiss Statutory Compensation Report
Our objectives are to obtain reasonable assurance about whether the information pursuant to Art. 734a-734f CO is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Swiss law and SA-CH will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this Swiss Statutory Compensation Report.
As part of an audit in accordance with Swiss law and SA-CH, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:
•Identify and assess the risks of material misstatement in the Swiss Statutory Compensation Report, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.
•Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made.
We communicate with the Board of Directors and/or its relevant committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.
We also provide the Board of Directors and/or its relevant committee with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, actions taken to eliminate threats or safeguards applied.
Deloitte SA

Annik Jaton Hüni                        Nicolas de Portier de Villeneuve
Licensed Audit Expert                     Licensed Audit Expert
Auditor in Charge

Geneva, March 27, 2026

Bunge | 2026 Proxy Statement 93

PROPOSAL 10 — ADVISORY VOTE ON THE SWISS STATUTORY NON-FINANCIAL MATTER REPORT
Swiss companies are required to submit a non-financial matter report pursuant to article 964c para. 1 of the Swiss Code to shareholders for approval at each annual general meeting. Accordingly, shareholders are being asked to approve our Swiss Statutory Non-Financial Matter Report for the fiscal year 2025. The shareholder vote on our Swiss Statutory Non-Financial Matter Report is advisory. Our Swiss Statutory Non-Financial Matter Report covers environmental matters (including CO2), social matters, employee-related matters, respect for human rights, and combating corruption. Our Swiss Statutory Non-Financial Matter Report for the Fiscal Year 2025, along with this proxy statement, is attached as Appendix B to this Proxy Statement.

☑	OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE, ON AN ADVISORY BASIS, FOR THE APPROVAL OF THE SWISS STATUTORY NON-FINANCIAL MATTER REPORT
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PROPOSAL 11 — ELECTION OF THE SWISS STATUTORY INDEPENDENT VOTING REPRESENTATIVE
Swiss law requires that the shareholders of a Swiss company listed on a stock exchange elect annually an independent voting representative (“Independent Voting Representative”) for a term extending until completion of the next annual general meeting.
The main duty of the Independent Voting Representative is to exercise the voting rights in accordance with the instructions received from shareholders. The Independent Voting Representative will not make statements, submit motions or proposals or ask questions to the Board on behalf of shareholders. The Board has recommended that the law firm of Wuersch & Gering LLP, Wall Street Plaza, 88 Pine Street, 20th Floor, New York, NY 10005, USA be elected as the Independent Voting Representative for a term extending until completion of the annual general meeting in 2027. Wuersch & Gering LLP is a New York law firm with lawyers who have experience in Swiss legal matters. Wuersch & Gering LLP does not perform any other services for Bunge.

☑	OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR WUERSCH & GERING LLP AS THE SWISS STATUTORY INDEPENDENT VOTING REPRESENTATIVE
Bunge | 2026 Proxy Statement 95

PROPOSAL 12 — APPOINTMENT OF INDEPENDENT AUDITOR FOR U.S. SECURITIES LAW REQUIREMENTS AND REELECTION OF STATUTORY AUDITOR FOR SWISS LAW REQUIREMENTS
Appointment of Deloitte & Touche LLP as Independent Auditor for U.S. Securities Law Reporting
Based on the recommendation of our Audit Committee, our Board has recommended and asks that you vote for the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2026. Deloitte & Touche LLP has audited our annual financial statements since 2002. Pursuant to our Articles of Association, the shareholders shall elect the Auditor at the General Meeting for a term of office of one financial year. Its term of office ends with the approval of the annual management report of the respective financial year by the General Meeting. The Auditor is eligible for reelection.

The affirmative vote of a majority of the votes cast on the proposal is required to make such appointment. If you do not appoint Deloitte & Touche LLP, our Board will reconsider its selection of Deloitte & Touche LLP and make a proposal for a new independent auditor.

Representatives of Deloitte & Touche LLP are expected to attend the virtual annual general meeting and will have the opportunity to make a statement if they desire to do so. We also expect that they will be available to respond to questions.
Reelection of Deloitte SA as Swiss Statutory Auditor for Fiscal Year 2026
At the recommendation of our Audit Committee, our Board has recommended and asks that you vote for the reelection of Deloitte SA, Geneva, Switzerland, as our Swiss statutory auditor for the fiscal year ending December 31, 2026.

Pursuant to Swiss law, the Company’s shareholders must elect an auditor supervised by the Swiss Federal Oversight Authority as the Company’s statutory auditor. The statutory auditor’s main task is to audit the standalone statutory financial statements and consolidated financial statements of Bunge. Our Board has recommended that Deloitte SA, Geneva, Switzerland, be elected as Bunge’s Swiss statutory auditor for our consolidated financial statements and standalone statutory financial statements.

Representatives of Deloitte SA are expected to attend the virtual Annual General Meeting and will have the opportunity to make a statement if they desire to do so. We also expect that they will be available to respond to questions.
Fees
The chart below sets forth the aggregate fees for professional services rendered by the Deloitte & Touche LLP for services performed in each of 2025 and 2024, and breaks down these amounts by category of service:

	2025	2024
Audit Fees	$25,841,019	$15,831,385
Audit-Related Fees	$373,815	$548,379
Tax Fees	$1,456,557	$118,835
All Other Fees	$53,649	$16,381
Total	$27,725,040	$16,514,980
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Audit Fees
Audit fees are fees billed for the audit of our annual consolidated financial statements, the audit of our internal control over financial reporting and the reviews of our quarterly financial statements. Additionally, audit fees include comfort letters, statutory audits, consents and other services related to SEC matters. The increase in fees for 2025 is due to audit efforts associated with the completion of the Viterra Transaction.
Audit-Related Fees
For 2025 and 2024, audit-related fees include fees for audits in conjunction with acquisitions and divestitures, statutory attestation services, work related to employee benefit plans and certain other agreed-upon procedures engagements.
Tax Fees
Tax fees in 2025 and 2024 primarily relate to tax compliance services, tax planning advice and tax due diligence. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and review amounts to be included in tax filings. The increase in fees for 2025 is due to various tax services associated with the completion of the Viterra Transaction.
All Other Fees
For All Other Fees, in 2025 and 2024 fees were paid to Deloitte & Touche, LLP for subscriptions to a comprehensive database of accounting and financial disclosure-related literature, as well as for certain local market advisory services.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy for pre-approval of all audit services, audit-related services, tax services and other services provided by our independent auditor. Pre-approval is detailed as to particular types of services and is subject to specific fee levels. The independent auditor and management are required to periodically report to the Audit Committee regarding the services that have been provided to us in accordance with this pre-approval policy.

All of the services relating to the fees described in the table above were pre-approved by our Audit Committee. In making its recommendation to appoint Deloitte & Touche LLP as our independent auditor and Deloitte SA as our statutory auditor for the fiscal year ending December 31, 2026, the Audit Committee has considered whether the services provided by Deloitte & Touche LLP and Deloitte SA are compatible with maintaining the independence of Deloitte & Touche LLP and Deloitte SA, and has determined that such services do not interfere with Deloitte & Touche LLP's or Deloitte SA's independence.

☑
OUR BOARD RECOMMENDS THAT, BASED ON THE RECOMMENDATION OF THE AUDIT COMMITTEE, YOU VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO SERVE AS OUR INDEPENDENT AUDITOR AND THE REELECTION OF DELOITTE SA AS OUR SWISS STATUTORY AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026

Bunge | 2026 Proxy Statement 97

AUDIT COMMITTEE REPORT
Our Audit Committee is composed of five independent directors, all of whom are financially literate. In addition, our Board has determined that Messrs. Simril and Winship each qualifies as an "audit committee financial expert" as defined under Item 407 of Regulation S-K of the Securities Act of 1933, as amended. The Audit Committee operates under a written charter which reflects NYSE listing standards and SEC requirements regarding audit committees. A copy of the charter is available through the "Investor Center — Governance" section of our website at bunge.com.

The Audit Committee's primary role is to assist the Board in fulfilling its responsibility for oversight of (1) our independent auditor's qualifications, independence and performance, (2) the quality and integrity of our financial statements and related disclosures, (3) the performance of our internal audit and control functions, (4) compliance with legal and regulatory requirements and risk management oversight, (5) financing and capital-related matters, and (6) funding matters.

Our management is responsible for the preparation of our financial statements, our financial reporting process and our system of internal controls. Our independent auditor is responsible for performing an audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board ("PCAOB"), and issuing an opinion as to the conformity of those audited financial statements to U.S. generally accepted accounting principles and for auditing the effectiveness of our internal control over financial reporting. The Audit Committee monitors and oversees these processes.

The Audit Committee has sole authority over the selection of our independent auditor and manages our relationship with the independent auditor (who reports directly to the Audit Committee). Deloitte & Touche LLP ("Deloitte") has served as our independent auditor since 2002. Each year, the Audit Committee evaluates the performance, qualifications and independence of the independent auditor. The Audit Committee is also involved in the selection of the lead audit partner. The Audit Committee pre-approves all audit, audit-related services, tax services and other services provided by the independent auditor and the fees for those services pursuant to written policies and procedures.

The Audit Committee meets with management and the independent auditor periodically to consider the adequacy of our internal controls. The Audit Committee also receives regular updates from our internal audit function, which has unrestricted access to the Audit Committee.

The Audit Committee has reviewed and discussed with management and Deloitte the audited financial statements as of and for the fiscal year ended December 31, 2025 and Deloitte’s evaluation of our internal control over financial reporting. The Audit Committee has also discussed with the independent auditor the matters required to be discussed pursuant to PCAOB Auditing Standard No. 1301 (Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence and has discussed with them their independence from Bunge and its management. The Audit Committee also considered whether the non-audit services provided by Deloitte to us during 2025 were compatible with their independence as auditor.

Based on these reviews and discussions, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the Securities and Exchange Commission.
Members of the Audit Committee
Henry "Jay" Winship, Chair
Eliane Aleixo Lustosa de Andrade
Adrian Isman
Linda Jojo
Kenneth Simril
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SHAREHOLDER PROPOSALS FOR THE 2027 ANNUAL GENERAL MEETING OF SHAREHOLDERS
To be considered for inclusion in Bunge's proxy statement for our Annual General Meeting of Shareholders in 2027, presently anticipated to be held on May 20, 2027, shareholder proposals must be received by Bunge no later than December 10, 2026. In order to be included in our sponsored proxy materials, shareholder proposals will need to comply with the SEC's Rule 14a-8 and article 16 of our Articles of Association. If you do not comply with Rule 14a-8, we will not be required to include the proposal in the proxy statement and the proxy card we will mail to our shareholders. Shareholder proposals should be sent to our Corporate Secretary at 1391 Timberlake Manor Parkway, St. Louis, Missouri 63017, U.S.A., Attention: Corporate Secretary.
In addition, shareholders may submit proposals on matters appropriate for shareholder action at the 2027 Annual General Meeting of Shareholders in accordance with our Articles of Association. To properly submit such a proposal, shareholders who hold, alone or together, at least 0.5 percent of Bunge's share capital or votes and are so recorded in the share register may request in writing that an item or proposal be included on the agenda for the Annual General Meeting of Shareholders. Such a request must be received by Bunge in writing at least 120 but not more than 150 calendar days prior to the anniversary of the 2026 Annual General Meeting, specifying the agenda item(s) and proposal(s), together with: (1) evidence of the required shareholdings recorded in the share register; (2) as to each shareholder of record requesting that an item or a proposal be included on the agenda of the 2027 Annual General Meeting (each a "Proposing Person"), (a) the name and address of each such Proposing Person, as they appear on Bunge's share register; (b) the number of shares directly or indirectly beneficially owned or held of record by each such Proposing Person (including any shares as to which each such Proposing Person has a right to acquire beneficial ownership, whether such right is exercisable immediately or only after the passage of time); (c) any material pending or threatened legal proceeding involving Bunge, any affiliate of Bunge or any of their respective directors or officers, to which each such Proposing Person or its affiliates is a party; and (d) any other information relating to each such Proposing Person that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents by each such Proposing Person in support of the business proposed to be brought before the 2027 Annual General Meeting; and (3) as to each shareholder of record providing notice of nomination proposed to be made at the 2027 Annual General Meeting, whom such shareholder proposes to nominate as a member of the Board, all information relating to such proposed nominee that would be required to be disclosed, or is otherwise necessary for disclosure, in a proxy statement or other filing required pursuant to Section 14(a) under the Exchange Act to be made in connection with a general solicitation of proxies for an election of directors in a contested election (including such proposed nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected), including (a) a reasonably detailed description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings during the past three years, any other material relationships, between or among the nominating shareholder and its affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee and his or her affiliates, associates or others acting in concert therewith, on the other hand, and (b) a completed questionnaire (in the form provided by the Secretary upon written request) with respect to the identity, background and qualification of the proposed nominee and the background of any other person or entity on whose behalf the nomination is being made.
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INFORMATION ABOUT THIS PROXY STATEMENT AND MEETING
Information About this Proxy Statement
Why did I receive this Proxy Statement?
Bunge has furnished these proxy materials to you because our Board of Directors is soliciting your vote at the Annual General Meeting on May 20, 2026. In order to provide expanded access and a convenient experience for our shareholders, the Annual General Meeting will be a virtual meeting of shareholders, which will be conducted via live audio webcast. There will not be a physical meeting. We have designed the virtual meeting to offer the same participation opportunities as an in-person meeting.
This proxy statement contains information about the items being voted on at the Annual General Meeting and important information about us. Our 2025 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, is also being furnished together with this proxy statement. If you received printed versions of these materials by mail, these materials also include the proxy cards or voting instructions form for the Annual General Meeting. We are making these proxy materials first available to shareholders on or about April [•], 2026.
We have sent these materials to each person who is registered as a holder of our registered shares in the register of members (such owners are often referred to as "holders of record" or "registered holders") as of the close of business on March 19, 2026.
Any additional shareholders who are registered in Bunge’s share register on April 28, 2026 will receive a copy of the proxy materials after April 28, 2026 and are entitled to exercise voting rights with respect to the matters to be resolved upon at this year’s Annual General Meeting by attending and casting their vote during the Annual General Meeting or by giving instructions to the Independent Voting Representative in the manner as further set out in the proxy statement. Under our Articles of Association, shareholders of record may also grant proxies to any third party to exercise their voting rights on their behalf. Any such third party need not be a shareholder. Shareholders not registered in Bunge’s share register as of April 28, 2026 will not be entitled to exercise voting rights with respect to the matters to be resolved upon at the 2026 Annual General Meeting. No shareholder will be entered in Bunge’s share register as a shareholder with voting rights between the close of business on April 28, 2026 and the opening of business on the day following the 2026 Annual General Meeting. Computershare, which maintains Bunge’s share register, will, however, continue to register transfers of Bunge’s shares in the share register in its capacity as transfer agent during this period.

We have requested that banks, brokerage firms and other nominees who hold our registered shares on behalf of the owners of the registered shares, (such owners are often referred to as "beneficial shareholders" or "street name holders") as of the close of business on March 19, 2026 and on April 28, 2026, forward either a notice or a printed copy of these materials, together with a proxy card or voting instruction form, to those beneficial shareholders. We have agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.
Finally, we have provided for these materials to be sent to persons who have interests in our registered shares through participation in the Bunge share funds of the Bunge Retirement Savings Plan, the Bunge Savings Plan and the Bunge Savings Plan—Supplement A. Although these persons are not eligible to vote directly at the Annual General Meeting, they may, however, instruct the trustees of the plans on how to vote the registered shares represented by their interests. The enclosed proxy card will also serve as voting instructions for the trustees of the plans. If you do not provide voting instructions for shares held for you in any of these plans, the trustees will vote these shares in the same ratio as the shares for which voting instructions are provided.

Shareholders who owned our registered shares as of the close of business on April 28, 2026 are entitled to access and vote at the 2026 Annual General Meeting. Shareholders not registered in Bunge’s share register as of April 28, 2026 will not be entitled to exercise voting rights with respect to the matters to be resolved upon at the 2026 Annual General Meeting. No shareholder will be entered in Bunge’s share register as a shareholder with voting rights between the close of business on April 28, 2026 and the opening of business on the day following the 2026 Annual General Meeting. Computershare, which maintains Bunge’s share register, will, however, continue to register transfers of Bunge’s shares in the share register in its capacity as transfer agent during this period.

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What is Notice and Access and why did Bunge elect to use it?
As permitted by regulations of the Securities and Exchange Commission (the "SEC"), Notice and Access provides companies with the ability to make proxy materials available to shareholders electronically via the internet. We have elected to provide many of our shareholders with a Notice of Internet Availability of Proxy Materials instead of receiving a full set of printed proxy materials in the mail. The notice is a document that provides instructions regarding how to:
•view our proxy materials on the internet;
•access the Annual General Meeting and vote your shares; and
•request printed copies of these materials, including the proxy card or voting instruction form.
On or about April [•], 2026, we began mailing the notice to certain beneficial shareholders and posted our proxy materials on the website referenced in the notice. See "Notice of Annual General Meeting of Shareholders" in this proxy statement for more information about where to view our proxy materials on the internet.
As more fully described in the notice, shareholders who received the notice may choose to access our proxy materials on the website referenced in the notice or may request to receive a printed set of our proxy materials. In addition, the notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The selected delivery choice will remain in effect until changed by the shareholder. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to those materials by email unless you elect otherwise.
What does it mean if I receive more than one notice or set of proxy materials for the Annual General Meeting?
It means that you have multiple accounts at the transfer agent and/or with banks and stockbrokers. Please vote all of your registered shares. Beneficial shareholders sharing an address who are receiving multiple notices or copies of proxy materials will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future. In addition, if you are the beneficial owner, but not the record holder, of our registered shares, your broker, bank or other nominee may deliver only one copy of the notice or proxy materials for the Annual General Meeting to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of the notice, proxy statement or 2025 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders who wish to receive a separate copy of these documents should submit their request to our Investor Relations department by telephone at (636) 292-3014 or by submitting a written request to 1391 Timberlake Manor Parkway, St. Louis, Missouri 63017, U.S.A., Attention: Investor Relations.
Can I receive future proxy materials electronically?
Shareholders can help us conserve natural resources and reduce the cost of printing and mailing proxy statements and annual reports by opting to receive future mailings electronically. To enroll, please visit enroll.icsdelivery.com/bg and follow the instructions or adjust your delivery instructions on www.proxyvote.com.
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Information About the Meeting
What proposals are being presented at the Meeting?
Shareholders are being asked to vote on the following matters at the Annual General Meeting:
•Proposal 1 — approval of the Swiss Statutory Consolidated Financial Statements and Swiss Standalone Statutory Financial Statements of Bunge Global SA for the year ended December 31, 2025;
•Proposal 2 — approval of the Appropriation of the Available Earnings for Fiscal Year 2025;
•Proposal 3 — approval of a Cash Dividend in the Aggregate Amount of U.S. $2.88 Per Outstanding Share Out of Bunge Global SA's Reserve from Capital Contributions in Four Equal Installments;
•Proposal 4 — discharge of the Members of the Board and of the Executive Management Team from Liability for the Activities During Fiscal 2025;
•Proposal 5 — election of Directors;
•Proposal 6 — reelection of the Chair of the Board;
•Proposal 7 — reelection of four members of the Human Resources and Compensation Committee;
•Proposal 8 — advisory vote to approve named executive officer compensation under U.S. Securities Law requirements;
•Proposal 9 — approval of the Compensation of the Board and Executive Management Team under Swiss Law; Advisory Vote on the Swiss Compensation Report;
•Proposal 10 — advisory vote on the Swiss Statutory Non-Financial Matter Report;
•Proposal 11 — election of the Swiss Statutory Independent Voting Representative; and,
•Proposal 12 — appointment of Independent Auditor for U.S. Securities Law Requirements and Reelection of Statutory Auditor for Swiss Law Requirements.
Other than the matters set forth in this proxy statement and matters incidental to the conduct of the Annual General Meeting, we do not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, if you have given your proxy to the Independent Voting Representative, or another representative of your choice, the representative will vote your shares as instructed by you.

How do I attend, vote and submit questions at the Annual General Meeting?
How to attend?
To be able to attend the Annual General Meeting virtually and vote, ask questions, submit motions and/or submit proposals, to the extent permitted under Swiss law, with respect to a specific agenda item (generally referred to hereinafter as "attend and vote at the Annual General Meeting virtually"), you must register in advance by accessing ProxyVote.com and entering the 16-digit control number found on your proxy card or voter instruction form for the Annual General Meeting. Please note that the registration deadline is May 18, 2026 at 10:59 PM Central Daylight Time (May 19, 2026 at 5:59 AM Central European Summer Time). You should be prepared to provide a valid e-mail address, your name and control number. Following your registration, you will receive a confirmation email with information on how to attend the meeting. You will not be able to attend the Annual General Meeting unless you register by the deadline noted above.

Once you have preregistered, you will be able to participate in the Annual General Meeting on May 20, 2026 by visiting virtualshareholdermeeting.com/BG2026 and entering the same 16-digit control number, name and email you used to preregister or by calling the telephone number provided in the confirmation email provided to you following
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your preregistration. Beneficial owners who do not have a 16-digit control number should follow the instructions provided on the voting instruction form provided by your broker, bank or other nominee.

If you hold your registered shares through a brokerage firm, bank or other nominee, you should follow the instructions provided by your brokerage firm, bank or other holder of record to be able to participate in the meeting.

How do I submit questions?
Shareholders who wish to attend and vote at the Annual General Meeting virtually and who wish to ask questions, submit motions and/or submit proposals, to the extent permitted under Swiss law, with respect to a specific agenda item must preregister to attend the meeting on virtualshareholdermeeting.com/BG2026 by May 18, 2026 at 10:59 PM Central Daylight Time (May 19 at 5:59 AM Central European Summer Time). Following preregistration to attend the Annual General Meeting, Shareholders will receive an email with instructions on how to attend the meeting at virtualshareholdermeeting.com/BG2026 or by telephone, along with instructions on how to ask a question, submit a motion and/or submit a proposal, to the extent permitted under Swiss law, during the Annual General Meeting. For Shareholders participating by telephone who want to ask a question, the shareholder verification process may take a few minutes which may require that the Annual General Meeting be paused during that time. Shareholders may alternatively also submit questions, motions, proposals or make a statement, to the extent permitted under Swiss law, beginning at 8:15 AM Central Daylight Time (3:15 PM Central European Summer Time) once they have logged into virtualshareholdermeeting.com/BG2026 by selecting a question topic and entering their question via the “Ask a Question” section at the lower left-hand corner of the screen and then clicking on Submit. You are highly encouraged to submit your question(s) in advance of the Annual General Meeting.
Shareholder questions or comments are welcome, but we will only answer questions pertinent to the agenda items. Questions or comments that are substantially similar may be grouped and answered together to avoid repetition. Questions, motions or proposals that relate to matters that are not the proper subject for action by shareholders, are irrelevant to our business, relate to material non-public information of the Company, relate to personal concerns or grievances, are derogatory to individuals or that are otherwise in bad taste, or are not otherwise suitable for the conduct of the Annual General Meeting as determined in our sole discretion, will not be answered. Additional rules of conduct and procedures may apply during the Annual General Meeting and will be available for you to review in advance of the meeting at virtualshareholdermeeting.com/BG2026. Please note that you won’t be able to instruct the Independent Voting Representative to make any statements, ask questions, submit motions or submit proposals on your behalf.
Shareholders who wish to ask a question must ensure that the device from which they have called or logged into the Annual General Meeting on has sufficient audio and video capabilities for the shareholder to be well seen and heard at the meeting. Shareholders logged in on a device without audio and video capabilities will not be able to speak.
How do I vote at the Annual General Meeting?
Holders of record who have already submitted their voting instructions in their proxy to the Independent Voting Representative can still vote their shares at the Annual General Meeting by revoking their proxy following any of the methods explained below under the heading "May I change or revoke my proxy?"

If street name holders who have already submitted their voting instructions in their proxy to the Independent Voting Representative request a legal proxy from their bank, broker or other organization to attend and vote at the Annual General Meeting, voting instructions submitted to the Independent Voting Representative will be disregarded and not counted. Such a street name holder may then only vote its shares at the virtual Annual General Meeting.

If you are planning to attend and vote at the Annual General Meeting virtually and completed the preregistration process, you may vote your registered shares during the meeting by visiting virtualshareholdermeeting.com/BG2026. To vote, you will need your 16-digit control number included on your proxy card, or on the voter instruction form for the meeting.

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My shares are held through a brokerage firm, bank or other nominee. How do I register in advance to access, vote and submit questions at the Annual General Meeting?
If you are a registered holder of registered shares (i.e., you hold your shares through our transfer agent, Computershare), please follow the instructions described on the previous page and on your proxy card or voter instruction form that you received for the meeting.
If you hold your registered shares through a brokerage firm, bank or other nominee, you should follow the instructions provided above and the instructions provided by your brokerage firm, bank or other holder of record to be able to participate in the meeting.

What if I have trouble accessing the Annual General Meeting virtually?
The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and mobile phones) running the most updated version of applicable software and plugins. You should ensure that you have a strong internet connection wherever you intend to participate in the meeting. We encourage you to access the meeting prior to the start time. You will be able to join the Annual General Meeting beginning at 8:15 AM Central Daylight Time (3:15 PM Central European Summer Time) on May 20, 2026. We will have a technician ready to assist you with any technical difficulties you may have accessing the Annual General Meeting. If you encounter any difficulties accessing the Annual General Meeting, please call the technical support number that will be posted on the virtual meeting platform login page.
If I can't participate in the live Annual General Meeting webcast, can I vote or listen to it later?
You may vote your registered shares before the meeting as described in “How do I vote?” and following the instructions on your proxy card or voter instruction form for the meeting. You do not need to access the webcast to vote if you submitted your voting instructions to the Independent Voting Representative in advance of the Annual General Meeting. We do not intend to record the Annual General Meeting; however, we will disclose the results on a Form 8-K that we will file with the SEC within four business days of the Annual General Meeting.

What constitutes a quorum?
Our Articles of Association provide that the presence of shareholders, in person or by proxy, holding at least a majority of all the shares entitled to vote at the commencement of the meeting constitutes a quorum for purposes of convening the 2026 Annual General Meeting. Abstentions and “broker non-votes” will be counted as present for the purpose of determining whether there is the required quorum at the meeting, so long as the broker has discretion to vote the shares on at least one matter before the 2026 Annual General Meeting.
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Information About Voting
How many votes do I have?
Every holder of a registered share will be entitled to one vote per share for the election of each director and to one vote per share on each other matter presented at the Annual General Meeting. On March 19, 2026, there were 193,810,410 registered shares issued and outstanding and entitled to vote at the Annual General Meeting.
How do I vote?
You can submit voting instructions or exercise your vote in the following ways:

•By Telephone or the Internet: You may submit voting instructions to the Independent Voting Representative electronically by telephone or over the internet before the Annual General Meeting by following the instructions on your proxy card for the meeting. If you are a beneficial shareholder, please follow the instructions on your notice or voting instruction form for the meeting.

•By Mail: If you are a shareholder of record, by marking, dating and signing your proxy card for the meeting with your instructions to the Independent Voting Representative and returning it by mail in the enclosed postage-paid envelope before the Annual General Meeting. If you are a beneficial shareholder and received or requested printed copies of the proxy materials, you can submit voting instructions by following the instructions on your voting instruction form for the meeting.

•At the Meeting: If you are planning to attend and vote at the Annual General Meeting virtually, you or your representative may vote your registered shares during the meeting by following the instructions described under "How do I attend, vote and submit questions at the Annual General Meeting?"

Your vote is very important. Even if you plan to vote at the Annual General Meeting, we encourage you to provide voting instructions to the Independent Voting Representative before the Annual General Meeting. Alternatively, you are encouraged to register for voting at the virtual Annual General Meeting as soon as possible.

What if I return my proxy card but do not mark it to show how I am voting?
If you sign and return your proxy card or voting instruction form but do not indicate more specific instructions for voting, you will be deemed to have instructed the Independent Voting Representative to vote your shares in accordance with the recommendations of the Board of Directors with regard to the items listed in the notice of the meeting. If any modifications to agenda items or proposals identified in this proxy statement or other matters on which voting is permissible under Swiss law are properly presented at the Annual General Meeting for consideration, in the absence of other specific instructions, you will be deemed to have instructed the Independent Voting Representative to vote in accordance with the recommendations of the Board of Directors.
May I change or revoke my proxy?
You may change or revoke your proxy at any time before it is exercised in one of four ways:
1.Notify our Corporate Secretary in writing at the address provided below before the Annual General Meeting that you are changing or revoking your proxy to the Independent Voting Representative for the Annual General Meeting;
2.Use the telephone or the internet to change your proxy for the respective meeting;
3.Submit another proxy card (or voting instruction form if you hold your registered shares in street name) with a later date for the Annual General Meeting; or
4.If you are a holder of record, or a beneficial holder with a legal proxy from the holder of record, by following the instructions to attend and vote at such meeting virtually and accessing and voting at the Annual General Meeting.
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You may not revoke a proxy simply by accessing the Annual General Meeting. To revoke a proxy, you must take one of the actions described above. Any written notice of revocation must be sent to the attention of our Corporate Secretary at 1391 Timberlake Manor Parkway, St. Louis, Missouri 63017, U.S.A.
What vote is required in order to approve each proposal?
The affirmative vote of a majority of the votes cast at the 2026 Annual General Meeting (in person or by proxy) is required to approve each of the proposals under agenda items 1, 2, 3, 4, 9, 11 and 12.

The affirmative vote of a majority of the votes cast (in person or by proxy) is also required to elect each of the nominees for director under agenda item 5, to reelect the Chair of the Board under agenda item 6, to reelect each of the members of the Human Resources and Compensation Committee under agenda item 7.

The affirmative vote of a majority of the votes cast (in person or by proxy) is further required to approve the non-binding advisory vote on named executive officer compensation (agenda item 8) and to approve the non-binding advisory vote on the Swiss Statutory Non-Financial Matter Report (agenda item 10).

Proposals 8 and 10 are advisory votes only and, as discussed in connection with these proposals, the voting results are not binding on us. However, consistent with our record of shareholder engagement, our Board will review the results of the vote and will take them into account in considering the compensation of our named executive officers and the non-financial matters addressed in the Swiss Statutory Non-Financial Matter Report.

Abstentions, broker non-votes (except as discussed below) or blank or invalid ballots are not counted for such purposes and have no impact on the approval of the agenda items.

Shares represented by "broker non-votes" (i.e., registered shares held by brokers which are represented at the Annual General Meeting but with respect to which the broker is not empowered to vote on a particular proposal) and (ii) shares represented at the Annual General Meeting which abstain from voting on any matter, are not included in the determination of the shares cast at the meeting, but are counted for quorum purposes so long as the broker has discretion to vote the shares on at least one matter before the Annual General Meeting.

Under NYSE rules, brokers who hold shares in street name for customers, such that the shares are registered on the books of the Company as being held by the brokers, have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners, but are precluded from exercising their voting discretion with respect to proposals for “non‑routine” matters. Proxies submitted by brokers without instructions from customers for these non‑routine or contested matters are referred to as “broker non‑votes.” The following matters are non‑routine matters under NYSE rules, and therefore brokers may not exercise their voting discretion with respect to such proposals:

•Discharge of the Members of the Board of Directors and the Executive Management Team from Liability for Activities During Fiscal Year 2025 (agenda item 4)
•Election of Directors (agenda item 5)
•Reelection of the Chair of the Board (agenda item 6)
•Reelection of Four Members of the Human Resources and Compensation Committee (agenda item 7)
•Advisory Vote to Approve Named Executive Officer Compensation Under U.S. Securities Law Requirements (agenda item 8)
•Approval of the Compensation of the Board and Executive Management Team Under Swiss Law; Advisory Vote on the Swiss Statutory Compensation Report (agenda item 9)
How will voting on any other business be conducted?
Other than the matters set forth in this proxy statement and matters incident to the conduct of the Annual General Meeting, we do not know of any business or proposals to be considered at the meeting. If you have appointed the Independent Voting Representative as your proxy, if any modifications to agenda items or proposals identified in this proxy statement or any other matters on which voting is permissible under Swiss law are properly presented at the Annual General Meeting for consideration, in the absence of other specific instructions, shareholders will be deemed
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to have instructed the Independent Voting Representative to vote in accordance with the recommendations of the Board of Directors.
Who will count the votes?
Broadridge will act as the inspector of election and will tabulate the votes.
Deadline for Appointment of Proxies by Telephone or the Internet or Returning Your Proxy Card
Shareholders should complete and return the proxy card for the Annual General Meeting as soon as possible. To be valid, your proxy card for the meeting must be completed in accordance with the instructions on it and received by us no later than 10:59 PM, Central Daylight Time, on May 18, 2026 (5:59 AM Central European Summer Time, on May 19, 2026). If you appoint your proxy by telephone or the internet, we must receive your appointment no later than 10:59 PM, Central Daylight Time, on May 18, 2026 (5:59 AM Central European Summer Time, on May 19, 2026). If you participate in the Bunge share funds of the Bunge Retirement Savings Plan, the Bunge Savings Plan or the Bunge Savings Plan — Supplement A, you must submit your voting instructions for the meeting no later than 10:59 PM, Central Daylight Time, on May 16, 2026 (5:59 AM Central European Summer Time, on May 17, 2026) in order to allow the plan trustees time to receive your voting instructions and vote on behalf of the plans. If your registered shares are held in street name and you are voting by mail, you should return your voting instruction form for the meeting in accordance with the instructions on that form or as provided by the bank, brokerage firm or other nominee who holds our registered shares on your behalf.
Solicitation of Proxies
We will bear the cost of the solicitation of proxies, including the preparation, printing and mailing of proxy materials and the notice. We will furnish copies of these proxy materials to banks, brokers, fiduciaries and custodians holding shares in their names on behalf of beneficial owners so that they may forward these proxy materials to our beneficial owners.
We have retained Innisfree M&A Incorporated to act as proxy solicitor for the Annual General Meeting for a fee of $30,000 plus reasonable out-of-pocket expenses. In addition, we may supplement the original solicitation of proxies by mail with solicitation by telephone and other means by our directors, officers and/or other employees. We will not pay any additional compensation to these individuals for any such services.

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UNITED STATES SECURITIES AND EXCHANGE COMMISSION REPORTS
A copy of our 2025 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC, is enclosed with these proxy materials. Our Annual Report on Form 10-K is also available to shareholders free of charge on our website at bunge.com under the captions "Investor Center — Financial Information — Annual reports" or by writing to us at 1391 Timberlake Manor Parkway, St. Louis, Missouri 63017, U.S.A., Attention: Investor Relations.

OTHER MATTERS
We know of no other business that will be brought before the Annual General Meeting. If any other matter or any proposal should be properly presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such proposal at their discretion and in accordance with their best judgment or, in the case of the Independent Voting Representative, as instructed by the shareholder.
By Order of the Board of Directors

April [•], 2026	Lisa Ware-Alexander Senior Deputy General Counsel and Corporate Secretary
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APPENDIX A — RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This proxy statement contains certain "non-GAAP financial measures" as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures below. The non-GAAP financial measures that Bunge uses may not be comparable to similarly titled measures used by other companies.
Net income attributable to Bunge to Adjusted Earnings Per Share
Adjusted Earnings Per Share is a non-GAAP financial measure and is not intended to replace Net income attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Adjusted Earnings Per Share is calculated by excluding from Net income attributable to Bunge, certain gains and charges, temporary mark-to-market timing differences, and Loss from discontinued operations, net of tax, divided by weighted-average shares outstanding - diluted, as defined below. Bunge’s management believes the presentation of this non-GAAP measure allows investors to view its performance using the same measures that management uses in evaluating financial and business performance and trends without regard to certain gains and charges and temporary mark-to-market timing impacts. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to Net income attributable to Bunge.
Below is a reconciliation of Net income attributable to Bunge, to Adjusted Net income from continuing operations attributable to Bunge and Adjusted Earnings Per Share:

	Year Ended December 31,
(US$ in millions, except per share data)	2025	2024	2023	2022	2021
Net income attributable to Bunge	$816	$1,137	$2,243	$1,610	$2,078
Adjustment for Mark-to-market timing differences (1)	198	102	(356)	246	12
Loss from discontinued operations, net of tax	3	—	—	—	—
Adjusted for certain (gains) and charges:
Gain on sale of a business	(118)	—	—	—	(119)
Acquisition and integration costs	233	243	122	—	—
Pension settlement	88	—	—	(21)	—
Reserve for an equity method investment	10	—	—	—	—
Impairment of equity method and other investments	30	19	36	53	—
Gain on sale of equity method investment	—	(188)	—	—	—
Ukraine-Russia war	—	(5)	(25)	68	—
Fixed asset impairment	—	—	28	—	35
Discontinued trademarks	—	—	12	—	—
Bond early redemption	—	—	—	39	—
Impairment on sale of a business	—	—	—	106	129
Tax on Mexico wheat milling disposition	—	—	—	30	—
Gain on sale of assets	—	—	—	—	(165)
Adjusted Net income from continuing operations attributable to Bunge	$1,260	$1,308	$2,060	$2,131	$1,970
Weighted-average shares outstanding - diluted (2)(3)	166	142	151	153	152
Adjusted Net income per share from continuing operations - diluted (3)	$7.57	$9.19	$13.66	$13.91	$12.93
(1) Mark-to-market timing difference comprises the estimated net temporary impact resulting from unrealized period-end gains/losses associated with the fair valuation of certain forward contracts, readily marketable inventories (RMI), and related futures contracts associated with our committed future operating capacity and sales, as well as certain forward foreign exchange contracts. The impact of these mark-to-market timing differences, which is expected to reverse over time due to the forward contracts, RMI, and related futures contracts being part of an economically-hedged position, is not representative of the operating performance of our business.
(2) There were approximately 1 million or less anti-dilutive outstanding stock options or contingently issuable restricted stock units excluded from the weighted-average number of shares outstanding for the years ended December 31, 2025, 2024, 2023, 2022, and 2021.
Bunge | 2026 Proxy Statement A-1

(3) As a result of the Redomestication on November 1, 2023, each common share of Bunge Limited was cancelled in exchange for an equal number and par value of registered shares of Bunge. References to the terms "share", "common share", or "registered share" refer to Bunge Limited common shares prior to the Redomestication and Bunge registered shares after the Redomestication, unless otherwise specified.
Cash provided by (used for) operating activities to Adjusted Funds from Operations
Adjusted FFO is calculated by excluding from Cash provided by (used for) operating activities, foreign exchange gain (loss) on net debt, working capital changes, net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests, and mark-to-market timing differences after tax. Adjusted FFO is a non-GAAP financial measure and is not intended to replace Cash provided by (used for) operating activities, the most directly comparable U.S. GAAP financial measure. Bunge's management believes the presentation of this measure allows investors to view its cash generating performance using the same measure that management uses in evaluating financial and business performance and trends without regard to foreign exchange gains and losses, working capital changes and mark-to-market timing differences. This non-GAAP measure is not a measure of consolidated cash flow under U.S. GAAP and should not be considered as an alternative to Cash provided by (used for) operating activities, Net increase (decrease) in cash and cash equivalents, and restricted cash, or any other measure of consolidated cash flow under U.S. GAAP.

Below is a reconciliation of Cash provided by (used for) operating activities to Adjusted FFO:

Year Ended December 31,
(US$ in millions)	2025
Cash provided by (used for) operating activities	$844
Foreign exchange gain (loss) on net debt	216
Working capital changes	502
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(27)
Mark-to-market timing difference, after tax	198
Adjusted FFO	$1,733
Bunge | 2026 Proxy Statement A-2

APPENDIX B — SWISS STATUTORY NON-FINANCIAL MATTER REPORT
This Non-Financial Matter Report is prepared in accordance with the requirements of articles 964a-c of the Swiss Code of Obligations and covers the performance and impact of Bunge’s business in financial year 2025.
Additionally, the Company remains subject to U.S. Securities and Exchange Commission (“SEC”) reporting requirements, the mandates of the Sarbanes-Oxley Act and the corporate governance requirements of the New York Stock Exchange (“NYSE”), and we continue to report our financial results in U.S. dollars and under U.S. GAAP. You are encouraged to refer to "Item 1A. Risk Factors" in the Company's 2025 Annual Report, which along with this proxy statement, are available at investors.bunge.com/governance/governance-document. This Non-Financial Matter Report, including all of the information and data presented and referenced herein, is prepared and provided solely to comply with articles 964a-c of the Swiss Code of Obligations, and is not incorporated by reference into any of Bunge's filings with the SEC.
Introduction - Business Model
Bunge is a premier agribusiness solutions company, connecting farmers to consumers and delivering essential food, feed and fuel to the world. Our dedicated employees, integrated operations and global footprint give us access to key markets and a diverse agricultural network covering major crops. These capabilities help us manage seasonal cycles, weather variability and other risks as we partner with farmers to move crops from where they are grown to where they are needed. Bunge plays a critical role in the global food, feed, and fuel economy by effectively and efficiently connecting farmers to end-users and consumers of agricultural commodities and products. Guided by our internal values, Bunge strives to excel as a partner between agricultural producers and the people who rely on their products for their livelihoods and in many cases their own subsistence.
Our global operations include purchasing, storing, transporting, processing, selling and distributing agricultural commodities and related products. We also provide financial, risk management and logistics services to support our customers and enhance our value chains. The commodities we source and markets we serve are essential to everyday life— from the grains and oilseeds that are part of the food supply chain, to the cotton used in clothing, to the energy products that power industries and transportation.
On July 2, 2025, Bunge completed its previously announced acquisition of Viterra Limited ("Viterra"). The acquisition of Viterra creates a premier global agribusiness solutions company well positioned to meet the demands of increasingly complex markets and better serve farmers and end customers. To the extent that Bunge is able to include meaningfully responsive data from the legacy Viterra business in this report, we have. To the extent that it has not, Bunge will endeavor to include these data points in future reports as we continue to collect and assess them. Our registered office is in Geneva, Switzerland, and our corporate headquarters is in St. Louis, Missouri (USA). With 200+ years of experience, we have approximately 34,000 employees and presence in over 50 countries. More details on Bunge’s business model, financial performance, and incorporation can be found in the Company’s 2025 Annual Report. (available at investors.bunge.com/governance/governance-document).

Bunge is incorporated under Swiss law as a stock corporation (Aktiengesellschaft) and domiciled in Geneva, Switzerland. Bunge is recorded in the Commercial Register of the Canton of Geneva with enterprise registration number CHE-318.451.510. Our registered office and principal executive offices are located at Route de Florissant 13, 1206 Geneva, Switzerland. Our corporate headquarters is located at 1391 Timberlake Manor Parkway, Chesterfield, Missouri, 63017, United States of America. As a Swiss corporation, Bunge is required under Swiss law to prepare this report covering certain non-financial matters, including environmental matters (in particular the carbon reduction goals), social issues, employee-related issues, respect for human rights, and combating corruption. Bunge prepares this report on a consolidated basis on behalf of itself and its wholly-owned, consolidated subsidiaries. Bunge’s public reporting on environmental, social and governance (“ESG”) matters conforms with internationally recognized frameworks and standards, the details of which are captured in the Company’s corporate sustainability reports which are periodically published to disclose additional information on Bunge’s ESG strategy, initiatives, performance, and other disclosures which cover matters outside the requirements of articles 964a-c of the Swiss Code of Obligations.
Reporting Boundaries
Bunge adopts a materiality-based approach to sustainability disclosure. The sustainability topics described in this report are the topics identified in our latest materiality assessment, completed in 2025, as having the greatest
Bunge | 2026 Proxy Statement B-1

importance to our stakeholders and which constitute Bunge’s greatest impact on the environment and society. See "Materiality and Stakeholder Engagement" section on the following page.
Unless otherwise noted, disclosures on ESG matters: (a) comply with applicable laws and regulations, (b) align with financial reporting boundaries, and (c) encompass the Company’s own operations and supply chains. Both greenhouse gas ("GHG") emissions (for Scopes 1 & 2) which are reported in compliance with the GHG Protocol, and environmental factors such as water, waste and energy, apply to approximately 85 legacy Bunge industrial operations facilities which account for the material part of the Company’s emissions and natural resource consumption. We are in the process of re-baselining and assessing our footprint to incorporate the Viterra acquisition. Another example of a material sustainability topic boundary includes Bunge’s actions to eliminate deforestation in accordance with its commitment to have deforestation-free supply chains in 2025. For these metrics, the boundary is applicable to the commodities and geographies where deforestation is accepted to be of higher risk. This principally means the sourcing geographies around the world for palm oil, and the priority regions of South America including the Amazon, the Cerrado in Brazil and the Chaco of Argentina and Paraguay.
Assurance
Bunge has not sought assurance on the entirety of this report, however, we seek limited assurance on the following KPIs: Bunge Scope 1 & 2 GHG emissions, Certified volumes of soy under 2BsVs, Proterra and RTRS certification, Palm Oil Traceability to Plantation, and Palm Oil No Deforestation, No Peat and No Exploitation ("NDPE") metric.
Sustainability at Bunge
Sustainability is core to Bunge’s business. We make decisions across our value chain built on a foundation of ethical leadership, accountability and environmental stewardship.
Sustainability factors into decisions ranging from how we evaluate new growth markets, plan and develop our strategic goals, compensate our employees and operate our facilities to how we engage with our customers, suppliers, employees, communities, shareholders and partners. Our key areas of growth, aligned to sustainability initiatives, include producing renewable feedstocks, increasing our plant lipids portfolio and developing new plant-based protein ingredients. Moreover, Bunge is actively engaged in supplying low-carbon feedstock for renewable fuels, sourcing and supplying grains planted under regenerative agricultural practices, and supplying certified and verified deforestation-free grains and by-products, among other initiatives.

We leverage our experience in delivering sustainable solutions to advance industry-wide progress. As a founding member of several industry associations and platforms, Bunge works to address systemic challenges. For example, since establishing our non-deforestation commitment in 2015, we have implemented programs to prevent native vegetation conversion and deforestation in our supply chains. As another example, we continue to invest in technology and partnerships to strengthen monitoring and verification systems and expand regenerative agriculture programs that support low-carbon farming practices globally.

We have implemented programs to mitigate native vegetation conversion and deforestation in our supply chains associated with agricultural commodity production and trade. As of December 31, 2024, we achieved 100% traceability and monitoring of our direct and indirect soy supply chains in the priority regions of Brazil, and we have continuously monitored those priority regions and will continue to do so. We also intend to build on our shared efforts, working with governments, farmers and other key stakeholders to identify opportunities for public-private collaboration focused on eliminating commodity-driven deforestation.
More information on our participation in associations and our impact can be found in our sustainability report available at bunge.com/sustainability, and more information on our non-deforestation commitment can be found at bunge.com/Sustainability/Non-Deforestation-Commitment.

Materiality and Stakeholder Engagement
In 2025, Bunge undertook a Double Materiality Assessment ("DMA"), building on its previous impact materiality assessment and aligning with evolving regulatory and stakeholder expectations, including those under the European Union's Corporate Sustainability Reporting Directive ("CSRD") and the European Sustainability Reporting Standards ("ESRS"), and to reflect materiality subsequent to completion of the acquisition of Viterra. The DMA was designed to identify and prioritize sustainability topics that are material from both (1) an impact materiality perspective,
Bunge | 2026 Proxy Statement B-2

considering Bunge’s actual or potential positive or negative impacts on people and the environment arising from its activities and business relationships over the short, medium and long term, and (2) a financial materiality perspective, considering sustainability‑related risks and opportunities that may generate or influence material financial effects on Bunge’s financial position, performance and cash flows.
The DMA was conducted with oversight from executive leadership and involved a cross‑functional internal working group representing sustainability, enterprise risk management, finance, legal, compliance, operations and relevant business functions. The assessment was informed by internal expertise and supported by independent external advisors. External references and industry benchmarks were considered to support the robustness and consistency of the assessment approach.
Stakeholder engagement was an integral part of the assessment. Inputs from ongoing engagement with key stakeholder groups, including customers, suppliers, employees, industry associations and financial stakeholders, were considered to support the identification and prioritization of sustainability topics and the assessment of related impacts, risks and opportunities across the value chain.
Methodology
The DMA followed a structured and iterative approach aligned with ESRS guidance. An initial universe of potential environmental, social and governance topics was developed with reference to applicable sustainability reporting standards and sector benchmarks.

Relevant impacts, risks and opportunities were identified and assessed for each topic, including those arising from Bunge’s activities and business relationships, applying defined criteria for impact materiality, considering the severity and likelihood of potential or actual, positive or negative impacts on people and the environment, and financial materiality, considering the magnitude and likelihood of financial risks and opportunities for Bunge..

Workshops and interviews were conducted to assess and score topics and their associated impacts, risks and opportunities, applying consistent criteria throughout. The results were consolidated and reviewed to determine which topics meet the materiality thresholds under one or both perspectives, and were further aligned to Bunge’s business model, strategy and enterprise risk management processes.

Outcome
The 2025 DMA identified eight material ESRS-aligned environmental, social and governance topics, which form the basis for the topics addressed in this Non-Financial Matter Report:

Environmental topics:
•Climate change: Climate change adaptation; climate change mitigation; energy
•Water: Water withdrawals and consumption (own operations)
•Biodiversity and ecosystems: Deforestation

Social topics:
•Own workforce: Health and safety; Inclusion and belonging
•Workers in the value chain: Child and forced labor
•Affected communities: Rights of Indigenous peoples
•Consumers and end‑users: Quality, food and feed safety

Governance topics:
•Business conduct: Corporate culture; protection of whistleblowers; political influence and lobbying; anti‑corruption and bribery

Additionally, the following entity‑specific material topics were identified:
•Food security
•Relationship with farmers
•Talent development

Bunge will review its materiality assessment on an annual basis and, if and when required, will update it periodically to reflect changes in its activities, risk profile, external environment and applicable regulatory guidance.

Bunge | 2026 Proxy Statement B-3

Sustainability Governance
Bunge’s Board of Directors (the "Board") oversees our sustainability strategy, disclosures and risks, while our executive leadership team develops and executes this strategy, manages risks and directs the Company on sustainability matters.

The Board generally has five regularly scheduled meetings per year, and climate change is a standing agenda item. Committee meetings are normally held in conjunction with full Board meetings. Additionally, the Board holds virtual meetings to receive updates on our business and as circumstances may require.

Bunge’s five Board committees oversee Bunge’s financial, governance, compensation, risk management and sustainability practices, including climate-related risks and opportunities.

Audit Committee	The Audit Committee evaluates trends and developments in non-financial reporting practices and requirements, which impact the Company’s regulatory filings, including sustainability disclosures.
Corporate Governance and Nominations Committee
The Corporate Governance and Nominations Committee ("CGNC") is responsible for overseeing, among other things, Bunge’s governance frameworks and Board practices, as well as the identification of qualified candidates with the appropriate backgrounds and experience to join our Board.

Enterprise Risk Management Committee
The Enterprise Risk Management Committee ("ERMC") evaluates climate-related risks and exposures in connection with our periodic review of other enterprise risks facing the Company and management’s risk mitigation strategies.

Human Resources and Compensation Committee
The Human Resources and Compensation Committee ("HRCC") oversees the Company’s executive compensation framework, governance, guidelines and performance criteria, which includes sustainability and human resource metrics. It also oversees programs, policies and practices related to talent management and succession planning for the CEO and select senior leaders.

Sustainability and Corporate Responsibility Committee
The Sustainability and Corporate Responsibility Committee ("SCRC") oversees and provides input on the development of sustainability and corporate social responsibility governance, policies, strategies and programs of the Company.

Members of our executive leadership team are directly involved in the development and execution of our sustainability strategy, which includes the management of climate-related risks and opportunities. Below are some highlights of their involvement and responsibilities:
•Chief Executive Officer is the final arbiter in the management of the sustainability strategy, risks and opportunities, and helps to set the overall vision for the company.
•Executive Vice President, Global Markets & Chief Sustainability Officer (“CSO”) is the commercial leader of risk management and optimization activities, and leads the ocean freight, global logistics, financial services, central hedge desk, special risk and research units and serves as Bunge’s CSO. The CSO leads the SCRC and manages
Bunge | 2026 Proxy Statement B-4

a global team operating across multiple geographies and functions, which regularly engages business leadership to ensure companywide alignment with sustainability objectives and opportunities.
•Chief Operating Officer ("COO") leads Bunge’s global commercial activities, overseeing global commodity value chains, country and regional management teams, sustainability efforts, renewable fuels initiatives, regenerative agriculture solutions, and industrial operations & safety.
•Chief Financial Officer ("CFO") leads the Audit Committee. The CFO provides overall guidance and strategic input into financial opportunities and risks associated with sustainability issues, as well as oversight of Bunge’s credit facilities and other loans.
•Chief Human Resources Officer ("CHRO") leads the HRCC. The CHRO oversees embedding sustainability metrics— such as emissions performance and safety—into the compensation of Bunge employees. The CHRO also leads Bunge’s strategy of belonging, along with the talent development programs throughout the business.
•Chief Risk Officer ("CRO") leads the ERMC. The CRO oversees the enterprise risk management process of the company, with the inclusion of climate-related risks and opportunities and their associated impacts on business strategy, operations and investments.
•Chief Transformation Officer ("CTO") assesses long-term business growth strategy and opportunities, considering any impact on sustainability efforts. The CTO also has responsibility for overseeing the global business transformation team to support and enable technology solutions aligned with our sustainability commitments, objectives and opportunities.
•Chief Legal Officer ("CLO") leads the CGNC. The CLO manages legal and ethical risks and regulatory compliance of the business.
Bunge’s cross-functional teams of subject matter experts further integrate sustainability throughout the company. These teams—specializing in areas such as human rights, decarbonization, water conservation, deforestation-free supply chains, regulations and reporting—meet regularly to discuss topics impacting the company’s sustainability targets, disclosures and their potential strategic, operational or financial implications.

Performance-based sustainability goals are a component of the annual incentive bonuses paid to our executive leadership team and over 15,000 of our employees. Our compensation framework is based on a pay-for-performance philosophy with the bonus payouts directly linked to achieving certain sustainability targets, including emissions reduction and progress toward our commitment to deforestation-free supply chains.
Sustainability Strategy
We leverage our extensive knowledge of the industry, and our strong relationships with customers at both ends of the value chain to address the sustainability challenges facing the food, feed, and fuel supply chains in which we operate. Our goal is to connect farmers and our end customers as they seek to establish common approaches to shared challenges. This means that the decisions we make — from strategy to investments to operations — look at the associated sustainability impact and how it will shape our long-term ambitions.
At Bunge, we see sustainability as an ongoing journey. With a sustainability mindset, we can enhance our focus on decarbonization in both our operations and in our supply chains, continue providing low carbon solutions to our customers, and ensure climate-related risks are appropriately embedded into our governance framework.
Our approach to setting our sustainability strategy involves finding a balance between understanding risk mitigation efforts against the sustainability risks identified through our materiality assessment and our enterprise risk management (“ERM”) process, as well as considering new business opportunities that emerge following shifts in global market demands and national regulations. Bunge’s sustainability approach is guided by materiality and aligned with our corporate vision. Execution of the strategy is typically carried out by the business including commercial divisions, business development and industrial operations teams.
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For example, as we describe in greater detail in the section below, Bunge has identified climate change as a material risk to our business strategy, operations and investments. To mitigate against this risk, Bunge established science-based targets (“SBTs”) in 2021 that require us to decarbonize our operations and value chain by 2030. Our SBTs, Non-Deforestation Commitment, and Environmental Goals are summarized as follows:

2030 Science-Based Targets (from 2020 baseline)	Scope 1 and 2 emissions	25% absolute reduction
	Scope 3 emissions	12.3% absolute reduction
2025 Non-Deforestation Commitment	Soy[1]	100% traceability in priority regions, direct sourcing
100% traceability in priority regions, overall[2]
100% DCF in priority regions[3]
	Palm	100% traceability to mill ("TTM")
100% traceability to plantation ("TTP")
100% suppliers with NDPE commitments
2026 Environmental Goals (from 2016 baseline)	Water	10% intensity reduction
	Water in priority facilities	25% intensity reduction
	Waste to landfill	10% intensity reduction
	Energy	10% intensity reduction
	Scope 1 and 2 emissions	10% intensity reduction
We have been leveraging our SBTs and connecting with customers at both ends of the value chain to unlock valuable new growth opportunities. Bunge is actively engaged in supplying low carbon feedstock for renewable fuels, sourcing and supplying grains planted under regenerative agricultural practices, and supplying certified and verified deforestation-free grains and by-products, among other initiatives. These business objectives are a natural extension of our sustainability efforts and have been partly developed by applying a “climate lens” to our strategic decision-making.
Sustainability Risks & Opportunities
Risk management is a foundational part of developing and executing Bunge's sustainability strategy. We deploy a quarterly ERM process that captures sustainability related risks intended to manage exposure, support mitigation efforts, guide strategic investment and planning, and reduce operational costs. Risk management at Bunge is overseen by the ERMC of the Board. ERM is overseen at the executive level by the CRO, who reports to our CEO with input from relevant teams and functions and is reported regularly to Bunge’s leadership and the Board of Directors. Overall execution is managed by the risk team and carried out throughout the business.
We consider sustainability risks based on their potential magnitude of impact on Bunge’s operations, strategy, financial wellbeing, and reputation, as well as their likelihood and mitigation efforts. Sustainability-related risks identified through our ERM process include without limitation adverse weather conditions, biofuels industry and related legislation, political risks of doing business globally, fluctuations in agricultural commodity and other raw materials and energy prices, governmental policies and regulation affecting the agricultural sector, and global and regional economic downturns and related risks. Despite the growing concern around sustainability-related risks, we believe that Bunge’s global operations and asset footprint in more than 50 countries is a strong risk mitigant. We observe that some long-term trends that are difficult to predict at this time may add uncertainty to our assessment.
Sustainability opportunities are embedded in our business development strategy. When considering new areas of growth or investment into asset optimization, we endeavor to apply a “climate lens” to our decision-making so that we factor in how our commercial opportunities and asset footprint optimization can meet new market demands and
1 For Soy, traceability refers to traceability and monitoring to farms. Priority regions where deforestation is a higher risk in the Brazilian states of Maranhão, Tocantins, Piauí, Bahia and Mato Grosso (MATOPIBA+MT), the Argentinian states of Chaco, Salta, Tucumán, Santiago del Estero and Jujuy, and the Paraguayan Chaco. All volumes from Amazon biome in Brazil are consistent with the Soy Moratorium's cut-off date (July 2008).
2 Traceability and monitoring to farm in direct and indirect sourcing in total of priority regions from Brazil, Argentina and Paraguay.
3 Deforestation and Conversion Free volume purchased from direct sourcing farms in priority regions, considering no soy cropping over land use change from the hypothetical reference date of December 2020.
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consumer trends. For example, our oilseed origination and processing capability has enabled growth into the renewable feedstock market, which may help contribute to decarbonization of the fuel industry. Please refer to the Low Carbon Solutions discussion below for additional details.
Climate Change
Addressing the causes and impacts of climate change remains a significant global endeavor. According to the Intergovernmental Panel on Climate Change, agriculture accounts for as much as 21% of global anthropogenic GHG emissions when also considering factors such as land-use change. The food and agriculture industry therefore has an important role to play in terms of both mitigation and adaptation.
With the urgency of climate action greater than ever, we are committed to doing our part to find tangible solutions to the crisis. This means that the decisions we make – from strategy to investments to operations – look at the associated GHG impact and how it will shape our long-term climate ambitions.
Our decarbonization approach is focused on three key levers: (1) Reduce emissions in our direct operations and throughout our upstream supply chain in line with our Science-Based Targets ("SBTs"); (2) leverage our leading grains, oilseeds and tropical oils footprint to create low carbon solutions for our customers leading to the decarbonization of the food, feed and fuel industries; and (3) build partnerships with others in the value chain to create scalable solutions that accelerate our shared climate commitments.
Please refer to the Climate Action discussion below for more specific details, and Bunge’s Sustainability Policies and Reports available at bunge.com/Sustainability/Policies-and-Reports for further information.

Reducing our Emissions
In 2021, we announced SBTs to reduce GHG emissions in our operations and throughout our value chains, in line with the ambitions of the 2015 Paris Climate Agreement. These targets are validated by the Science-Based Targets Initiative (“SBTi”) aligned with a well-below 2°C pathway.
•For Scopes 1 and 2 (-25% by 2030): Investments have been identified with the potential to reduce the emissions from the plants within the Company’s reporting scope, including boiler upgrades cogeneration, and energy recovery. We are also advancing renewable and low‑carbon electricity sourcing. In 2025 and 2024, we achieved more than 336k tons and 244k tons of carbon reductions, respectively, through the sourcing of zero‑carbon electricity—energy generated without producing net carbon dioxide emissions. This includes renewable sources such as wind, solar, and geothermal, as well as large‑scale hydroelectric and nuclear power.

•For Scope 3 (-12.3% by 2030): The nature of the agriculture industry means that the vast majority of emissions are in the supply chain, outside of our direct control. For example:
◦Meeting our non-deforestation commitment in 2025, which is a key driver for target achievement.
◦Enhancing logistics (e.g., marine, rail and trucking) by applying new cutting-edge technology that can optimize trade flows and will build stronger integration with logistics operations that have lower carbon footprints.
◦Pressing for a greater uptake of certified commodities. These are voluntary market instruments, and Bunge regularly purchases more certified products than end-customers demand.
◦Developing motivations and incentives and technical support for regenerative farming practices.
In 2025, we achieved a reduction of approximately 20.9% of our Scope 1 & 2 emissions against the 2020 baseline. This was largely driven by optimizations in our facilities, including replacement of boilers and other high-emissions sources. Another contributor includes the purchasing of zero- or low-carbon sources of electricity to electrify our plants as quantified and defined above.
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We also achieved a reduction in Scope 3 emissions of approximately 6.7% in 2024 measured against our 2020 baseline. A significant driver of this was our continued progress on the implementation of our non-deforestation commitment. We also promoted new approaches that reduce emissions. For example, by encouraging the adoption of low carbon practices on farms through our regenerative agriculture programs, optimizing logistics operations, and pushing for the uptake of certified, sustainably produced products. Our non-deforestation policy is most effective in reducing Scope 3 emissions, followed by logistics optimization efforts, our land use and regenerative agricultural efforts in that order. As of the date of this report, results of 2025 progress on our scope 3 emissions are pending final review and verification. As a result, we do not believe it is presently appropriate to include that figure in this report.
We have an internal carbon price ("ICP") covering Scope 1 & 2 which we calculate on a regular basis. The price is differentiated as different business units and projects operate with different carbon abatement costs. We expect the price to vary as new carbon abatement projects/opportunities arise. The 2025 carbon prices varied from negative (carbon savings together with profits) to a maximum of approximately $150 per metric ton CO2e. A report is produced and circulated throughout internal working groups to drive low-carbon investment.
Low Carbon Solutions
As part of our strategic priorities, Bunge is focused on business opportunities that promote efforts to decarbonize the food, feed and fuel industries. Through these efforts we are creating and participating in projects with partners across our businesses and value chains, including:
•Investing in renewable fuels: Renewable fuels are a viable alternative for use in existing vehicles and refueling infrastructure to help speed up decarbonization in various modes of transportation, including cars, trucks, buses, ships and airplanes. For several years, Bunge has leveraged its role as a supplier of feedstocks to support the renewable fuels sector. We are expanding partnerships to help meet the growing demand for the next generation of renewable fuels and the development of lower-carbon intensity feedstocks – including with Repsol and Chevron. These partnerships allow us to build on our experience to help shape the growing renewable energy industry.

In our joint-venture with Chevron, we have invested in increasing multiseed crush to process not only     Soybean oil with lower carbon emissions but also other sustainable Novel seeds with higher oil content. Similarly, Bunge and Repsol have partnered to develop new opportunities that meet the growing demand for low-carbon-intensity feedstocks for renewable fuel production. This alliance—the first of its kind in Europe—aims to accelerate the scale-up of renewable fuel production mandated by the European Union, creating alternative pathways to decarbonize agricultural and energy supply chains. The program incorporates intermediate novel crops, which broaden the pool of low-carbon feedstocks and can reduce emissions by up to 90% compared to conventional diesel.
•Expanding in vegetable proteins: We have invested in a new soy protein concentrate facility to cater to a rising demand for plant-based foods and meat extenders. Vegetable protein is less carbon intensive than animal-derived protein.
•Collecting and reprocessing used cooking oil ("UCO"): Through our joint-venture with Olleco, Bunge works with foodservice and manufacturing customers in Europe – excluding UK and Ireland – to ensure that UCO is efficiently collected and converted into transportation fuel with a ~70% reduction on full lifecycle emissions4.
•Advancing novel seeds and winter oilseeds cover crops: Leveraging its extensive network of farmer relationships and expertise in oilseed processing, Bunge is developing value-chain partnerships to promote the adoption of intermediate novel crops in many regions of the world. These oil-rich novel crops, which are designed to be planted on fallow lands, offer farmers a new income opportunity through sustainable crop rotations while improving soil health and boosting biodiversity. Moreover, these crops are additive to the existing production systems for food, feed and fuel. Bunge’s partnership with Chevron and Bayer to commercially develop the oilseed cover crop CoverCress™ supports the scaling of sophisticated breeding and gene editing technology that converts field pennycress, a winter annual weed, into a cover crop. Bunge also markets winter canola hybrids in the southern U.S. in partnership with Chevron and Corteva Agriscience.
4 https://view.officeapps.live.com/op/view.aspx?src=https%3A%2F%2Fww2.arb.ca.gov%2Fsites%2Fdefault%2Ffiles%2Fclassic%2Ffuels%2Flcfs%2Ffuelpathways%2Fcurrent-pathways_all.xlsx&wdOrigin=BROWSELINK
Bunge | 2026 Proxy Statement B-8

•Supporting the uptake of regenerative agriculture practices: Regenerative agriculture practices, which involve protecting and restoring soil health to help capture more carbon from the atmosphere, play an important role in our efforts to reduce greenhouse gas emissions across our supply chains. Bunge partners with farmers and input companies, to support regenerative agriculture practices, empowering them with the tools and resources they need to take on these important conservation efforts. The projects we are driving in multiple geographies around the world with farmers growing soybean, corn, rapeseed and sunflower, help to reduce nitrogen loss on farms, supports biodiversity, waterways and natural wildlife - all while working to address climate change.
Climate Partnerships
Although we have taken steps to reduce our own climate impact, a real transformation of the agriculture industry cannot happen by one company acting alone. We take part in industry associations and networks seeking public policy enhancements that will enable the greater uptake of lower carbon intensity products. We lean into our role as a connector — bringing together the perspectives of the full value chain to find sustainable solutions Bunge plays a leadership role across important industry efforts, including:

•The Agri-Sector Roadmap: A multi-stakeholder initiative focused on reducing emissions from land-use change in the cattle, palm oil and soy sectors, while protecting global food systems and producer livelihoods. Our participation includes working toward pre-competitive definitions, cutoff dates and other industry standards and baselines for key variables.
•GHG protocol guidance: We continued to support the development of the GHG protocol guidance for land sector and removals which is fundamental in setting 1.5°C and net zero pathways for the forest, land and agriculture ("FLAG") sector. Over the past 2 years, we have been engaged in a specific collaboration with WRI (World Resource Institute) to model land use change carbon impact. We do so with the expectation that the industry as a whole can provide a part of the solution to the climate crisis.
•First Movers Coalition for Food: Initiative launched by the World Economic Forum, brings together food system leaders to accelerate the transition to low-emission agri-food commodities.
Climate Risk Management
Bunge’s Management Risk Committee ("MRC") is responsible for reviewing and approving the company’s risk management policies and any material changes thereto. The risks covered by the MRC include commodity price risk, market risk, liquidity, interest rate and financing risk, credit and counterparty risk, country risk, cybersecurity risk and risks related to climate change.

When considering these risks, three criteria are evaluated: possibility of occurrence, magnitude of risk and effectiveness of mitigation. These risks are directly linked to the substantive impact understood by Bunge, which is the impact related to the potential loss of customer demand for our products, reduced margins, increased expenses/capital investments, or the ability to supply products in sufficient volumes to meet demand.
Bunge’s MRC, ERMC and SCRC are responsible for assisting the Board in fulfilling their supervisory responsibility in identifying, evaluating and continuously monitoring sustainability, corporate social responsibility and trends, environmental issues, risks and concerns that may affect the company’s activities and business performance.
Due to the nature of Bunge’s footprint and operations, our business could be affected in the future by regulatory changes, taxation of GHG emissions or policies related to national emissions reduction plans, deforestation and market access requirements. Potential consequences could include variances in energy, transportation and raw material costs. The company is dependent on global logistics systems to deliver our products. Issues related to emissions in these areas, as well as those related to sourcing from expanding agricultural regions, could affect the company’s performance on climate-related strategies.
Bunge’s MRC meets regularly and assesses a variety of risks and opportunities that could have impacts on the business. Climate related risks, such as from adverse weather patterns, current or emerging regulations, reputational hazards, and other sources are included in this process. The results of these assessments are distributed throughout the executive leadership team and to the Board. The company also has a team directly charged with incorporating
Bunge | 2026 Proxy Statement B-9

carbon pricing strategy worldwide and unlocking new growth opportunities that are defined by their low-carbon attributes. This team works closely with the risk management team to ensure the risk and opportunities adequately reflect the company's approach and strategy.
We apply two different climate scenarios known as Representative Concentration Pathways ("RCPs"). The first is RCP 4.5, which considers a moderate scenario in which emissions peak around 2040 and then decline. The second is RCP 8.5, which considers business as usual – a “worst-case-scenario” where no actions are taken by companies or countries to reduce emissions. These two scenarios are then applied using two timelines: short to medium-, and long-term. Importantly, we desired to quantify the potential exposure to our business, which required that we assess the financial magnitude of all identified risks. To understand and quantify the direct physical risks to our assets and operations, we partnered with an outside expert firm to capture the modeled average annual loss (MAAL) of our major facilities and port locations. For the transition risks, we used our internal expertise to quantify each expected risk across a range of less than $50 million to greater than $500 million. In addition, we assessed the likelihood of these risks occurring and our ability/actions to mitigate against each risk. In doing so, we were able to prioritize risks based on short to medium- and long-term scenarios across RCP 4.5 and RCP 8.5, providing insight into potential actions we could take to adapt our business.
These scenario results also help us assess the resilience of our strategy, confirming that our diversified footprint, flexible value‑chain model and ongoing sustainability initiatives position us to adapt to both physical and transition-related climate impacts across the RCP 4.5 and RCP 8.5 pathways.
Physical risks to Bunge’s operations are anticipated to be most acute in the RCP 8.5 scenario over the long-term. Using the climate risk analysis framework, we can identify the geographies and physical assets that are most exposed to the impacts of climate change in the second half of the century, and their expected cost to our business. The most salient of the physical risks include extreme temperature, which may disrupt Bunge’s operation in processing facilities. Transition risks occur in both RCP 4.5 and RCP 8.5 scenarios but are more acute in the former. The most significant of the transition risks is expected to involve public-policy decisions that may impact Bunge’s business, such as biofuel policies, or additional mandates and regulation on carbon which could add costs to our business and lack of availability of lower carbon fuel sources. Any significant risk and opportunities identified go to Bunge’s leadership team for consideration and communicated to the board level (Risk Committee).
Our ERM process uses a current to 5-year timeframe for short to medium-term and beyond 5-year for long-term horizon. For climate, medium term strategies and analyses consider longer evolution and cycles of international agricultural supply and demand. These may span 5-20 years due to climate patterns, government policy and market innovations. When considering climate-related risks, we use publicly available and peer reviewed scientific data and IPCC findings that factor in aggregate climate information from multiple scientific sources.
Please refer to Bunge's most recent 10-K filed with the SEC on February 19, 20265 for a complete list of risk factors.

5 https://otp.tools.investis.com/clients/us/bunge1/SEC/sec-outline.aspx?FilingId=19166840&Cik=0001996862&PaperOnly=0&HasOriginal=1
Bunge | 2026 Proxy Statement B-10

For discussion on our climate-related risks and opportunities and how we believe they affect both our strategy and financial planning please refer to the tables below:

Business Area	Effect type	Time Horizon	Description
Product and services	Opportunity	Short to Medium, Long
Carbon solutions represent a key growth opportunity for Bunge, driven by increasing demand for low‑carbon and deforestation‑free products. Our environmental stewardship approach and investments across renewable fuels feedstocks, regenerative agriculture, and verified sustainable soy support the development of differentiated products and market access. Bunge’s traceability and monitoring systems developed in support of our 2025 non‑deforestation commitment position the company to meet evolving customer and regulatory expectations. Additional business opportunities may arise as regulations and consumer preferences continue to evolve.

Upstream/downstream value chain	Risk and Opportunity	Short to Medium
Sustainability‑related opportunities are embedded in Bunge’s business development strategy across the value chain. When evaluating growth, investment, or asset optimization decisions, we apply a climate‑related lens to assess market demand, supply availability, and transition risks. Initiatives such as regenerative agriculture programs and renewable feedstock development support decarbonization objectives while responding to customer demand. At the same time, execution risks related to scaling sustainable supply chains, farmer adoption, and evolving market requirements may impact commercialization timelines and costs.

Investment in R&D	Risk and Opportunity	Short to medium
Bunge applies an ICP to support capital allocation and risk management processes related to climate transition risks. The ICP is calculated periodically and applied to defined capital expenditure decisions above established thresholds to inform investment planning and assess potential exposure to future carbon costs.

Operations	Risk and Opportunity	Short to Medium, Long
Due to the nature of Bunge’s global footprint and operations, the business may be affected by climate-related regulatory developments, taxation of GHG emissions or policies related to national emissions reduction plans, deforestation and market access requirements. Such changes could increase compliance costs, affect operating practices, or impact asset utilization in certain jurisdictions. At the same time, Bunge’s scale, geographic diversification, and ability to timely adjust and adapt operating practices may support resilience and enable the company to respond to market volatility and evolving regulatory requirements more effectively than less diversified participants.

Access to capital	Risk and Opportunity	Short to Medium
Climate‑related factors, including regulatory developments and sustainability performance, may influence Bunge’s access to capital and financing terms. Further discussion of these factors is included in Bunge’s Form 10‑K.

Bunge | 2026 Proxy Statement B-11

Category	Affected Financial Planning Events	Effect Type	Time Horizon	Description
Transition - Policy and Legal	Revenues	Opportunity	Short to Medium, Long	Demand for low‑carbon, traceable, and sustainably sourced products may support revenue growth and market differentiation as customer and regulatory expectations continue to evolve.
Transition - Market	Direct Costs	Opportunity	Medium, Long
Investments in sustainable supply chains and regenerative agriculture initiatives may enhance cost efficiency and supply reliability over time, while supporting customer demand for lower‑carbon agricultural commodities.
Through industry collaborations, we are adding new oil sources to our global supply chains and investing in processing plants with greater ability to handle and process these crops, expanding our offerings of cost-effective, sustainable feedstocks to customers worldwide.

Physical - Chronic	Indirect Costs	Risk	Medium, Long
Physical climate risks, including extreme weather events and changing climate patterns, may disrupt operations, transportation networks, and supply chains, leading to higher costs, business interruptions, or asset impacts. These potential risks may vary by region and could affect the competitiveness and availability of agricultural commodities. Further detail is provided in Bunge’s Form 10‑K.

Transition - Policy and Legal	Capital Expenditures	Risk	Short to Medium
Achieving Bunge’s science‑based greenhouse gas emissions reduction targets may require additional capital expenditures over time, including investments in energy efficiency, process improvements, and lower‑emissions technologies across operations.

Bunge | 2026 Proxy Statement B-12

Environmental Matters
We’re working to reduce our impact on the planet through policies, commitments and action that promote biodiversity, improve our environmental footprint, and preserve sensitive natural ecosystems. This includes implementing our non-deforestation commitment.
Deforestation
Our commitment to be free of deforestation and native vegetation conversion in our value chains in 2025 has been a central part of our business strategy and planning – and is a crucial element of our climate action plan6. This is why we have invested significant resources to create sustainable soy value chains, such as:
•Investing in satellite monitoring technology to create the industry’s largest and most comprehensive land use monitoring system for the priority areas where deforestation is a higher risk: approximately 90 million acres worldwide.
•Acquiring farm registry data that contains shape files of the farms, and other important details at a scale that no other agribusinesses company has achieved to date.
•Building a database and network of farms and suppliers that commit to our sourcing guidelines and criteria.
•Creating incentives and innovative financial tools to encourage sustainable farm practices.
•Establishing certification standards – some of which are custom built – that reward farmers for certain practices while meeting bespoke customer needs.
•Developing grievance mechanisms for the priority value chains allowing for greater transparency into the suppliers we suspend, investigate or block.
We are committed to working towards deforestation-free supply chains. We use a risk-based approach and apply our efforts and focus our technology and resources in the geographies where deforestation is regarded as a greater risk. In effect, this means focusing our strategy for grains and oilseeds – mostly soybean – from priority areas in Brazil’s Cerrado biome, and the Gran Chaco of Argentina and Paraguay, as well as for palm oil grown in Southeast Asia and Central and South America. Other areas where we originate commodities, such as North America, Europe, and the Amazon, are not regarded as currently experiencing deforestation or native vegetation driven by soybeans or palm oil. Nevertheless, we periodically engage with stakeholders and evaluate the latest scientific data to readjust our approaches as needed. In 2025, Bunge engaged with multiple stakeholders to assess other regions of interest and to evaluate impact of deforestation of global soy sourcing in preparation for compliance with the EU Deforestation Regulation ("EUDR").
Deforestation – South America Soy
As the leading soybean processor in South America, we are focusing and investing a significant share of our sustainability and technology implementation efforts in this region, which is relevant for our business, and considered home to vital landscapes for the global environment and climate. The foundation of our commitment is built on:
•A fully traceable supply chain: After achieving 100% traceability in our direct supply chain in the priority regions of South America in 2020, we have shifted our focus to our indirect supply chain in these regions.

In 2025, over 106,000 farms, covering over 55 million hectares of farmlands, were traced and monitored for direct and indirect sourcing in the priority regions of South America for Brazil, Argentina and Paraguay, leading us to have 100% of the total volume of sourcing in these key areas under traceability and monitoring. While traceability is a continuous exercise, our metrics from 2026 onwards will be focused on Deforestation and Conversion Free ("DCF") sourcing as per the public methodology agreed under the Soft Commodities Forum (SCF/WBCSD). This is an important milestone and finalizes the 10-year journey implementing our commitment from 2015 to 2025.

6 https://bunge.com/Sustainability/Action-on-Climate
Bunge | 2026 Proxy Statement B-13

•Promoting regenerative agriculture: The adoption of sustainable farming practices that work toward preservation of native vegetation, avoidance and sequestration of GHG emissions, and providing economic opportunities for farmers is a key part of our engagement strategy.
•Engaging through differentiated solutions: By offering a broad portfolio of certified deforestation-free products to the market, certification schemes become a significant engagement tool to discourage deforestation and engage with producers. In 2025 our differentiated solutions (i.e., certification and traceability solutions) continued to expand, with a growth of 13% over 2024.
•Industrywide collaboration: We aim to transform the soy value chain, and we know that we cannot do this alone. That is why we actively participate in sector initiatives to create impact at scale, lending our experience and knowledge to our peers and value chain partners.
•Publicly reporting on our progress: Transparency and accountability are key elements of our sustainability work. We disclose our progress annually in this report, the Soft Commodities Forum’s annual report and through other platforms like CDP, on which we have reached a score for Forests of "A-" in 2025, endorsing the full implementation of our commitment.
We believe we are on track with our commitments through 2025. We have already delivered some of the largest volumes of verified DCF soy to global markets today. We accomplished this through robust traceability and monitoring protocols, active promotion of sustainable practices with farmers, and sourcing certified products that often exceed market demand.

We have established December 31, 2024, as our cutoff date for deforestation and conversion of natural vegetation, where applicable, for our direct and indirect purchases. This is consistent with the sector-wide cutoff date of no later than January 2025 for deforestation, and no later than 2030 for conversion. Thus, next year onwards we will report DCF figures based on occurrences that happened after our cutoff date, which will demonstrate the efficacy of our commitment fully implemented.

Deforestation – Palm Oil
Palm oil is a highly versatile commodity used in a wide range of applications, including food, fuel and personal care products. It is grown in the tropical zone along the equator—a limited area of the world compared to other commodities—yet it is highly productive, yielding more oil per hectare than any other plant-based oil. As palm oil development has grown in recent years, it has put pressure on sensitive ecosystems and in areas of high biodiversity value. To address this issue, the palm industry has advanced its sustainable practices to reduce the negative impacts on the land, while promoting the well-being of workers and protecting communities in these regions. At Bunge, we are committed to both sourcing and processing traceable and sustainably produced palm oil. While we do not own plantations, we buy and process palm oil from third parties and sell it to customers and global markets.
The palm oil we deliver is reported to be produced in accordance with 'No Deforestation, No Peat and No Exploitation' ("NDPE") practices, and is assured by an external third party, which guide both our approach and help our customers deliver on their commitments:
•NO DEFORESTATION, Calls for no deforestation when developing land, conserving high conservation value ("HCV") areas and high carbon stock ("HCS") areas, complying with a no-burning policy and reducing GHG emissions.
•NO PEAT, Restricts new developments on peatland and encourages implementation of best practices to manage existing plantations. Where possible, peat restoration is also implemented.
•NO EXPLOITATION, Protects workers, children, local communities and small-scale growers in the production of palm oil.
Since Bunge does not own plantations, we require active collaboration from our suppliers who must provide traceability for their products. Over time we have strengthened relationships with suppliers and supported best practices so that we have consistently seen increased traceability each year. Today, we have achieved a level of traceability to plantations ("TTP") of approximately 97% as of Q4 2025. Additionally, we are able to verify that
Bunge | 2026 Proxy Statement B-14

approximately 84% are deforestation-free in Q3 2025 according to the NDPE IRF methodology as described at ndpe-irf.net. At the time of this report these figures are still being assured and may be subject to change.
For additional detail on Bunge’s Non-Deforestation policy, please see Bunge’s 2025 Global Sustainability Report available at: https://delivery.bunge.com/-/media/Files/2025/2025-Bunge-Global-Sustainability-Report.ashx.
Biodiversity & Environment Goals
Respect for biodiversity has always been a major part of Bunge’s sustainability strategy, as our commitments to deforestation-free supply chains, resource efficiency, regenerative agriculture programs and SBTs all aim to preserve ecosystems impacted by agriculture. Bunge’s efforts are overseen at the highest level of leadership, guided by our Board of Directors and executed across our executive leadership team and management committees.
We partner closely with farmers around the world to source both directly and indirectly the commodities they grow. Our shared success and the industry’s ability to feed a growing population depend on resilient production and balance with nature. That is why Bunge will continue our long-standing efforts to preserve biodiversity through key sustainability initiatives:
•Advancing our 2025 non-deforestation commitment in highly biodiverse areas like the Cerrado biome of Brazil and the tropical rainforests of Southeast Asia. As deforestation is a key cause of biodiversity loss, by implementing our commitment we have halted such negative impact in our supply in 2025. Any instances of non-compliance will be addressed through our Supplier Management Protocol, detailed within our Commitment to Sustainable Value Chains: Grains and Oilseeds7.
•Expanding cover crops and sustainable agriculture practices, such as regenerative agriculture, agroecology and soil monitoring technology to improve the economic livelihoods of farmers while reducing the environmental impacts of food production. Since initiating our regenerative agriculture program, we have engaged with farmers across the Cerrado and Atlantic Forest (Mata Atlântica) regions supporting regenerative practices with a cumulative total of approximately 490,000 hectares of farmland. Through our direct projects and partnerships in 2025, we have supported the maintenance of standing native vegetation over more than 46,000 hectares which were eligible for deforestation. Around 300 hectares are under restoration. The indicators tracked in these programs include carbon footprint, land use change emissions, organic matter in the soil, pollution from input use, diversification of crops and cover crops, ecological integrity and water management, and are directly connected to biodiversity.
Bunge’s environmental goals – intended to reduce our water, and energy intensity, GHG emissions, and waste disposal to landfill – were first developed in 2008. In addition, addressing our water and waste usage positively impacts biodiversity in the areas we operate. The most recent update of these goals aim for even more aggressive reductions by 2026. In 2025, we have made progress on these environmental goals by investing in more efficient operations in our facilities around the world:

2026 Environmental Goals (from 2016 baseline)	Target	2025	2024
Water	-10% intensity reduction	-17.9%	-17.2%
Water in priority facilities	-25% intensity reduction	-13.6%	-12.5%
Waste to landfill	-10% intensity reduction	-33.8%	-13.5%
Energy	-10% intensity reduction	-9.0%	-8.0%
Scope 1 and 2 emissions	-10% intensity reduction	-28.3%	-23.4%
New phosphorus effluent limits imposed by the local Spanish government are the primary driver of the global waste disposal increase against 2024.

7 https://delivery.bunge.com/-/media/Files/2023/grains_and_oilseeds_commitment_2021_1.ashx
Bunge | 2026 Proxy Statement B-15

TNFD and the LEAP Framework
Bunge has been an active participant in the Taskforce on Nature-related Financial Disclosures ("TNFD"), an initiative to improve governance and transparency on nature-related issues. We were an early TNFD adopter and have supported the development of new indicators and reporting guidelines for companies to disclose their biodiversity and nature impacts and dependencies. As a taskforce member, Bunge actively played an important engagement role in the development of the Food and Agriculture Sectoral Guidance, publicly released in June 2024. Following TNFD's guidance, we have advanced our activities and disclose in our annual sustainability reports more data and governance on biodiversity impacts and dependencies, using TNFD's LEAP framework. With the integration with Viterra, our assessment now encompasses the enlarged footprint although sensitive biomes with higher dependencies and impacts remain the same (Cerrado and Atlantic Rainforest) in South America.
Human Rights and Employment / Social Matters
Human Rights
The Bunge Values including (1) We are One Team (Collaborative, Respectful, Inclusive), (2) We Lead the Way (Agile, Empowered, Innovative), and (3) We do What's Right (Safely, Sustainably, with Integrity) set the foundation for who we are and how we operate. Bunge is committed to respecting and promoting universally accepted standards of human rights within our operations and across our supply chains. At the core of our human rights commitment is our belief in the importance of treating people with dignity and respect - including our employees and contractors, workers in our supply chains, and in the communities where we live and work. Although Bunge does not own farms or plantations, we recognize the possibility of negative human rights impacts in our supply chain and take our responsibility to respect human rights very seriously.
Governance
Our work to operationalize our commitment to respect human rights is grounded in our global Human Rights Policy8. This Policy makes clear our commitment to respect human rights consistent with the UN Guiding Principles on Business and Human Rights ("UNGPs"), Organization for Economic Cooperation and Development ("OECD") Guidelines for Multinational Enterprises, International Bill of Human Rights, and the International Labour Organization ("ILO") Declaration on Fundamental Principles and Rights at Work.
We also expect our business partners to share our commitment to responsible business conduct. Our Bunge Supplier Code of Conduct9, which consolidates our expectations into one governance document and calls on our commodity and non-commodity suppliers to adopt best practices and principles across key governance areas, including:
•Human Rights & Labour Conditions
•Environmental & Land Use
•Ethics & Compliance
Ongoing work to implement our human rights program, including development of our human rights due diligence approach, is led by a dedicated team of subject-matter experts embedded within our global human resources function. Recognizing the intersectional nature of human rights with other functional areas, we advance our implementation in collaboration with a global and cross-functional team of internal experts, including ethics and compliance, human resources, safety and health, legal, information technology, industrial operations, risk management, sustainability and government relations. The SCRC of our Board is our highest governance body and provides support and oversight on the development of our sustainability and corporate social responsibility policies, strategies and programs.
Employee training also plays an important role in our work to heighten employee awareness of Bunge’s human rights commitments, and of our focus to seek to prevent and address potential adverse human rights impacts in our operations. Building on our ongoing corporate and field level training sessions on general human rights topics and specialized training on modern slavery and child labor, we launched new mandatory human rights e-learning courses for new and current employees in 2024, and in 2025 we achieved near 100% completion for assigned learners, including new employees from the Viterra acquisition. Please refer to page 79 of our 2025 Global Sustainability Report for additional information.
8 https://www.bunge.com/Sustainability/Human-Rights/Human-Rights-Policies
9 https://bunge.com/We-are-Bunge/Supplier-Code-of-Conduct
Bunge | 2026 Proxy Statement B-16

Human Rights in Our Workplace and Our Supply Chains
Putting our Human Rights Policy and Supplier Code of Conduct into practice, we work on an ongoing basis to develop and implement policies and procedures that enhance our understanding of our salient human rights risks and deepen our work on impact assessment tools and due diligence programs.
Across our global operations, we work to carry out ongoing human rights due diligence actions to better identify, understand and address potential human rights implications of our business decisions.
Since 2023, we also began integrating human rights risk analysis into our enterprise risk evaluation practices. Bunge takes a proactive and risk-based approach to engaging with its suppliers and monitoring for potential gaps in human rights governance, which can include targeted assurance. Bunge also hosts and completes responsible sourcing audits carried out by third party auditors at our global facilities.
Stakeholder Engagement and Grievance Mechanisms
We believe in meaningful stakeholder engagement that is built on mutual respect and trust. We value the inputs of our external stakeholders, and we collaborate with many of them as part of our work to operate responsibly and advance human rights and labor conditions around the world.
We also recognize the importance of cross-company and multi-stakeholder collaboration when addressing systemic human rights challenges by participating in forums such as the UN Global Compact, the Business for Social Responsibility Human Rights Working Group, the FEDIOL Forced Labor Working Group, and in our role leading the ABIOVE (Associação Brasileira das Indústrias de Óleos Vegetais) Human Rights Working Group.
Grievance Mechanisms are a key element for building stakeholder relationships based on trust, as it provides for early identification of potential concerns. Effective stakeholder engagement includes listening and responding to feedback — both positive and negative. Our global Ethics and Compliance Helpline is our worldwide portal for employees and the public which offers a confidential resource to raise issues over any of Bunge’s activities, including human rights and supply chain related topics. The Helpline phone number and link to file a complaint are publicly available in multiple languages, anytime and to anyone.

Bunge also maintains a Palm Oil Grievance Procedure to support timely and transparent responses to stakeholders who identify allegations or concerns in the Bunge palm supply chain that are not in line with our principles. The feedback we receive through such channels is one of the tools we use to help us understand and take action on a continual basis.
Grievances including credible allegations of deforestation, ethics violations and instances of human rights abuse or exploitation can be submitted via our Helpline. Our public palm grievance tracker follows a sector-agreed approach and shows credible allegations of potential ethics violations and instances of human rights abuse or exploitation, and details of our review and response procedures — including estimated timelines. We evaluate grievances and concerns received via our Helpline for trends and adjust our policies, procedures and practices as appropriate. Effectiveness of our grievance mechanisms are measured by the nature and volume of concerns received and the rate that reported allegations are substantiated. Based on the data collected under Bunge's various grievance mechanism programs as reported in our 2025 Global Sustainability Report compared against global anti-bribery and anti-corruption benchmarks, we believe that our grievance policies and processes are effective.
Looking ahead, we will continue to study the effectiveness of our efforts, strengthen our approach, invest in tools for human rights best practices and advance our journey to identify and mitigate potential negative human rights impacts.

Bunge | 2026 Proxy Statement B-17

Safety at Work
The safety of our team and the communities in which we operate is of paramount importance to us and remains a key part of our business culture. We strive to uphold the highest safety standards, helping ensure we can meet our commitments to employees, their families and our customers around the world.
We aim to keep everyone at Bunge safe and well, achieving workplaces free from serious injuries and fatalities.
Everyone has the right and responsibility to stop work if conditions become unsafe, regardless of position or experience. Our approach to caring for each other — Stop. Think. Protect. — has a focus on incident prevention through safety leadership at all levels, front-line engagement, Human and Organizational Performance, and active recognition and control of seven high-potential exposures.
Safety is also a pillar of our Bunge Production System, which are the standards that define how we conduct operations and bring the best of Bunge safety everywhere. We have defined clear expectations of what is required at each facility and how to continuously improve toward creating a workplace that is free of serious injuries and fatalities (“SIF”).

We are striving to create an organization where permanent outcomes to our employees no longer occur. In 2025, we continued to deploy a renewed SIF-prevention strategy that will be embedded into our business operations around the world. We are currently performing Fatality Prevention Audits across Bunge’s international footprint, implementing our Bunge Environmental, Health, Safety and Quality information management system in South America, and updating our Safety Key Requirement Standards for SIF prevention. Additionally, we are expanding our Human and Organizational Performance philosophies in our global operations.
Our efforts have resulted in continued progress in 2025 on our safety goals for Bunge employees and our direct supervised contractors:

Health and Safety (values for employees)[10]	2025	2024
Fatalities	—	—
Lost time injury rate	0.29	0.33
Lost time injury with potential of serious injury or fatality rate[11]	0.02	0.02
Total recordable injury rate	0.76	0.82
Human Capital Management
Our ability to deliver results for our customers, each other and the world starts with a workplace environment focused on collaboration, inclusiveness, innovation and accountability. We value the multi-cultural perspectives of our global team and are committed to developing and rewarding our employees for their high level of engagement and commitment to Bunge. We provide our team with the opportunity to enhance their careers at Bunge while making a genuine impact and connecting meaningfully with others.
Our Board plays an important role in the oversight of talent management and culture at Bunge and our Human Resources and Compensation Committee devotes time each quarter to engage on strategic talent initiatives.
10 Includes Bunge employees and direct supervised contractors. Rates are 1 per 200,000 hours worked.
11 Work-related injuries that result in significant lost time from work, prolonged disability or permanent impairment. These injuries often require extensive medical treatment and rehabilitation.
Bunge | 2026 Proxy Statement B-18

Anti-Corruption Matters
Across our global teams, we remain committed to the same level of transparency and accountability that our Company’s stakeholders have come to expect from us over our 200-year history. Bunge’s teams are continuing their work to ensure the highest levels of transparency and accountability, both internally and for our stakeholders.
Code of Conduct and Supplier Code of Conduct
At Bunge, it is critical that we maintain the trust of our employees, customers, shareholders, suppliers and the communities in which we operate. Bunge's Code of Conduct helps us fulfill our responsibilities and is a guide for all members of the Company’s community on how to conduct ourselves ethically and lawfully. It explains the standards we are all expected to maintain, as well as applicable laws, regulations and policies.
All members of the Bunge community — full-time, part-time and temporary employees — have a duty to follow our Code of Conduct (our “Code”) available at investors.bunge.com/governance/code-of-conduct and comply with our policies and procedures, as well as all applicable laws, rules and regulations where Bunge conducts business. Our Code also applies to Bunge’s Board, with respect to all activities they engage in on Bunge’s behalf. As part of our ongoing work to review and enhance our governance, Bunge consolidated our supplier requirements in 2024. All suppliers will be required to acknowledge Bunge's Supplier Code of Conduct available at bunge.com/We-are-Bunge/Supplier-Code-of-Conduct, which highlights out dedication to protecting our planet, promoting best practices, improving operations, investing in people and communities, acting with integrity.
The Audit Committee of Bunge’s Board oversees the ethics and compliance program. The ethics and compliance function is executed by the Chief Compliance and Ethics Officer and the program is carried out by a global team located in various offices throughout the world. The Audit Committee receives updates regarding the ethics and compliance program during quarterly Audit Committee meetings and also meets in executive session with the Chief Compliance Officer after each meeting.
Anti-Corruption
We do not tolerate corruption in any form, public or private, whether offered, paid, accepted or solicited directly by our employees, or indirectly through third parties. We seek out those business partners — distributors, suppliers, consultants, agents and other third-party providers — that endeavor to act in a manner consistent with our Code and other applicable policies. We refuse to do business with third parties who violate our high standards or detract from the values we strive to create.
Due to the international nature of our business, we are exposed to various risks of international operations, and we are subject to numerous laws and regulations in the countries in which we operate, including the requirement to comply with a wide variety of anti-bribery and anti-corruption laws and regulations, including of the United States and Switzerland. Accordingly, our ethics and compliance program, is grounded in a risk-based approach, which is aligned with the expectations of effective compliance programs enumerated by various regulators, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission and the UK Serious Fraud Office.
We have implemented measures and systems to detect, prevent and require disclosure of potential bribes and kickbacks. Our Anti-Corruption Policy, Code of Conduct, and Supplier Code of Conduct set the basis for our broader anti-corruption and anti-bribery framework. We conduct annual risk assessments and have established an anti-corruption compliance program, the elements of which include policies, procedures, controls, training and communications, relating to anti-corruption, gifts and entertainment, fraud, charitable contributions, conflicts of interest, and risk-based due diligence on third parties, joint-ventures and merger and acquisition opportunities. We require specific anti-corruption and anti-bribery training for key employees on a regular basis, who must also certify their understanding of and compliance with our policies and codes. Our Global Internal Audit Team conducts audits on various aspects of the compliance program, and we conduct monitoring activities, fraud risk assessments and investigations where appropriate.
We have a robust investigative process to respond to allegations of corruption received, whereby we track all cases received and their outcomes which are regularly reported to the Audit Committee and executive leadership. We also provide live and online Code training to all employees who onboard and thereafter annually that covers anti-corruption risks and requires employees to declare any conflicts of interest. Additionally, we provide online and in
Bunge | 2026 Proxy Statement B-19

person risk-based training to employees in higher risk roles, including anti-corruption training which is provided to approximately 4,400 key employees annually. In 2025, 100% of employees, officers and directors completed mandatory training on our Code. Both our policies and our trainings are provided in the preferred languages of our employees.
Our Ethics & Compliance Steering Committee, chaired by the Chief Compliance Officer, meets monthly to receive updates on activities of the ethics and compliance function, matters under investigation and their outcomes, and is a forum to discuss integration of the ethics and compliance program into our business operations and execution. We use data analytics derived from our training and investigations programs to measure our program’s effectiveness and to tailor programs specific to the needs of our employees, customers, and our business. In addition, we actively seek feedback from the workforce regarding our program initiatives. For example, we periodically gather feedback through participation in a voluntary and anonymous ethical culture survey conducted by an independent third party. Our next survey is planned for 2026. Results from the ethical culture survey indicated a strong ethical culture at the Company, which exceeded the global benchmarks in nearly all categories. We utilize the feedback to enhance engagement, policies, and procedures and to drive the continuous improvement of our ethics and compliance programs.
Our Board has a robust policy regarding related-party transactions, which includes a periodic review, approval or ratification process. The responsibility for reviewing, approving and/or ratifying any related party transaction lies with our Audit Committee, supported by the Company’s Corporate Secretary and Chief Legal Officer. It is mandatory for directors and executive officers to timely disclose any transactions in which they, or their immediate family members, or other related persons, have an interest.
Bunge policies that support our anti-corruption program and processes include: the Code; the Supplier Code of Conduct; the Anti-Corruption and Anti-Bribery Policy; Third-Party Risk Management Policy; Conflict of Interest Policy; a Global Contributions Policy; and a Gifts & Entertainment Policy; among others.
Ethics and Compliance Helpline
A key component of our ethics commitment is our Helpline, available to any individual within Bunge or outside our business to report suspected illegal or unethical activity, and potential violations of our Code. The helpline is staffed by an independent third-party provider. It is available 24 hours a day, seven days a week, in the preferred languages of our employees. While individuals are encouraged to identify themselves, anonymous reports are accepted where local law allows. Effectiveness is measured by the volume of use and the rate that reported allegations are substantiated. We periodically benchmark our investigation program and the Company’s volume, and use of the Helpline and substantiation rates exceed global benchmarks which suggest we have a well-informed workforce that are empowered to report concerns.
We take seriously all complaints received via the Helpline, a member of management or other methods. Once a complaint is received via the Helpline, information is confidentially shared with members of the Global Ethics and Compliance team handling investigations. Complaints are handled timely, professionally, diligently, and confidentially to the extent possible, consistent with the need for appropriate investigation and resolution of the issue.
Managers at Bunge are expected to lead by example to create an inclusive, honest, open and well-informed work environment because they influence and set the tone of the organization. Managers are expected to promote our open-door culture. Bunge has a zero-tolerance policy for retaliation against any who reports a concern or who participates in an investigation. Anyone who violates the Code or retaliates against another person in violation of the Code or associated policies, will be held accountable and disciplined appropriately, up to and including termination of employment, in accordance with local law.
Effectiveness of Measures
Based on the data collected under Bunge's various grievance mechanism programs as reported in our 2025 Global Sustainability Report compared against global anti-bribery and anti-corruption benchmarks, we believe that our grievance policies and processes are effective. Bunge did not receive any reports of material issues in preventing deforestation, ensuring safety in the workplace, and preventing corruption throughout 2025, reflecting the measures we have implemented to mitigate these risks are effective and sufficient.
Bunge | 2026 Proxy Statement B-20

Swiss Ordinance on Climate Reporting

Topic	Location
Governance: Disclose the organization’s governance around climate related risks and opportunities.
a.Describe the Board’s oversight of climate-related risks and opportunities.	Sustainability Governance
b.Describe management’s role in assessing and managing climate-related risks and opportunities.	Sustainability Governance
Strategy: Disclose the actual and potential impacts of climate-related risks and opportunities on the organization’s businesses, strategy and financial planning where such information is material.
a.Describe the climate-related risks and opportunities the organization has identified over the short, medium, and long term.	Sustainability Risks & Opportunities Climate Risk Management
b.Describe the impact of climate-related risks and opportunities on the organization’s businesses, strategy, and financial planning.
Climate Risk Management
2025 Global Sustainability Report "Action on Climate"
(bunge.com/Sustainability/Sustainability-Report)
2025 Global Sustainability Report "Deforestation-Free Supply Chains"
(bunge.com/Sustainability/Sustainability-Report)

c.Describe the resilience of the organization’s strategy, taking into consideration different climate-related scenarios, including a 2°C or lower scenario.
Sustainability Strategy
Climate Risk Management
2025 Global Sustainability Report "Action on Climate"
(bunge.com/Sustainability/Sustainability-Report)
2025 Global Sustainability Report "Deforestation-Free Supply Chains"
(bunge.com/Sustainability/Sustainability-Report)

Risk Management: Disclose how the organization identifies, assesses, and manages climate-related risks.
a.Describe the organization’s processes for identifying and assessing climate-related risks.	Climate Risk Management
b.Describe the organization’s processes for managing climate-related risks.	Climate Risk Management
c.Describe how processes for identifying, assessing, and managing climate-related risks are integrated into the organization’s overall risk management.	Climate Risk Management
Metric and Targets: Disclose the metrics and targets used to assess and manage relevant climate-related risks and opportunities where such information is material.
a.Disclose the metrics used by the organization to assess climate-related risks and opportunities in line with its strategy and risk management process.	Environmental Matters Climate Change Pay and Performance
b.Disclose Scope 1, Scope 2, and, if appropriate, Scope 3 greenhouse gas (GHG) emissions and the related risks.	Climate Change
c.Describe the targets used by the organization to manage climate-related risks and opportunities and performance against targets.
2025 Global Sustainability Report "Action on Climate"
(bunge.com/Sustainability/Sustainability-Report)
2025 Global Sustainability Report "Deforestation-Free Supply Chains"
(bunge.com/Sustainability/Sustainability-Report)

Bunge | 2026 Proxy Statement B-21

Cautionary Statement Concerning Forward-Looking Statements
This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2025 Annual Report on Form 10-K, including under Item 1A. Risk Factors. All forward-looking statements speak only as of the date made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report except as required by law.
Bunge | 2026 Proxy Statement B-22

At Bunge, our purpose is to **connect farmers to consumers** to deliver essential food, feed and fuel to the world.

BUNGE

Registered & Principal Executive Office
Route de Florissant 13
1206 Geneva, Switzerland

Corporate Headquarters
1391 Timberlake Manor Parkway
St. Louis, Missouri 63017, USA

314.292.2000 | bunge.com

BUNGE

REGISTERED & PRINCIPAL EXECUTIVE OFFICE:
BUNGE GLOBAL SA
ROUTE DE FLORISSANT 13
1206 GENEVA, SWITZERLAND

CORPORATE HEADQUARTERS:
BUNGE GLOBAL SA
1391 TIMBERLAKE MANOR PARKWAY
ST. LOUIS, MISSOURI 63017, USA

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 p.m., Central Daylight Time, on May 18, 2026 (5:59 a.m., Central European Summer Time, on May 19, 2026). For shares held in a Plan, submit your voting instructions no later than 10:59 p.m., Central Daylight Time, on May 16, 2026 (5:59 a.m., Central European Summer Time, on May 17, 2026).

Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BG2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m., Central Daylight Time, on May 18, 2026 (5:59 a.m., Central European Summer Time, on May 19, 2026) for shares held directly and by 10:59 p.m., Central Daylight Time, on May 16, 2026 (5:59 a.m., Central European Summer Time, on May 17, 2026) for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION
To vote and/or attend the meeting, go to the "Attend a Meeting" link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V86007-Z91956-P45115-Z91957-P45116

BUNGE GLOBAL SA

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The following material(s) is/are available at www.proxyvote.com. Notice and Proxy Statement and Annual Report

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 1 THROUGH 12:

		For	Against	Abstain
1.	Approval of the Swiss Statutory Consolidated Financial Statements and Swiss Standalone Statutory Financial Statements of Bunge Global SA for the year ended December 31, 2025;	☐	☐	☐
2.	Approval of the Appropriation of Earnings for Fiscal Year 2025;	☐	☐	☐
3.	Approval of a Cash Dividend in the Aggregate Amount of U.S. $2.88 Per Outstanding Share Out of Bunge Global SA's Reserve from Capital Contributions in Four Equal Installments;	☐	☐	☐
4.	Discharge of the Members of the Board and of the Executive Management Team from Liability for the Activities During Fiscal Year 2025;	☐	☐	☐
5.	Election of Directors:			
5a.	Eliane Aleixo Lustosa de Andrade	☐	☐	☐
5b.	Carol Browner	☐	☐	☐
5c.	Gregory Heckman	☐	☐	☐
5d.	Adrian Isman	☐	☐	☐
5e.	Anne Jensen	☐	☐	☐
5f.	Linda Jojo	☐	☐	☐
5g.	Christopher Mahoney	☐	☐	☐
5h.	Monica McGurk	☐	☐	☐
5i.	Kenneth Simril	☐	☐	☐
5j.	Markus Walt	☐	☐	☐
5k.	Henry "Jay" Winship	☐	☐	☐
5l.	Mark Zenuk	☐	☐	☐

		For	Against	Abstain
6.	Reelection of the Chair of the Board:			
6a.	Mark Zenuk	☐	☐	☐
7.	Reelection of Four Members of the Human Resources and Compensation Committee:			
7a.	Monica McGurk	☐	☐	☐
7b.	Kenneth Simril	☐	☐	☐
7c.	Markus Walt	☐	☐	☐
7d.	Henry "Jay" Winship	☐	☐	☐
8.	Advisory Vote to Approve Named Executive Officer Compensation Under U.S. Securities Law Requirements;	☐	☐	☐
9.	Approval of the Compensation of the Board and Executive Management Team under Swiss Law; Advisory Vote on the Swiss Compensation Report:			
9a.	Approval of the Maximum Aggregate Compensation of the Board for the Period between the 2026 Annual General Meeting and the 2027 Annual General Meeting	☐	☐	☐
9b.	Approval of the Maximum Aggregate Compensation of the Executive Management Team for the Fiscal Year 2027	☐	☐	☐
9c.	Advisory Vote on the Swiss Compensation Report	☐	☐	☐
10.	Advisory Vote on the Swiss Statutory Non-Financial Matter Report;	☐	☐	☐
11.	Election of the Swiss Statutory Independent Voting Representative; and,	☐	☐	☐
12.	Appointment of Independent Auditor for U.S. Securities Law Requirements and Reelection of Statutory Auditor for Swiss Law Requirements.	☐	☐	☐

	As Recommended by the Board of Directors	Against	Abstain
If any modifications to agenda items or proposals identified in the invitation to the Virtual Annual General Meeting or other matters on which voting is permissible under Swiss law are properly presented at the Virtual Annual General Meeting for consideration, you hereby instruct the Independent Voting Representative, in the absence of other specific instructions, to vote your shares in accordance with the recommendations of the Board of Directors.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature [PLEASE SIGN WITHIN BOX] Date

IF YOU WISH TO VOTE BY MAIL, FOLD ALONG PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT, PLEASE VOTE THE SHARES AS SOON AS POSSIBLE V86008-Z91956-P45115-Z91957-P45116

BUNGE GLOBAL SA
Virtual Annual General Meeting of Shareholders
May 20, 2026 8:30 AM CDT (3:30 PM CEST)
This proxy is solicited on behalf of the Board of Directors of BUNGE GLOBAL SA

The undersigned shareholder of Bunge Global SA, a company incorporated under the laws of Switzerland, hereby appoints the statutory Independent Voting Representative, the law firm of Wuersch & Gering LLP, as proxy to represent the undersigned and vote all shares of Bunge Global SA the undersigned is entitled to vote in all matters properly coming before the Virtual Annual General Meeting in accordance with the undersigned's voting instructions on this Proxy Card.

This proxy, when properly executed, will be voted as you instructed. To the extent you do not give specific instructions, you instruct the Independent Voting Representative to vote your shares for all proposals in accordance with the recommendations of the Board of Directors.

This appointment and proxy revokes any and all prior appointments and proxies granted in connection with the 2026 Virtual Annual General Meeting and expires at the end of the 2026 Virtual Annual General Meeting, unless previously revoked in writing.

Continued and to be signed on reverse side